Exhibit 10.83

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Copy

Commercialization and License Agreement

Between

Torii Pharmaceutical Co., Ltd.

and

BioCryst Pharmaceuticals, Inc.

Dated November 5, 2019

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		1

Article 2 LICENSES		19

2.1	License Grants to Torii	19

2.2	Sublicensing and Subcontractors	19

2.3	License Grants to BioCryst	21

2.4	Reciprocal Sublicensing	21

2.5	Retained Rights	22

2.6	Exclusivity Covenant	22

2.7	Right of First Negotiation	22

Article 3 REGULATORY		25

3.1	Regulatory Responsibilities	25

3.2	Regulatory Diligence Activities	27

3.3	Filings and Correspondence	27

3.4	Transfer of Regulatory Materials	28

3.5	Right of Reference	29

3.6	Adverse Events Reporting	29

3.7	Regulatory Audits	30

3.8	Notice of Other Actions	31

Article 4 DEVELOPMENT PROGRAM		31

4.1	Development	31

Article 5 MANUFACTURING		32

5.1	Supply by BioCryst	32

5.2	Product Tracking in the Territory	33

5.3	Shortages	33

5.4	Accreditation	33

5.5	Audits of Manufacturing Facilities	33

5.6	Supply Failure	34

Article 6 COMMERCIALIZATION		35

6.1	Commercialization Responsibilities.	35

6.2	Commercialization Diligence	35

6.3	Commercialization Plans	35

6.4	Coordination of Commercialization Activities	36

6.5	Pricing	36

-i-

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.6	Diversion	36

6.7	Extraordinary Circumstances.	37

6.8	Advertising and Promotional Materials.	37

6.9	Product Trademarks	37

Article 7 GOVERNANCE		39

7.1	Alliance Managers	39

7.2	Joint Steering Committee	39

7.3	Non-Member Attendance	41

7.4	Decision-Making	41

7.5	Resolution of JSC Disputes	42

7.6	No Harmful Actions	44

Article 8 PAYMENTS		44

8.1	Upfront Payment	44

8.2	Milestone Payments	44

8.3	Transfer Price Payments to BioCryst	45

8.4	Payments to Third Parties	48

8.5	Other Amounts Payable	48

8.6	No Refunds	48

8.7	Accounting Standards	48

8.8	Currency; Exchange Rate	48

8.9	Blocked Payments	48

8.10	Late Payments	48

8.11	Financial Records and Audits	48

8.12	Taxes.	49

Article 9 CONFIDENTIALITY; PUBLICATION		50

9.1	Duty of Confidence	50

9.2	Confidential Information	51

9.3	Exemptions	51

9.4	Authorized Disclosures	52

9.5	Tax Treatment	53

9.6	Publications	53

9.7	Publicity; Use of Names	54

9.8	Attorney-Client Privilege	55

Article 10 REPRESENTATIONS, WARRANTIES, AND COVENANTS		55

10.1	Representations and Warranties of Each Party	55

10.2	Representations and Warranties of BioCryst	56

-ii-

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.3	Representations and Warranties of Torii	58

10.4	Covenant Not to Sue	58

10.5	Covenants of BioCryst	58

10.6	Covenants of Each Party	59

10.7	NO OTHER WARRANTIES	60

10.8	Compliance with Laws	60

Article 11 INDEMNIFICATION		60

11.1	By Torii	60

11.2	By BioCryst	61

11.3	Indemnification Procedure	61

11.4	Insurance	62

Article 12 INTELLECTUAL PROPERTY		62

12.1	Inventions	62

12.2	CREATE Act	63

12.3	Senyo Jisshiken.	63

12.4	Third Party In-Licenses	63

12.5	Know-How Transfer	65

12.6	Patent Prosecution	66

12.7	Patent Enforcement	68

12.8	Infringement of Third Party Rights	69

12.9	Patent Listings	70

12.10	Patent Term Extensions	70

12.11	Patent Marking	70

Article 13 TERM AND TERMINATION		70

13.1	Term	70

13.2	Termination	70

13.3	Effect of Expiration	74

13.4	Effect of Termination.	74

13.5	Survival	78

13.6	Termination Not Sole Remedy	78

Article 14 DISPUTE RESOLUTION		78

14.1	General	78

14.2	Negotiation; Escalation	78

14.3	Arbitration	79

14.4	Injunctive Relief	79

14.5	Confidentiality	79

-iii-

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

14.6	Tolling	79

Article 15 MISCELLANEOUS		79

15.1	Operation Adjustments for 1st Year	79

15.2	Assignment	79

15.3	LIMITATION OF LIABILITY	80

15.4	Section 365(n) of the Bankruptcy Code	80

15.5	Severability	80

15.6	Notices	80

15.7	Governing Law	81

15.8	Force Majeure	81

15.9	Entire Agreement; Amendments	81

15.10	Headings	82

15.11	Independent Contractors	82

15.12	Performance by Affiliates	82

15.13	Waiver	82

15.14	Waiver of Rule of Construction	82

15.15	Cumulative Remedies	82

15.16	Business Day Requirements	82

15.17	Further Actions	82

15.18	Construction	83

15.19	Language; Translations	83

15.20	Counterparts	83

Schedules

Schedule 1.31	BioCryst Patent Rights
Schedule 1.47	Compound
Schedule 1.103	BioCryst Knowledge Individuals and Torii Knowledge Individuals
Schedule 9.7.1	Press Release
Schedule 10.2.8	List of Encumbrances on BioCryst Technology
Schedule 10.3.6	List of Torii’s Employees

-iv-

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Commercialization and License AGREEMENT

This Commercialization and License Agreement (this “Agreement”) is made as of November 5, 2019 (the “Effective Date”) by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst”), having a place of business at 4505 Emperor Boulevard, Suite 200, Durham, NC 27703, USA, and Torii Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan (“Torii”), having a place of business at 4-1 Nihonbashi-Honcho 3-chome, Chuo-ku, Tokyo, Japan. BioCryst and Torii are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, BioCryst is a biopharmaceutical company engaged in the Development, Manufacture, and Commercialization of medicines for treatment of rare diseases, including a proprietary compound internally designated as BCX7353;

WHEREAS, BioCryst Controls certain Know-How and Patent Rights relating to BCX7353;

WHEREAS, BioCryst has conducted the Development of BCX7353 on a global basis and is in the process of seeking Regulatory Approval for the Licensed Product in the Field in the Territory;

WHEREAS, Torii is a pharmaceutical company engaged in the Development and Commercialization of pharmaceutical products in the Territory;

WHEREAS, BioCryst is seeking a partner to Commercialize the Licensed Product in the Field in the Territory and Torii desires to acquire rights to Commercialize the Licensed Product in the Field in the Territory, in each case, upon the terms and conditions set forth herein; and

WHEREAS, BioCryst desires to grant to Torii, and Torii desires to receive from BioCryst, an exclusive right and license under the BioCryst Technology to Commercialize the Licensed Product in the Field in the Territory, in each case, upon the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below, whether used in the singular or plural:

1.1	“Accounting Standards” means GAAP or IFRS (as applicable to a Party).

1.2	“Active Ingredient” means clinically active material that provides pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, or controlled release technologies).

1.3	“Additional Development” means the performance of any Additional Essential Element Expansion Development, Additional Label Expansion Development, or Additional First Approval Development.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.4	“Additional Development Costs” means all Additional Essential Element Expansion Costs, Additional Label Expansion Costs, and Additional First Approval Costs.

1.5	“Additional Essential Element Expansion Costs” means all internal costs (at the FTE Rate) and external expenses reasonably incurred by or on behalf of BioCryst in the performance of any Additional Essential Element Expansion Development.

1.6	“Additional Essential Element Expansion Development” means the performance of any Clinical Trials, other than the Current Phase III Protocols, or other Development (including non-clinical studies) that are performed after receiving the first Regulatory Approval for the Licensed Product in HAE-P in the Territory for the purpose of extending the scope of such first Regulatory Approval to include all Essential Approval Elements in case that the first Regulatory Approval fails to cover any Essential Approval Elements.

1.7	“Additional First Approval Costs” means all internal costs (at the FTE Rate) and external expenses reasonably incurred by or on behalf of BioCryst in the performance of any Additional First Approval Development.

1.8	“Additional First Approval Development” means the performance of any Clinical Trials, other than the Current Phase III Protocols, or other Development (including non-clinical studies) that are required by the PMDA or the MHLW to receive the first Regulatory Approval for the Licensed Product in HAE-P in the Territory.

1.9	“Additional Label Expansion Costs” means all internal costs (at the FTE Rate) and external expenses reasonably incurred by or on behalf of BioCryst in the performance of any Additional Label Expansion Development.

1.10	“Additional Label Expansion Development” means the performance of any Clinical Trials, other than the Current Phase III Protocols, or other Development (including non-clinical studies) that are performed after receiving the first Regulatory Approval for the Licensed Product in HAE-P in the Territory for the purpose of extending the scope of such first Regulatory Approval to the extent within the scope proposed in the first MAA filed with the applicable Regulatory Authorities for the Licensed Product in the Field in the Territory, but expressly excluding any Development in furtherance of extending the first Regulatory Approval to include any Essential Approval Elements.

1.11	“Adjusted NHI Price” means the price for the Licensed Product in the Field in the Territory, per patient per day calculated on the basis of: (a) the standard daily dosage per patient; and (b) the most commonly used dosage unit (and dosage form), the price of which (for the dosage unit) is established by the National Health Insurance system in the Territory, exclusive of any consumption tax.

1.12	“Affiliates” of a Person means any other Person that (directly or indirectly) is controlled by, controls, or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, will mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” will be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least 50% of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity. For all purposes of this Agreement, BioCryst or its Affiliates will not be an Affiliate of Torii or any of Torii’s Affiliates, and Torii or its Affiliates will not be an Affiliate of BioCryst or any of BioCryst’s Affiliates.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.13	“Agreement” has the meaning set forth in the Preamble.

1.14	“Alliance Manager” has the meaning set forth in Section 7.1 (Alliance Managers).

1.15	“Alternative Products License Exercise Notice” has the meaning set forth in Section 2.7.2 (Alternative Products ROFN).

1.16	“Alternative Products License Negotiation Period” has the meaning set forth in Section 2.7.2 (Alternative Products ROFN).

1.17	“Anti-Corruption Laws” means any local and other anti-corruption laws, including the provisions of the United States Foreign Corrupt Practices Act, as amended.

1.18	“Applicable Law” means collectively all laws, statutes, rules, regulations, ordinances, decrees, judicial and administrative orders, judgments, notices, and guidelines (and any license, franchise, permit, or similar right granted under any of the foregoing), and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party or the activities contemplated herein, including all Anti-Corruption Laws.

1.19	“Approved Labeling” means, with respect to a Licensed Product: (a) the Regulatory Authority-approved full prescribing information for such Licensed Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Licensed Product.

1.20	“Arbitration Draft” has the meaning set forth in Section 2.7.4(a) (Arbitration Drafts).

1.21	“Assigned Regulatory Materials” has the meaning set forth in Section 3.4.1 (Regulatory Transfer).

1.22	“BioCryst” has the meaning set forth in the Preamble.

1.23	“BioCryst Identified Rights” has the meaning set forth in Section 12.4.1 (BioCryst Identified Rights).

1.24	“BioCryst Inability to Supply” means Torii’s reasonable belief that BioCryst will be unable to deliver to Torii or its designee sufficient supply of Licensed Product to meet market demand for the Licensed Product in the Field in the Territory (i.e., such that some patients in the Field in the Territory are unable to obtain the Licensed Product) despite (a) Torii’s delivery of timely conforming purchase orders to BioCryst in accordance with the Supply Agreement in sufficient quantities to meet such demand, (b) Torii’s maintenance of commercially reasonable levels of safety stock of the Licensed Product, and (c) the CMOs’ having sufficient manufacturing capacity to meet the worldwide market demand for Licensed Products and making timely deliveries of Licensed Product properly ordered by BioCryst in accordance with its agreements with its CMOs.

1.25	“BioCryst Indemnitee(s)” has the meaning set forth in Section 11.1 (Indemnification; By Torii).

1.26	“BioCryst In-Licensed Rights” has the meaning set forth in Section 12.4.3 (Third Party IP Agreements).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.27	“BioCryst Know-How” means all Know-How (excluding BioCryst’s interest in Joint Know-How) that is (a) Controlled by BioCryst or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful to perform the Torii Activities with respect to the Licensed Product in the Field in the Territory.

1.28	“BioCryst Manufacturing Know-How” means all Know-How that is (a) Controlled by BioCryst or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful to Manufacture the Licensed Product for Commercialization purposes in the Field in the Territory.

1.29	“BioCryst Manufacturing Patent Rights” means all Patent Rights that are (a) Controlled by BioCryst or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to Manufacture the Licensed Product for Commercialization purposes in the Field in the Territory.

1.30	“BioCryst Manufacturing Technology” means the BioCryst Manufacturing Know-How and BioCryst Manufacturing Patent Rights.

1.31	“BioCryst Patent Rights” means all Patent Rights (excluding BioCryst’s interest in Joint Patent Rights) that are (a) Controlled by BioCryst or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to perform the Torii Activities with respect to the Licensed Product in the Field in the Territory. Schedule 1.31 (BioCryst Patent Rights) sets forth the BioCryst Patent Rights that are owned or exclusively licensed by BioCryst in the Territory and that exist as of the Effective Date.

1.32	“BioCryst Technology” means BioCryst Know-How, BioCryst Patent Rights, and BioCryst’s interest in the Joint Technology.

1.33	“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in Durham, North Carolina (USA) or Tokyo, Japan are authorized or required by Applicable Law to remain closed.

1.34	“Buyers” has the meaning set forth in Section 1.113 (Net Sales).

1.35	“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

1.36	“Calendar Year” means each 12-month period commencing on January 1.

1.37	“cGMP” means all applicable then-current laws and guidelines applicable to the Manufacture of the Licensed Product, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, (d) those standards required by the MHLW, and (e) the equivalent Applicable Law in any relevant country or region, each as may be amended and applicable from time to time.

1.38	“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction, owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.39	“Clinical Trial” means any clinical trial in humans that is conducted in accordance with GCP and is designed to generate data in support or maintenance of a CTA or MAA, or other similar marketing application, whether prior to or after receipt of Regulatory Approval for a pharmaceutical or biologic product.

1.40	“CMO” means a contract manufacturing organization.

1.41	“Commercialization” means any and all activities directed to the marketing, promotion, distribution, pricing, importing, reimbursement, offering for sale, and sale of a pharmaceutical product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical product regarding the foregoing, including seeking any required Reimbursement Approval (except for activities related to Reimbursement Approval in the Field in the Territory before the Regulatory Responsibility Transfer Date) and all post-marketing surveillance, but excluding activities directed to Manufacturing, Development, or Post-Marketing Activities. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.42	“Commercialization Plan” has the meaning set forth in Section 6.3 (Commercialization Plans).

1.43	“Commercially Reasonable Efforts” means, [***].

1.44	“Competitive Product” means (a) during the period commencing on the Effective Date and continuing until the end of the [***] Launch Year of the first Licensed Product in the Field in the Territory, any pharmaceutical or biologic product for HAE-A or HAE-P in the Territory, other than a Complementary Product, and (b) following the [***] Launch Year of the first Licensed Product in the Field in the Territory, any pharmaceutical product containing a selective kallikrein inhibitor in the Field in the Territory.

1.45	“Competitive Product Launch Year” has the meaning set forth in Section 7.5.2 (Final Decision-Making Authority).

1.46	“Complementary Product” means a pharmaceutical or biologic product for HAE-A or HAE-P that (a) does not contain a selective kallikrein inhibitor and (b) would not be reasonably expected to be prescribed in lieu of the Licensed Product in the Field in the Territory or otherwise decrease the Net Sales or market share of the Licensed Product in the Field in the Territory.

1.47	“Compound” means BioCryst’s proprietary compound designated as BCX7353, [***].

1.48	“Confidential Information” means, subject to Section 9.3 (Exemptions), (a) Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed by one Party or its Controlled Affiliates or JT (with respect to Torii) or Affiliates (with respect to BioCryst) to the other Party or its Controlled Affiliates or JT (with respect to Torii) or Affiliates (with respect to BioCryst) pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Nondisclosure Agreement), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.49	“Control” or “Controlled” means (a) the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (i) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, right of reference, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((i) and (ii)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Controlled Affiliates (with respect to Torii) or Affiliates (with respect to BioCryst) would first be required hereunder to grant the other Party such access, right of reference, right to use, licenses, or sublicense and without being required to make any payment to any Third Party other than payment obligations related to BioCryst In-Licensed Rights in accordance with Section 12.4.3 (Third Party IP Agreements) and (b) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license, or otherwise, other than pursuant to the licenses granted under this Agreement) to grant an exclusive license or sublicense of Patent Rights that Cover such product or proprietary Know-How that is used in connection with the Exploitation of such product. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Patent Right, Know-How, or product that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change of Control unless (A) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Patent Right, Know-How, or product, or (B) the Know-How, Patent Rights, or product owned or in-licensed by the applicable Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates determines to use or uses any such Patent Rights, Know-How, or product in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((A) and (B)), such Patent Rights, Know-How, or product will be “Controlled” by such Party for purposes of this Agreement.

1.50	“Controlled Affiliate” means, with respect to Torii, any other Person that (directly or indirectly) is controlled by Torii. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by”) as used with respect to a Person, will mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” will be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.51	“Controlling Party” has the meaning set forth in Section 12.7.1 (Notice).

1.52	“Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right.

1.53	“CPI” means with respect to BioCryst, the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), in the United States, and with respect to Torii, the Consumer Price Index published by the Statistics Bureau, Ministry of Internal Affairs and Communications of Japan.

1.54	“CREATE Act” has the meaning set forth in Section 12.2 (CREATE Act).

1.55	“CTA” means: (a) with respect to Japan, a common technical document filed with the MHLW as required by Applicable Law to conduct a Clinical Trial in Japan; (b) with respect to the U.S., an Investigational New Drug application required pursuant to 21 C.F.R. Part 312; (c) any foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions, as applicable; and (d) all supplements and amendments that may be filed with respect to the foregoing.

1.56	“Current Phase III Protocols” means the protocol as of the Effective Date or as may be amended by BioCryst during the Term for the Phase III Clinical Trials for which BioCryst is the sponsor for the Licensed Product in the Field registered at www.clinicaltrials.gov as (a) “Efficacy and Safety Study of BCX7353 as an Oral Treatment for the Prevention of Attacks in HAE (APeX-2)” and (b) “Study to Evaluate the Efficacy and Safety of BCX7353 as an Oral Treatment for the Prevention of HAE Attacks in Japan (APeX-J).”

1.57	“Debarred/Excluded” means any Person becoming debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FD&C Act, excluded, or having previously been excluded, from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject to OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Governmental Authority in the Territory.

1.58	“Default” has the meaning set forth in Section 13.2.2 (Termination for Cause).

1.59	“Default Notification” has the meaning set forth in Section 13.2.2 (Termination for Cause).

1.60	“Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials or to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing, Post-Marketing Activities, or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion) other than Post-Marketing Activities, including Clinical Trials initiated following the receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of receipt of such Regulatory Approval with respect to an approved formulation or indication. “Develop,” “Developing,” and “Developed” will be construed accordingly.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.61	“Disclosing Party” has the meaning set forth in Section 9.1.1 (Duty of Confidence).

1.62	“Dispute” has the meaning set forth in Section 14.1 (Dispute Resolution; General).

1.63	“Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.64	“Effective Date” has the meaning set forth in the Preamble.

1.65	“Essential Approval Elements” means the following elements to be included in the scope of the Regulatory Approval for the Licensed Product in HAE-P in the Territory: [***].

1.66	“Examined Party” has the meaning set forth in Section 8.11 (Financial Records and Audits).

1.67	“Executive Officers” has the meaning set forth in Section 7.4.2 (Decisions of the JSC).

1.68	“Exploit” means to make, have made, use, offer to sell, sell, Develop, Manufacture, Commercialize, or otherwise exploit. “Exploitation” will be construed accordingly.

1.69	“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.70	“FDA” means the United States Food and Drug Administration or any successor entity thereto having essentially the same function.

1.71	“Field” means HAE-P, and, solely if agreed in writing by each Party in accordance with Section 2.7.1 (Field Expansion ROFN), HAE-A.

1.72	“Field Expansion Exercise Notice” has the meaning set forth in Section 2.7.1 (Field Expansion ROFN).

1.73	“Field Expansion Negotiation Period” has the meaning set forth in Section 2.7.1 (Field Expansion ROFN).

1.74	“Field Expansion Notice” has the meaning set forth in Section 2.7.1 (Field Expansion ROFN).

1.75	“First Commercial Sale” means, with respect to a Licensed Product or Generic Product (as applicable) in any country, the first sale of such Licensed Product or Generic Product (as applicable) to a Third Party for distribution, use, or consumption in such country after receipt of Regulatory Approvals for such Licensed Product in such country. First Commercial Sale excludes any sale or other distribution of a Licensed Product for use in a Clinical Trial or other Development activity.

1.76	“First Failed Year” has the meaning set forth in Section 13.2.3 (Failure to Achieve Performance Targets).

1.77	“FTE” means [***].

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.78	“FTE Rate” means the amount for an FTE per Calendar Year, which will be discussed in good faith and determined by the JSC prior to commencing any relevant activities hereunder that require reimbursement at the FTE Rate, after which agreement by the JSC the FTE Rate will be subject to an annual adjustment by the percentage increase or decrease in the applicable CPI.

1.79	“GAAP” means the generally accepted accounting principles in the United States or Japan, consistently applied.

1.80	“GCP” means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2013) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Law in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.81	“Generic Launch Quarter” means, with respect to a Generic Product in the Territory, the Calendar Quarter in which the First Commercial Sale of the applicable Generic Product occurs in the Territory.

1.82	“Generic Product” means, with respect to a particular Licensed Product in the Territory, a product that (a) contains the same Active Ingredient as the applicable Licensed Product in the same route of administration (e.g., oral, injectable, or intranasal) as the applicable Licensed Product, (b) relies on or receives Regulatory Approval through the use of data included in the Regulatory Submissions for such Licensed Product and is categorized by the applicable Regulatory Authority in such country to be therapeutically equivalent to, or interchangeable with, such Licensed Product, such that the pharmaceutical product may be substituted for such Licensed Product at the point of dispensing, (c) has received all necessary Regulatory Approvals and Reimbursement Approvals from such Regulatory Authorities in the Territory to market and sell such product as a pharmaceutical product for any of the Indications included in the Approved Labeling for such Licensed Product, and (d) is sold or marketed for sale in the Territory by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee, Subcontractor, or Third Party Distributor of Torii or any of its Affiliates, Sublicensees, or Subcontractors with respect to such Licensed Product.

1.83	“Global Brand Elements” has the meaning set forth in Section 6.9.1 (Global Brand Elements).

1.84	“Global Brand Strategy” has the meaning set forth in Section 6.3.3 (After the Sixth Launch Year).

1.85	“GLP” means all applicable good laboratory practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Law in the region in the Territory, each as may be amended and applicable from time to time.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.86	“Governmental Authority” means any federal, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, regulatory body, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division of any of the foregoing, or any governmental arbitrator or arbitral body). Governmental Authorities include all Regulatory Authorities.

1.87	“HAE” means hereditary angioedema.

1.88	“HAE-A” means the treatment of acute HAE attacks.

1.89	“HAE-P” means the prevention or prophylaxis of HAE attacks.

1.90	“ICC Rules” has the meaning set forth in Section 14.3 (Arbitration).

1.91	“IFRS” means International Financial Reporting Standards, consistently applied.

1.92	“Indemnified Party” has the meaning set forth in Section 11.3 (Indemnification Procedure).

1.93	“Indemnifying Party” has the meaning set forth in Section 11.3 (Indemnification Procedure).

1.94	“Indication” means a separate and distinct disease, disorder, or medical condition that a Licensed Product is intended to treat, prevent, cure, or ameliorate in the indication section of the Approved Labeling for such Licensed Product, or that is the subject of a Clinical Trial and where it is intended that the data and results of such Clinical Trial (if successful) will be used to support a Regulatory Submission and Regulatory Approval that is intended to result in distinct labeling in the indication section of the Approved Labeling relevant to usage of such Licensed Product in such disease, disorder, or medical condition that is separate and distinct from another disease, disorder, or medical condition; provided that for purposes of this Agreement HAE-P and HAE-A are two separate Indications.

1.95	“Invention” means any new and useful process, manufacture, or composition of matter, know-how, or other invention that is conceived and first reduced to practice, constructively or actually, by either Party or jointly by the Parties in connection with the performance of activities under this Agreement.

1.96	“Investigator Initiated Clinical Development” means a clinical trial in humans that is conducted in accordance with GCP for a Licensed Product inside the Field in the Territory that is sponsored and conducted by a physician, physician group, or other Third Party not acting on behalf of a Party or its Affiliate and who does not have a license from a Party or its Affiliate to Commercialize such Licensed Product, and with respect to which a Party or its Affiliate provides supplies of the Licensed Product, funding, or other support for such clinical trial.

1.97	“Joint Know-How” means any Know-How, developed or invented during the Term in the performance of activities under this Agreement jointly by a Party or such Party’s or its Controlled Affiliates’ (with respect to Torii) or Affiliates’ (with respect to BioCryst), licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to such Party or any Controlled Affiliates of Torii, or Affiliate of BioCryst (as applicable), on the one hand, and the other Party or such Party’s or its Controlled Affiliates’ (with respect to Torii) or Affiliates’ (with respect to BioCryst), licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to such Party or any Controlled Affiliate of Torii, or Affiliate of BioCryst (as applicable), on the other hand.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.98	“Joint Patent Rights” means any Patent Right that (a) has a priority date after the Effective Date and (b) Covers any Invention included in the Joint Know-How.

1.99	“Joint Technology” means the Joint Know-How and the Joint Patent Rights.

1.100	“JSC” has the meaning set forth in Section 7.2.1 (Formation and Purpose of JSC).

1.101	“JT” means Japan Tobacco Inc.

1.102	“Know-How” means any proprietary information and materials, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, Inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets (in each case, patentable, copyrightable or otherwise).

1.103	“Knowledge” means with respect to BioCryst, the actual knowledge of the BioCryst individuals in the roles set forth on Schedule 1.103, and with respect to Torii, the actual knowledge of the Torii individuals in the roles set forth on Schedule 1.103, in each case, as of the Effective Date.

1.104	“Launch Year” means each full period of twelve (12) successive month commencing on the first day of the next calendar month after the date of the First Commercial Sale of the Licensed Product in the Field in the Territory.

1.105	“Licensed Product” means any pharmaceutical or biologic product containing the Compound (whether alone as the sole Active Ingredient or as a combination with one or more other Active Ingredients), (a) in the strengths, presentations, formulations, and modes of administration in existence as of the Effective Date, and (b) in any other strength, presentation, formulations, and modes of administration developed by or on behalf of BioCryst during the Term.

1.106	“Loss of Market Exclusivity” means a condition where, with respect to a particular Licensed Product in the Territory in the Field: (a) one or more Generic Products are being marketed or sold by a Third Party; and (b) [***].

1.107	“Losses” means damages, debts, obligations, and other liabilities, losses, claims, taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, or expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants, and other experts, and other expenses of litigation).

1.108	“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, shipping, storage, or freight of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, and product characterization, but excluding activities directed to Development, or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.109	“Marketing Authorization Application” or “MAA” means any new drug application, biologics license application, or other marketing authorization application (including a partial change approval application), in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto), including any new drug application filed with the PMDA and approved by the MHLW.

1.110	“MHLW” means the Ministry of Health, Labour, and Welfare, otherwise referred to as “Koseirodo-Sho,” or any successor entity thereto having essentially the same function.

1.111	“Milestone Events” has the meaning set forth in Section 8.2.1 (Milestone Events and Payments).

1.112	“Milestone Payment” has the meaning set forth in Section 8.2.1 (Milestone Events and Payments).

1.113	“Net Sales” means with respect to a Licensed Product, the gross amount invoiced or received by or for the benefit of Torii and its Affiliates and Sublicensees (each of the foregoing, a “Seller”) to a Third Party (including Third Party Distributors) (“Buyers”) in bona fide arm’s length transactions with respect to such Licensed Product, less the following deductions, in each case, to the extent actually allowed and taken by such Buyers and not otherwise recovered by or reimbursed to Seller in connection with such Licensed Product:

(a)	transportation and insurance costs incurred in transporting such Licensed Product to customers, to the extent actually incurred and itemized;

(b)	sales, excise taxes, tariffs, and duties paid by the Seller and any other governmental charges or taxes imposed specifically upon the sale, transportation, delivery, use, exportation, or importation of such Licensed Product and actually paid;

(c)	usual and customary discounts actually allowed and taken (including trade, cash, and quantity discounts) in connection with the sale of such Licensed Product that are not otherwise attributable to other products of Torii or its Affiliates;

(d)	sales returns, allowances or credits to such Buyer actually given or amounts actually repaid by Seller and not in excess of the selling price of such Licensed Product on account of rejection, outdating, recalls, price adjustments, or billing errors of such Licensed Product;

(e)	amounts written off by reason of uncollectible debt if and when actually written off or allowed in accordance with Seller’s accounting policies, as consistently applied, after commercially reasonable debt collection efforts have been exhausted not to exceed [***] of Net Sales in the aggregate in any period; provided that such amounts will be added back to Net Sales if and when collected;

(f)	discounts actually paid under government-legislated or Seller-sponsored discount prescription drug programs or other similar coupon or voucher programs; and

(g)	rebates, reimbursements, fees, clawbacks, discounts, charge-backs, or similar payments paid or credited to Third Party Distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, Third Party payor, administrator, or contractee, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, hospitals, or other institutions or health care organizations, to the extent such payments are not attributable to other products of Torii or its Affiliates or Sublicensees or other services of Torii or its Affiliates or Sublicensees that are unrelated to the sales and distribution of the Licensed Product.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

If Seller receives non-cash consideration for a Licensed Product sold to a Buyer during the Term, then the Net Sales amount for such Licensed Product will be calculated based on the average arms-length cash selling price for such Licensed Product over the immediately prior four Calendar Quarters in the relevant countries or regions.

No deduction will be made for any item of cost incurred by any Seller in Developing or Commercializing Licensed Product except as permitted pursuant to clauses (a) to (g) of the foregoing sentence; provided that Licensed Product transferred to Buyers in reasonable quantities in connection with Clinical Trials, establishing assays for acceptance test, expanded access programs, compassionate sales or use programs (including named patient programs or single patient programs), indigent programs, or promotional use in reasonable quantities (including samples), in each case, will give rise to Net Sales only to the extent that Seller invoices or receives amounts therefor. If a single item falls into more than one of the categories set forth in clauses (a)-(g) above, then such item may not be deducted more than once.

All deductions in clauses (a) through (g) above will be fairly and equitably allocated between such Licensed Product and other products of Torii and its Affiliates and Sublicensees such that such Licensed Product does not bear a disproportionate portion of such deductions. Calculations of Net Sales will be consistently applied across all products of Seller and will be consistent between periods.

Such amounts will be determined from the books and records of the applicable Seller, and will be calculated in accordance with applicable Accounting Standards.

Transfers or sales between Torii and its Affiliates and Sublicensees will be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user.

If the Parties agree to Develop and Commercialize a Licensed Product that includes any Know-How or Patent Rights Controlled by Torii or any of its Affiliates, then, prior to commencing any such Development or Commercialization of such Licensed Product, the Parties will discuss in good faith the financial and other terms upon which such Licensed Product would be Developed, Manufactured, and Commercialized, including appropriate cross licenses and an appropriate allocation of Net Sales.

1.114	“Nondisclosure Agreement” means that certain Nondisclosure Agreement dated [***] by and between BioCryst and JT.

1.115	“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.

1.116	“Open Accounts” has the meaning set forth in Section 6.3.1 (First and Second Launch Years).

1.117	“Party” or “Parties” has the meaning set forth in the Preamble.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.118	“Patent Challenge” has the meaning set forth in Section 13.2.4 (Termination for Patent Challenge).

1.119	“Patent Prosecution” means activities directed to (a) preparing, filing, and prosecuting applications (of all types) for any Patent Right, (b) maintaining any Patent Right, and (c) deciding whether to abandon or maintain any Patent Right.

1.120	“Patent Rights” means (a) all patents and patent applications in any country or region, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, and (d) any and all substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.121	“Paying Party” has the meaning set forth in Section 8.12.2 (Tax Cooperation).

1.122	“Performance Target Payment” has the meaning set forth in Section 13.2.3 (Failure to Achieve Performance Targets).

1.123	“Performance Target Period” has the meaning set forth in Section 13.2.3 (Failure to Achieve Performance Targets).

1.124	“Performance Targets” has the meaning set forth in Section 6.3.2 (Third Through Sixth Launch Years).

1.125	“Permitted Torii CMOs” has the meaning set forth in Section 2.2.2 (Right to Subcontract).

1.126	“Person” means any corporation, limited or general partnership, limited liability company, joint venture, joint stock company, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

1.127	“Phase III Clinical Trial” means a clinical trial in humans of a pharmaceutical or biologic product performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.128	“PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan or any successor thereto that conducts scientific reviews of marketing authorization applications for pharmaceuticals and monitoring of their post-marketing safety in Japan.

1.129	“Post-Marketing Activities” means post marketing surveillance, post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in the Field in the Territory.

1.130	“Post-Marketing Budget” has the meaning set forth in Section 3.1.2 (Post-Marketing Activities).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.131	“Product Infringement” has the meaning set forth in Section 12.7.1 (Patent Enforcement; Notice).

1.132	“Product Marks” has the meaning set forth in Section 6.9.2 (Product Marks in the Field in the Territory).

1.133	“Promotional Materials” means all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, leave behind items, formulary binders, reprints, direct mail, direct-to consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (for example, scratch pads, pens and other like items), in each case, created by a Party or on its behalf and used or intended for use in connection with any promotion of a Licensed Product in the Field in the Territory.

1.134	“Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations, or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; provided, however, that for the purposes of subclause (b), without regard to how the applicable enterprise is owned or controlled by a government, any person who will be deemed as a public official and subject to the same or similar criminal penalties as are applicable to Public Officials under the clause (a) under Applicable Law will be deemed Public Officials, including any officer, employee, or representative of any national university corporations in the Territory and JT.

1.135	“Publication” has the meaning set forth in Section 9.6 (Publications).

1.136	“Publication and Communication Strategy” has the meaning set forth in Section 9.6 (Publications).

1.137	“Receiving Party” has the meaning set forth in Section 9.1.1 (Duty of Confidence).

1.138	“Recipient” has the meaning set forth in Section 8.12.2 (Tax Cooperation).

1.139	“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Reimbursement Approval.

1.140	“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including Regulatory Approval or Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, including the FDA, PMDA, MHLW, and any corresponding national or regional regulatory authorities.

1.141	“Regulatory Exclusivity” means, with respect to a particular Licensed Product in the Field in the Territory, exclusive marketing rights conferred by a Regulatory Authority with respect to such Licensed Product, excluding any rights conferred by or based on any Patent Rights.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.142	“Regulatory Responsibility Transfer Date” has the meaning set forth in Section 3.4.1 (Regulatory Transfer).

1.143	“Regulatory Responsible Party” means (a) BioCryst until the Regulatory Responsibility Transfer Date and (b) Torii from and after the Regulatory Responsibility Transfer Date; provided that, as between the Parties, BioCryst will remain the Regulatory Responsible Party after the Regulatory Responsibility Transfer Date to the extent that BioCryst is required by Applicable Law or any Regulatory Authority in the Territory with respect to (i) BioCryst’s Manufacture and supply of the Licensed Product for the Territory, and (ii) BioCryst’s conduct of Development activities for the Licensed Product in the Field in the Territory, including the submissions of any CTA.

1.144	“Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority in support of Developing, Manufacturing, or Commercializing a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all substantive correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any substantive meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all CTAs, MAAs, and other applications for Regulatory Approval and Reimbursement Approvals and each of their equivalents.

1.145	“Reimbursed Post-Marketing Expenses” has the meaning set forth in Section 3.1.2 (Post-Marketing Activities).

1.146	“Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.

1.147	“Review Period” has the meaning set forth in Section 9.6 (Publications).

1.148	“SAKIGAKE Designation” means the “sakigake” designation granted by the MHLW to Integrated Development Associates for the Licensed Product on October 27, 2015, pursuant to Notification of MHLW (Yakushoku Shinsa Hatsu 0401 No. 6, dated April 1, 2015).

1.149	“SDE Agreement” has the meaning set forth in Section 3.6.2 (SDE Agreements).

1.150	“Second Failed Year” has the meaning set forth in Section 13.2.3 (Failure to Achieve Performance Targets).

1.151	“Seller” has the meaning set forth in Section 1.113 (Net Sales).

1.152	“Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes: (a) death, (b) life-threatening condition, (c) inpatient hospitalization or a significant prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) congenital anomaly or other birth defect, or (f) significant intervention required to prevent permanent impairment or damage.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.153	“Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including CMOs), excluding all Sublicensees.

1.154	“Sublicensee” means any Person (a) with respect to Torii, to whom Torii grants a sublicense of, or other authorization or permission granted under, the rights granted to Torii in Section 2.1 (License Grants to Torii), and (b) with respect to BioCryst, to whom BioCryst grants a sublicense of, or other authorization or permission granted under, the rights granted to BioCryst in Section 2.3 (License Grants to BioCryst).

1.155	“Supply Agreement” has the meaning set forth in Section 5.1.1 (Commercial Supply).

1.156	“Supply Failure” means the CMOs engaged by BioCryst’s failure to deliver [***]; provided, however, that upon Torii’s reasonable request from and after the [***] Launch Year, the Parties will review the definition of the Supply Failure and discuss in good faith any adjustments to such definition that may be necessary as a result of the actual volume and the frequency of supply of the Licensed Product by BioCryst to Torii.

1.157	“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon), including value add taxes (“VAT”).

1.158	“Tax Documents” has the meaning set forth in Section 8.1 (Upfront Payment).

1.159	“Term” has the meaning set forth in Section 13.1 (Term).

1.160	“Territory” means Japan.

1.161	“Territory-Specific Packaging and Labeling” means those packaging and labeling activities performed to package and label the Licensed Product in finished, unlabeled form specifically for Commercialization purposes in the Field in the Territory.

1.162	“Territory Sponsor” means, with respect to a Clinical Trial for a Licensed Product to be conducted at sites in the Territory, the Party that holds the CTA from the applicable Regulatory Authority in the Territory for such Clinical Trial in its name.

1.163	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.164	“Third Party Claims” means collectively, any and all Third Party demands, claims, actions, suits, and proceedings (whether criminal or civil, in contract, tort, or otherwise).

1.165	“Third Party Distributor” means any Third Party that purchases Licensed Product from Torii or its Affiliates or Sublicensees, takes title to such Licensed Product, and distributes such Licensed Product directly to customers, but does not Develop or Manufacture any Licensed Product and does not make any royalty, profit-share, or other payment to Torii or its Affiliates or Sublicensees, other than payment for the purchase of Licensed Product for resale.

1.166	“Third Party IP Agreement” has the meaning set forth in Section 12.4.3 (Third Party IP Agreements).

1.167	“Torii” has the meaning set forth in the Preamble.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.168	“Torii Activities” means (a) the Torii Regulatory Activities (including all Post-Marketing Activities from and after the Regulatory Responsibility Transfer Date), (b) Commercialization performed solely in accordance with the applicable Commercialization Plan, and (c) the Torii Development Activities performed solely in accordance with the plan approved by the JSC, in each case ((a) – (c)), with respect to the Licensed Product in the Field in the Territory.

1.169	“Torii Collaboration Know-How” means any Know-How, including any Joint Know-How, that (a) relates to the Licensed Product (including any composition of matter, method of use, or method of Manufacturing, in each case, that is specific to a species, genus, or generic class that includes the Licensed Product), and (b) is developed or invented, whether solely or jointly with others (including BioCryst), during the Term by Torii’s or its Controlled Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Person contractually required to assign or license such Know-How (or Patent Rights Covering such Know-How) to Torii or any Controlled Affiliate of Torii.

1.170	“Torii Collaboration Patent Rights” means all Patent Rights Controlled by Torii or any of its Controlled Affiliates that Covers any Torii Collaboration Know-How.

1.171	“Torii Collaboration Technology” means the Torii Collaboration Know-How and the Torii Collaboration Patent Rights.

1.172	“Torii Development Activities” has the meaning set forth in Section 4.1.4 (Other Development).

1.173	“Torii Identified Rights” has the meaning set forth in Section 12.4.2 (Torii Identified Rights).

1.174	“Torii Indemnitee(s)” has the meaning set forth in Section 11.2 (Indemnification; By BioCryst).

1.175	“Torii Know-How” means all (a) Know-How that is (i) Controlled by Torii or any of its Controlled Affiliates as of the Effective Date or during the Term, and (ii) necessary or reasonably useful to Exploit the Licensed Product and (b) Torii Collaboration Know-How.

1.176	“Torii Manufacturing Activities” means (a) in the event of a Supply Failure, Torii’s Manufacture (itself or through a Permitted Torii CMO) of the Licensed Product in accordance with Section 5.6.4 (CMO Failure; Technology Transfer), for the purpose of Commercializing the Licensed Product in the Field in the Territory, (b) in the event of a BioCryst Inability to Supply, Torii’s having the Licensed Product Manufactured for it by one or more CMOs previously engaged by BioCryst in accordance with Section 5.6.3 (No CMO Failure) for the purpose of Commercializing the Licensed Product in the Field in the Territory, and (c) Territory-Specific Packaging and Labeling in accordance with Section 5.1.3 (Territory-Specific Packaging and Labeling).

1.177	“Torii Patent Rights” means all (a) Patent Rights (excluding Torii’s interest in Joint Patent Rights) that are (i) Controlled by Torii or any of its Controlled Affiliates as of the Effective Date or during the Term, and (ii) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to Exploit the Licensed Product, and (b) all Torii Collaboration Patent Rights.

1.178	“Torii Regulatory Activities” has the meaning set forth in Section 3.1 (Development Responsibilities).

1.179	“Torii Technology” means Torii Know-How, Torii Patent Rights, and Torii’s interest in the Joint Technology.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.180	“Transfer Price Patent Rights” means the BioCryst Patent Rights.

1.181	“Transfer Price Payment Report” has the meaning set forth in Section 8.3.4 (Transfer Price Payment Reports and Payments).

1.182	“Transfer Price Payment Term” has the meaning set forth in Section 8.3.2 (Transfer Price Payment Term).

1.183	“Transfer Price Payments” has the meaning set forth in Section 8.3.1 (Transfer Price Rates).

1.184	“United States” or “U.S.” means the United States of America and its territories and possessions.

1.185	“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).

1.186	“Valid Claim” means: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid, or unenforceable by a patent office or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a pending claim of an unissued, pending patent application, which application has not been pending for more than [***] since the date of the first response on the merits received from the relevant patent office regarding such application.

1.187	“VAT” has the meaning set forth in Section 1.157 (Tax).

1.188	“VAT Credit” has the meaning set forth in Section 8.12.5 (VAT Credits).

Article 2
LICENSES

2.1	License Grants to Torii.

2.1.1	Development and Commercialization License. Subject to the terms of this Agreement (including BioCryst’s retained rights set forth in Section 2.5 (Retained Rights)), BioCryst hereby grants to Torii a royalty-bearing license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.2 (Sublicensing and Subcontractors), under the BioCryst Technology solely to perform the Torii Activities with respect to the Licensed Product in the Field in the Territory. The license granted under this Section 2.1.1 (Development and Commercialization License) will be exclusive (even as to BioCryst and its Affiliates) with respect to the Torii Regulatory Activities (including all Post-Marketing Activities from and after the Regulatory Responsibility Transfer Date) and Commercialization and non-exclusive with respect to the Torii Development Activities.

2.1.2	Manufacturing License. Subject to the terms of this Agreement (including Section 2.1.3 (Covenant Not to Practice) and BioCryst’s retained rights set forth in Section 2.5 (Retained Rights)), BioCryst hereby grants to Torii a non-exclusive, fully-paid up license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.2 (Sublicensing and Subcontractors) under the BioCryst Manufacturing Technology solely to perform the Torii Manufacturing Activities.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.1.3	Covenant Not to Practice. Notwithstanding any provision to the contrary set forth in this Agreement, Torii will not Manufacture or have Manufactured the Licensed Product anywhere in the world except (a) in the case of a BioCryst Inability to Supply or Supply Failure following the occurrence of which Torii has provided written notice to BioCryst in accordance with or Section 5.6.3 (No CMO Failure) or Section 5.6.4 (CMO Failure; Technology Transfer) of its election to Manufacture or have Manufactured (as applicable) the Licensed Product or (b) to perform such activities related to Territory-Specific Packaging and Labeling agreed by the JSC in accordance with Section 5.1.3 (Territory-Specific Packaging and Labeling).

2.2	Sublicensing and Subcontractors.

2.2.1	Right to Sublicense. Subject to the terms of this Agreement, Torii will have the right to grant sublicenses of the rights granted under Section 2.1 (License Grants to Torii) (a) without the prior consent of BioCryst (i) to its Controlled Affiliates; provided that any such sublicense will automatically terminate if such Person ceases to be a Controlled Affiliate of Torii, and (ii) to the extent necessary for a Subcontractor to perform Torii’s applicable obligations or exercise Torii’s applicable rights hereunder, to Subcontractors engaged in accordance with Section 2.2.2 (Right to Subcontract), and (b) with BioCryst’s prior written consent (not to be unreasonably withheld), to any other Third Party. Notwithstanding any provision to the contrary set forth in this Agreement, Torii will not grant a sublicense to any Third Party (including a Subcontractor) of all or substantially all of Torii’s rights or obligations under this Agreement with respect to the Territory without BioCryst’s prior written consent. Each Sublicensee will hold its rights contingent on the rights licensed to Torii under the terms of this Agreement. Any termination of the licenses granted to Torii under Section 2.1 (License Grants to Torii) as a result of a termination of this Agreement in its entirety will cause each agreement with any Sublicensee to automatically terminate.

2.2.2	Right to Subcontract. Subject to Section 2.2.1 (Right to Sublicense), Section 2.2.4 (Terms of Sublicenses and Subcontracting Agreements), and Section 2.2.6 (Responsibility for Sublicensees and Subcontractors) and the remainder of this Section 2.2.2 (Right to Subcontract), Torii may engage one or more Subcontractors to perform its obligations or exercise its rights under this Agreement without BioCryst’s consent; provided that Torii may only engage a CMO to Manufacture the Licensed Product that is either (a) a CMO engaged by BioCryst to Manufacture the Compound or the Licensed Product, (b) a CMO located in the Territory to perform Territory-Specific Packaging and Labeling or in the event of a Supply Failure, to Manufacture the Licensed Product for Commercialization purposes in the Field in the Territory, or (c) otherwise approved in advance by BioCryst, such approval not to be unreasonably withheld (the CMOs described in the foregoing clauses ((a) – (c)), the “Permitted Torii CMOs”).

2.2.3	Notice of Sublicenses. Torii will provide BioCryst with a true and complete copy of each sublicense agreement with any Third Party no later than [***] after it becomes effective, subject to Torii’s right to redact any confidential or proprietary information contained therein that is not necessary for BioCryst to determine the scope of the rights granted under such sublicense or compliance with the terms of this Agreement.

2.2.4	Terms of Sublicenses and Subcontracting Agreement. To be valid, each agreement with a Sublicensee or other Subcontractor must be in writing, consistent with the terms of this Agreement and include terms that (a) require each such Sublicensee or other Subcontractor to comply with the terms of this Agreement that are applicable to such Sublicensee or other Subcontractor (including (i) obligations of confidentiality and non-use at least as stringent as those set forth in Article 9 (Confidentiality; Publication), and (ii) the intellectual property provisions set forth in Article 12 (Intellectual Property)), and (b) solely in any agreement with a Sublicensee, preclude the granting of further sublicenses. Further, solely in any agreement with a Sublicensee, Torii will use reasonable efforts to include BioCryst as an intended third party beneficiary under the sublicense with the right to enforce the applicable terms of such agreement. In addition, if Torii is unable to include BioCryst as a third party beneficiary in any such sublicense, then upon BioCryst’s reasonable request, Torii will use reasonable efforts to enforce the terms of any such sublicense agreement against any Sublicensee that has breached such agreement in a manner that adversely affects BioCryst. In addition, upon BioCryst’s reasonable request, Torii will enforce the terms of any agreement with a Sublicensee or other Subcontractor against such Sublicensee or Subcontractor to the extent applicable to the performance of Torii’s obligations under this Agreement. Without limiting the generality of the foregoing, each sublicense agreement or subcontracting agreement with the applicable Third Party entered into after the Effective Date must include (A) an assignment or sublicenseable license back to Torii of all Know-How and Patent Rights developed, invented, or filed (as applicable) by or on behalf of the Sublicensee that are necessary or reasonably useful to Exploit the Licensed Product (such that Torii Controls such Know-How and Patent Rights for the purposes of this Agreement), and (B) a provision preventing such Third Party from engaging in, independently or for or with any other Third Party, any Exploitation of any Competitive Product in the Territory (which provision Torii will enforce against all Sublicensees and Subcontractors). Any purported sublicense that does not comply with the foregoing requirements will be void and unenforceable.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.2.5	Torii Audits of Sublicensees and Subcontractors. Torii will provide BioCryst with copies of any quality oversight or audit reports from audits that Torii (or its agent) has conducted on any Sublicensees or Subcontractors that Torii engages to perform its obligations or exercise its rights under this Agreement to the extent such reports are relevant to such Sublicensees’ or Subcontractors’ performance of such obligations or exercise of such rights no later than [***] after receiving or preparing, as applicable, any such report.

2.2.6	Responsibility for Sublicensees and Subcontractors. Torii will require that all Sublicensees and Subcontractors perform the activities that they are sublicensed or engaged to perform (as applicable) in accordance with GLP, cGMP, and GCP, as applicable, and otherwise in compliance with Applicable Law. Notwithstanding the grant of any sublicense or engagement of any Subcontractor, Torii will remain primarily liable to BioCryst for the performance of all of its obligations under, and Torii’s compliance with all provisions of, this Agreement. Torii will be fully responsible and liable for any breach of the terms of this Agreement by any of its Sublicensees or Subcontractors to the same extent as if Torii itself has committed any such breach and will terminate promptly the agreement with any Sublicensee or Subcontractor if such Sublicensee or Subcontractor Defaults under this Agreement and does not cure such Default in a timely manner.

2.3	License Grants to BioCryst.

2.3.1	Exclusive License. Subject to the terms of this Agreement (including Torii’s retained rights set forth in Section 2.5 (Retained Rights)), Torii hereby grants to BioCryst an exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, under the Torii Technology solely to Exploit the Licensed Product outside of the Territory (both inside and outside the Field) and in the Territory outside of the Field.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.3.2	Non-Exclusive License. Subject to the terms of this Agreement, Torii hereby grants to BioCryst a non-exclusive perpetual, irrevocable, royalty-free license, with the right to grant sublicenses through multiple tiers under the Torii Collaboration Technology solely to (a) perform Development and Manufacturing activities for the Licensed Product in the Territory, (b) during the Term to perform BioCryst’s obligations and exercise BioCryst’s rights under this Agreement, and (c) Exploit any products Controlled by BioCryst or any of its Affiliates (including the Licensed Products) worldwide.

2.4	Reciprocal Sublicensing. Notwithstanding any provision to the contrary set forth in this Agreement, BioCryst will only grant its other licensees with respect to the Licensed Product a sublicense under the license granted to BioCryst in Section 2.3.1 (Exclusive License) if such licensees have granted BioCryst a license that is sublicensed to Torii under this Agreement allowing Torii to practice such other licensees’ intellectual property relating to the Licensed Product to the same extent as BioCryst has such right for no monetary or in-kind consideration (unless BioCryst bears responsibility for any additional monetary or in-kind consideration due to such licensee in consideration for such sublicensed rights).

2.5	Retained Rights. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including BioCryst Technology or Torii Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Any rights not expressly granted to BioCryst by Torii under this Agreement are hereby retained by Torii. Any rights not expressly granted to Torii by BioCryst under this Agreement are hereby retained by BioCryst, including the right (on behalf of itself and its licensees, other than Torii, and Sublicensees) to (a) Manufacture the Licensed Product both inside and outside the Territory, (b) perform Development activities for the Licensed Product both inside and outside the Territory, (c) perform BioCryst’s other obligations and exercise BioCryst’s rights under this Agreement, and (d) outside of the Territory and in the Territory outside of the Field, subject to the restrictions under this Agreement, Exploit the Licensed Product. Torii will not practice the BioCryst Technology other than as expressly licensed and permitted under this Agreement or otherwise agreed by the Parties in writing.

2.6	Exclusivity Covenant. During the period commencing on the Effective Date and ending upon the earlier of: (a) the end of the [***] or (b) expiration or termination of this Agreement, Torii will not, and will ensure that its Affiliates do not, independently or for or with any Third Party, directly or indirectly, Exploit or grant rights to any Third Party under any BioCryst Technology or Torii Technology to Exploit any Competitive Product. During the period commencing as of the start of the [***] and ending upon the end of the [***], Torii will not, and will ensure that its Affiliates do not, independently or for or with any Third Party, directly or indirectly, market, promote or sell or grant rights to any Third Party under any BioCryst Technology or Torii Technology to market, promote or sell any Competitive Product.

2.7	Right of First Negotiation.

2.7.1	Field Expansion ROFN. Although the continued Development of the Licensed Product in HAE-A is at BioCryst’s sole discretion, if BioCryst does continue to Develop the Licensed Product in HAE-A, then Torii would be BioCryst’s preferred partner for Commercializing the Licensed Product in that Indication in the Territory. Accordingly, if BioCryst determines to continue Developing the Licensed Product in HAE-A, then BioCryst will, no later than [***]), notify Torii of the data from such Clinical Trial and its opportunity to negotiate with BioCryst to expand the Field hereunder to include HAE-A (the “Field Expansion Notice”). Thereafter, Torii will have a right, exercisable no later than [***] after receipt of any such Field Expansion Notice from BioCryst, to notify BioCryst in writing as to whether Torii desires to negotiate for the right to expand the Field hereunder to include HAE-A in the Territory (the “Field Expansion Exercise Notice”). If Torii provides a Field Expansion Exercise Notice to BioCryst within such [***] period indicating its desire to negotiate for such rights to the Licensed Product in HAE-A in the Territory, then Torii will have a one-time right for [***] from the date of BioCryst’s receipt of the Field Expansion Exercise Notice (the “Field Expansion Negotiation Period”) to negotiate exclusively with BioCryst in good faith the financial and other terms of this Agreement that the Parties would amend in consideration for expanding the Field to include HAE-A, including each Party’s roles, responsibilities, and financial obligations with respect to further Development of the Licensed Product. If the Parties so agree to such an amendment, then the Field will be automatically expanded to include HAE-A, and authorized representatives of each Party will execute such amendment in accordance with Section 15.9 (Entire Agreement; Amendments). During the Field Expansion Negotiation Period, unless Torii provides written notice to BioCryst terminating further negotiations, (a) BioCryst will negotiate in good faith exclusively with Torii with respect to the terms on which the Field would be expanded to include HAE-A, and (b) BioCryst will not negotiate, offer to enter into, or enter into an agreement with a Third Party with respect to a grant of rights to Commercialize such Licensed Product in HAE-A in the Territory.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.7.2	Alternative Products ROFN. With respect to a product Controlled by BioCryst or its Affiliates for use in HAE (including, for purposes of this section, HAE-A and HAE-P) other than a Licensed Product (each, a “Alternative Product”), upon the earlier of (a) [***], then BioCryst will notify Torii of its opportunity to negotiate with BioCryst with respect to a license to Commercialize such Alternative Product in HAE in the Territory. Thereafter, Torii will have a right, exercisable no later than [***] after receipt of any such written notice from BioCryst, to notify BioCryst in writing as to whether Torii desires to negotiate for the right to Commercialize such Alternative Products in HAE in the Territory (the “Alternative Products License Exercise Notice”). If Torii provides an Alternative Products License Exercise Notice to BioCryst within such [***] period indicating its desire to negotiate for such rights to the Alternative Products in HAE in the Territory, then Torii will have the right for [***] from the date of BioCryst’s receipt of the Alternative Products License Exercise Notice (the “Alternative Products License Negotiation Period”) to negotiate exclusively with BioCryst in good faith the financial and other terms upon which Torii would be granted rights to Commercialize such Alternative Product in HAE in the Territory, including, if applicable in the event of an Alternative Product that is a combination product, appropriate licenses or allocation of Net Sales as a result of any Know-How or Patent Rights Controlled by a Third Party included in the Alternative Product. During the Alternative Products License Negotiation Period, unless Torii provides written notice to BioCryst terminating further negotiations, (i) BioCryst will negotiate in good faith exclusively with Torii with respect to the terms of a license to Commercialize the Alternative Products in HAE in the Territory, and (ii) BioCryst will not negotiate, offer to enter into, or enter into an agreement with, a Third Party with respect to a grant of rights to Commercialize such Alternative Product in HAE in the Territory.

2.7.3	Failure to Exercise or Agree. If either (a) Torii does not provide the Field Expansion Exercise Notice or the Alterative Products License Exercise Notice (as applicable) to BioCryst within the applicable [***] period or (b) Torii terminates the Field Expansion Negotiation Period or the Alternative Products License Negotiation Period (as applicable) in writing, then, in each case ((a), or (b)), BioCryst will have no obligation to negotiate with Torii any further with respect to the expansion of the Field to include HAE-A or a grant of rights to Commercialize the applicable Alternative Product in HAE in the Territory. If instead, Torii provides the Field Expansion Exercise Notice or the Alternative Products License Exercise Notice (as applicable) to BioCryst within the applicable time period, but Torii and BioCryst do not agree on terms under which the Field would be expanded to include HAE-A within the applicable Field Expansion Negotiation Period or the terms on which Torii would be granted rights to Commercialize such Alternative Product in HAE in the Territory during the Alternative Products License Negotiation Period, in each case, after having conducted such negotiations in good faith, then the terms of Section 2.7.4 (License Arbitration) will apply.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.7.4	License Arbitration. If the Parties cannot reach agreement on the terms under which the Field would be expanded to include HAE-A within the applicable Field Expansion Negotiation Period or the terms on which Torii would be granted rights to Commercialize the applicable Alternative Product in HAE in the Territory during the Alternative Products License Negotiation Period, then, in each case, the financial, commercial, and legal terms of the agreement pursuant to which BioCryst would grant to Torii the applicable rights pursuant to Section 2.7.1 (Field Expansion ROFN) or Section 2.7.2 (Alternative Products ROFN), as applicable, will be determined through binding arbitration as follows:

(a)	Arbitration Drafts. Within [***] from the end of the Field Expansion Negotiation Period or the Alternative Products License Negotiation Period (as applicable), each Party will (i) prepare a proposed draft of the definitive agreement (including its proposed economic terms) pursuant to which BioCryst would grant Torii such rights pursuant to Section 2.7.1 (Field Expansion ROFN) or Section 2.7.2 (Alternative Products ROFN), as applicable, to be used in such arbitration proceeding (each, an “Arbitration Draft”) and (ii) submit its Arbitration Draft to the other Party. Within [***] of the submission of the latter of such Arbitration Drafts, the Parties will meet to determine whether they agree to enter into either Party’s Arbitration Draft or a modified version thereof in consideration of the grant of the applicable rights.

(b)	Arbitration for Financial Terms. If the Parties are unable to agree to enter into an amendment to the Agreement or other arrangement with respect to the applicable grant of rights pursuant to Section 2.7.4(a) (Arbitration Drafts) within the [***] period set forth therein, then Torii, in its sole discretion, may require the arbitrators to be appointed in accordance with the provisions of Section 14.3 (Arbitration) and, within [***] after the appointment of such arbitrators, each Party will submit its Arbitration Draft to the arbitrators for determination. If Torii does not so require the arbitrators to be appointed prior to the expiration of such [***] period or, prior to the expiration of such [***] period provides written notice to BioCryst that it will not require such arbitrators to be so appointed, then, in either case, Torii will not be granted any rights to expand the Field to include HAE-A or to Commercialize the Alternative Product in HAE in the Territory, as applicable, and from and after such date the terms of Section 2.7.1 (Field Expansion ROFN) or Section 2.7.2 (Alternative Products ROFN), as applicable, will no longer apply. The arbitrators will be instructed to select one of the Parties’ Arbitration Drafts within [***] following the receipt of the latter of such Arbitration Drafts and to select the draft that she or he determines to contain terms that most closely align with the fair market value of the applicable rights being granted to Torii and contain the most commercially reasonable, customary, and fair commercial and legal terms. Such decision will be made in accordance with the provisions of Section 14.3 (Arbitration); provided that the arbitrators will be limited to selecting only one or the other of the Arbitration Drafts submitted by the Parties. The selection by the arbitrators of one Party’s Arbitration Draft will be binding and conclusive upon both Parties and their Affiliates (in case of BioCryst) or Controlled Affiliates (in case of Torii).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(c)	Arbitration Fee and Costs. The fees of the arbitrator will be shared equally (on a 50:50 basis) by the Parties, and each Party will be responsible for all other costs and expenses incurred by such Party in connection with the arbitration.

Article 3
REGULATORY

3.1	Regulatory Responsibilities.

3.1.1	In the Territory. Prior to the Regulatory Responsibility Transfer Date, subject to this Section 3.1.1 (Regulatory; In the Territory) and Section 3.1.2 (Post Marketing Activities), BioCryst, itself or through its designee, at its sole cost and expense, will be the Regulatory Responsible Party and accordingly will have sole control over and decision-making authority with respect to regulatory activities with respect to the Licensed Product in the Territory, including the filings of all MAAs, applications for Reimbursement Approvals, and other Regulatory Submissions and all Post-Marketing Activities. From and after the Regulatory Responsibility Transfer Date, other than to the extent that BioCryst is required by Applicable Law or Regulatory Authorities in the Territory with respect to (a) BioCryst’s Manufacture and supply of the Licensed Product for the Territory, or (b) BioCryst’s conduct of Development activities for the Licensed Product in the Territory, including the submissions of any CTA (with respect to each of which activities set forth in the foregoing clauses (a) and (b) BioCryst will remain the Regulatory Responsible Party). Torii, itself or through its designee, at its sole cost and expense, will be the Regulatory Responsible Party and accordingly will have sole control over, sole decision-making with respect to, and sole responsibility for performing, all regulatory activities for the Licensed Product in the Field in the Territory, including the preparation and submission of all further Regulatory Submissions necessary or desirable for obtaining, supporting, or maintaining all Regulatory Approvals and Reimbursement Approvals for the Licensed Product in the Field in the Territory and all Post-Marketing Activities (the “Torii Regulatory Activities”).

3.1.2	Post-Marketing Activities. On an annual basis, the Regulatory Responsible Party will submit the then-current protocols for Post-Marketing Activities to the JSC to review and discuss. Notwithstanding any provision to the contrary set forth in this Agreement, at all times during the Term, Torii will be responsible for all costs and expenses associated with the performance of Post-Marketing Activities for the Licensed Product in the Field in the Territory, including those performed by or on behalf of BioCryst prior to or after the Regulatory Responsibility Transfer Date. Accordingly, to the extent such costs and expenses for the performance of Post-Marketing Activities by or on behalf of BioCryst are (a) within [***] of the budget for the internal costs (at the FTE Rate) and external expenses for the performance of Post-Marketing Activities by or on behalf of BioCryst (the “Post-Marketing Budget”) approved by the JSC from time to time or (b) otherwise approved in writing by the JSC ((a) and (b), collectively, the “Reimbursed Post-Marketing Expenses”), BioCryst will invoice Torii for all Reimbursed Post-Marketing Expenses, and Torii will pay the undisputed invoiced amounts within [***] after the date of the invoice.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.1.3	BioCryst Assistance Inside the Territory and Field. Without limiting Section 3.5 (Right of Reference), BioCryst will reasonably and in a timely manner cooperate with Torii in its efforts to perform the Torii Regulatory Activities, including by providing to Torii reasonably requested data and documentation related to such Licensed Product in the Field in the Territory generated by or on behalf of BioCryst or its Controlled Affiliates (which assistance and data generation must be in accordance with Applicable Law in the Territory) as well as any samples and materials as provided in Section 12.5.3 (Data Exchange and Use). Torii will be responsible for all reasonable internal costs or external expenses incurred by or on behalf of BioCryst to the extent necessary to obtain data, conduct analysis, or create formatting solely for the Field in the Territory and any translation costs associated with any of the foregoing and BioCryst will be responsible for all other internal costs and external expenses incurred in connection with providing such assistance to Torii (to the extent reasonably requested). Accordingly, BioCryst will invoice Torii for the foregoing costs and expenses associated with the performance of such assistance as set forth under this Section 3.1.3 (BioCryst Assistance Inside the Territory and Field), and Torii will pay the undisputed invoiced amounts within [***] after the date of the invoice.

3.1.4	Torii Assistance Outside the Territory and Field. Without limiting Section 3.5 (Right of Reference), Torii will reasonably cooperate and in a timely manner to assist BioCryst in its efforts to prepare and submit any Regulatory Submissions to obtain, support, or maintain Regulatory Approvals and Reimbursement Approval for the Licensed Product outside of the Territory or in the Territory outside of the Field, including by providing to BioCryst reasonably requested data and documentation related to such Licensed Product generated by or on behalf of Torii or its Controlled Affiliates (which assistance and data generation must be in accordance with Applicable Law) as well as any necessary samples and materials as provided in Section 12.5.3 (Data Exchange and Use). BioCryst will be responsible for all reasonable internal costs (at the FTE Rate) or external expenses incurred by or on behalf of Torii solely to obtain data, conduct analysis, or create formatting, in each case, solely for use outside of the Territory or in the Territory outside of the Field and any translation costs associated with any of the foregoing and Torii will be responsible for all other internal costs incurred in connection with providing such assistance to BioCryst (to the extent reasonably requested). Accordingly, Torii will invoice BioCryst for the foregoing costs and expenses associated with the performance of such assistance as set forth under this Section 3.1.4 (Torii Assistance Outside the Territory and Field), and BioCryst will pay the undisputed invoiced amounts within [***] after the date of the invoice.

3.2	Regulatory Diligence Activities. The Regulatory Responsible Party will use Commercially Reasonable Efforts to obtain and maintain all Regulatory Approvals and Reimbursement Approvals required to Commercialize the Licensed Product in the Field in the Territory.

3.3	Filings and Correspondence.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.3.1	Regulatory Submissions. Subject to the terms of this Agreement, the applicable Regulatory Responsible Party will be responsible for the preparation and submission of all Regulatory Submissions for the Licensed Product in the Field in the Territory. The Regulatory Responsible Party will provide the other Party with an opportunity to review and comment on all substantive Regulatory Submissions to be submitted to any Regulatory Authority in the Territory by or on behalf of the Regulatory Responsible Party for the Licensed Product in the Field in the Territory. The Regulatory Responsible Party will, and will cause its Affiliates and Sublicensees to, consider in good faith and implement all reasonable comments thereon from the other Party that are provided in a timely manner so as to meet the applicable submission or response deadline for such Regulatory Submission. The non-Regulatory Responsible Party will cooperate fully and in a timely manner to reasonably assist the Regulatory Responsible Party in its efforts to prepare and submit those Regulatory Submissions required to obtain, support, or maintain any Regulatory Approvals or Reimbursement Approvals for the Licensed Product in the Field in the Territory.

3.3.2	Correspondence with Authorities. Except as otherwise set forth in this Agreement, and without limiting Section 3.3.1 (Regulatory Submissions), promptly following the Regulatory Responsible Party’s receipt, forwarding, or production thereof, the Regulatory Responsible Party will provide the other Party with (a) access to or copies of all material written or electronic correspondence and communications (other than Regulatory Submissions) received by the Regulatory Responsible Party or its Affiliates or Sublicensees from, or forwarded by the Regulatory Responsible Party or its Affiliates or Sublicensees to, the Regulatory Authorities in the Territory, and (b) copies of all meeting minutes and summaries of all meetings, conferences, and discussions held by the Regulatory Responsible Party or its Affiliates or Sublicensees with the Regulatory Authorities in the Field in the Territory. If such written or electronic correspondence received from any such Regulatory Authority relates to the prohibition or suspension of the supply of a Licensed Product, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety of a Licensed Product, then the Regulatory Responsible Party will notify the other Party and provide the other Party with copies of such written or electronic correspondence as soon as practicable, but not later than [***] after receipt of such correspondence.

3.3.3	Meetings with Regulatory Authorities. Except as otherwise set forth in this Agreement, the applicable Regulatory Responsible Party will be responsible for all meetings, conferences, and discussions with Regulatory Authorities or other applicable Governmental Authorities related to the receipt of Regulatory Approval to Commercialize the Licensed Product in the Field in the Territory. The Regulatory Responsible Party will provide the other Party with written notice of any scheduled material meeting, conference, or discussion with a Regulatory Authority or other Governmental Authority in the Territory relating to the Licensed Product in the Field as soon as practicable and, upon such other Party’s request, will, to the extent practicable and permitted by the Governmental Authority in the Territory, allow such other Party to attend such meeting, conference, or discussion. The Regulatory Responsible Party will provide to the other Party copies of any correspondence relating to such meetings, conferences, or discussions, including meeting requests, briefing materials or questions no later than as soon as practically possible after the Regulatory Responsible Party’s receipt thereof, and in any event no later than [***] following the date of such correspondence.

3.3.4	Ownership of Regulatory Approvals. The Regulatory Responsible Party will file all MAAs and applications for Reimbursement Approval for the Licensed Product in the Field in the Territory in its name, and, subject to the assignments set forth in Section 3.4 (Transfer of Regulatory Materials) and the rights granted to Torii under Section 2.1 (License Grants to Torii), will own all rights, title, and interests in and to all resulting Regulatory Approvals and Reimbursement Approvals for the Licensed Product in the Field in the Territory and all related Regulatory Submissions. The Regulatory Responsible Party will promptly inform the other Party (and in any event no later than [***] after receipt) of (a) the filing of any MAA for the Licensed Product in the Field in the Territory, and (b) the receipt of any Regulatory Approval or Reimbursement Approval for a Licensed Product in the Field in the Territory.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.4	Transfer of Regulatory Materials.

3.4.1	Regulatory Transfer. On the date that is one (1) year after the First Commercial Sale of the first Licensed Product in the Field in the Territory or any other dates agreed in writing by the Parties, BioCryst will, or will cause its designee to, transfer and assign to Torii all rights, title, and interests in and to all Regulatory Approvals, Reimbursement Approvals, and all other Regulatory Submissions required under Applicable Law in the Territory to be held by Torii related to Commercialization of the Licensed Product in the Field in the Territory in the possession and Control of BioCryst, its Affiliates, or designees (the “Assigned Regulatory Materials”), including copies of all such Assigned Regulatory Materials in electronic format, or such other format maintained by BioCryst or its designee or otherwise agreed by the Parties, to the extent the same have not been previously made available to Torii. The Parties will discuss the detailed timeline and each Party’s roles and responsibilities through the JSC and will consult with applicable Regulatory Authorities regarding such assignment and transfer sufficiently in advance of the Regulatory Responsibility Transfer Date. The date specified in Torii’s appropriate Regulatory Submission to the PMDA as the date on which Torii will (a) become responsible to the PMDA and the MHLW under all Regulatory Approvals and Reimbursement Approvals for the Licensed Product in the Field in the Territory and for all regulatory activities and Regulatory Submissions with respect thereto and (b) accordingly become the Regulatory Responsible Party for the Licensed Product in the Field in the Territory will be the “Regulatory Responsibility Transfer Date” for purposes of this Agreement.

3.4.2	Cooperation. Subject to the terms of this Agreement, upon a Party’s written request, the other Party will execute and deliver, or will cause to be executed and delivered, to the requesting Party such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary (a) to assign, convey, transfer, and deliver to Torii all of BioCryst’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to the applicable Assigned Regulatory Materials, (b) to otherwise assume the responsibilities as the Regulatory Responsible Party under this Agreement, or (c) as a result of the transfer to Torii of the Assigned Regulatory Materials, including submitting to each applicable Regulatory Authority or other Governmental Authority in the Territory a letter or other necessary documentation (with copy to the other Party) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, the transfer of ownership to Torii of the Assigned Regulatory Materials, Reimbursement Approvals, and other Regulatory Submissions for the Licensed Product in the Field in the Territory as provided in Section 3.4.1 (Regulatory Transfer).

3.4.3	Costs. [***] will bear all Third Party expenses in connection with (a) the transfer and assignment of all Assigned Regulatory Materials, and any other copies of any Regulatory Approvals, Reimbursement Approvals, or other Regulatory Submissions for the Licensed Product in the Field in the Territory provided to Torii pursuant to this Section 3.4 (Transfer of Regulatory Materials), and (b) the performance of any other activities required for Torii to assume the role of Regulatory Responsible Party with respect to the Licensed Product in the Field in the Territory or as may be required as a result of the transfer to Torii of the Assigned Regulatory Materials.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.5	Right of Reference. Each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Submissions pertaining to the Licensed Product in the Field in the Territory submitted by or on behalf of such Party or its Affiliates (in case of BioCryst) or Controlled Affiliates (in case of Torii). Torii may use such right of reference to BioCryst’s Regulatory Submissions solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approvals and any Reimbursement Approvals, as applicable, for the Licensed Product in the Field in the Territory in accordance with the terms of this Agreement following the Regulatory Responsibility Transfer Date. BioCryst may use such right of reference to Torii’s Regulatory Submissions solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approval and any Reimbursement Approvals of the Licensed Product outside of the Territory or in the Territory outside of the Field. Each Party will bear its own costs and expenses associated with providing the other Party the right of reference pursuant to this Section 3.5 (Right of Reference). Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 3.5 (Right of Reference) and to give the other Party the benefit of the granting Party’s Regulatory Submissions as provided herein. Such actions may include (a) providing to the other Party copies of correspondence and communications received from the applicable Regulatory Authorities or other Governmental Authorities related to such Party’s MAAs or applications for Reimbursement Approval for the Licensed Product in the Field in the Territory (if Torii is the Party seeking Regulatory Approval or Reimbursement Approval) and of the Licensed Product outside of the Territory or in the Territory outside of the Field (if BioCryst is the Party seeking Regulatory Approval or Reimbursement Approval), or (b) providing the other Party with any underlying raw data or information submitted by the granting Party to the Regulatory Authority with respect to any Regulatory Submissions Controlled by such granting Party or its Controlled Affiliates that relates to the Licensed Product in the Field in the Territory. Notwithstanding any provision to the contrary set forth in this Agreement, BioCryst will only allow its other licensees the rights to cross-reference Torii’s regulatory filings granted under this Section 3.5 (Right of Reference) if such licensees have agreed to permit BioCryst to allow Torii the right to cross-reference such other licensees’ regulatory filings (including clinical data) for no monetary or in-kind consideration (unless BioCryst bears responsibility for any additional monetary or in-kind consideration due to such licensee in consideration for such rights to cross-reference).

3.6	Adverse Events Reporting.

3.6.1	Adverse Event Reporting. Within a reasonable period of time prior to the First Commercial Sale of the Licensed Product in the Field in the Territory, the Parties will notify each other in writing of the names and contact information of their respective employees or agents who are responsible for adverse experience reporting.

3.6.2	Safety Data Exchange (SDE) Agreements. No later than [***] prior to the First Commercial Sale of a Licensed Product in the Field in the Territory, the Parties will enter into one or more written agreements setting forth worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Product in the Field (a “SDE Agreement”). Torii will not market, promote, sell, or otherwise Commercialize the Licensed Product unless and until the Parties enter into one or more SDE Agreements for the Licensed Product. Each SDE Agreement will describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting, and exchange of information between the Parties concerning any adverse event experienced by a subject or patient, and the seriousness thereof, whether or not determined to be attributable to the Licensed Product, including any such information received by either Party from a Third Party (subject to receipt of any required consents from such Third Party) and will be sufficient to permit each Party and its Affiliates (in case of BioCryst) or Controlled Affiliates (in case of Torii), licensees, or Sublicensees (as applicable) to comply with its legal obligations with respect thereto, including each Party’s obligations as the owner or holder of Regulatory Approvals and Regulatory Submissions for such Licensed Product in the Territory, as applicable. Each SDE Agreement will also detail each Party’s responsibilities with respect to the maintenance of a safety database and the other Party’s rights to access and query such database, it being understood that BioCryst will maintain the global safety database for the Licensed Product, and each Party’s responsibilities for recalls and withdrawals of the Licensed Product inside and outside of the Territory and inside and outside of the Field. If required by changes in Applicable Law, the Parties will make appropriate updates to the applicable SDE Agreements. Each Party will comply with its respective obligations under each SDE Agreement and cause its Controlled Affiliates and Sublicensees to comply with such obligations. Notwithstanding any provision to the contrary in this Agreement or any SDE Agreement, each Party and its Controlled Affiliates, licensees, and Sublicensees will have the right to disclose information related to the safety of the Licensed Product to the extent that such disclosure is required for such Party to comply with its obligations under Applicable Law or the safety requirements of the applicable Regulatory Authorities. The Parties will cooperate with each other to address any safety-related inquiries or requests for safety assessment by any Regulatory Authority, including providing any necessary data or information in a timely manner. To the extent that there is a conflict between the terms of this Agreement and the terms of any SDE Agreement, the terms of the applicable SDE Agreement will govern with respect to the subject matter set forth therein.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.7	Regulatory Audits. Prior to the Regulatory Responsibility Transfer Date, as the holder of the Regulatory Approval for the Licensed Product in the Field in the Territory, BioCryst or its representatives will be entitled to conduct audits of safety and regulatory systems, procedures, practices, or records of Torii or its Controlled Affiliates or Sublicensees relating to the Licensed Product. With respect to any inspection of Torii or its Controlled Affiliates or Sublicensees by any Governmental Authority relating to the Licensed Product, Torii will notify BioCryst of such inspection (a) no later than [***] after Torii receives notice of such inspection (or in any event with as much advanced notice as is possible prior to such inspection if Torii receives notice thereof less than two Business Days in advance of the applicable inspection) or (b) within [***] after the completion of any such inspection of which Torii did not receive prior notice. Torii will promptly provide BioCryst with all information related to any such inspection. BioCryst will have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such regulatory inspection. Following any such regulatory inspection related to the Licensed Product in the Territory, Torii will provide BioCryst with (i) an unredacted copy of any findings, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to a Licensed Product) within [***] of Torii receiving the same, and (ii) a written summary in English of any findings, notice, or report of a Governmental Authority related to such inspection (to the extent related to a Licensed Product) within [***] after receiving the same. Until the Regulatory Responsibility Transfer Date, BioCryst will have the final decision-making authority with respect to the content of any responses to Regulatory Authorities or other Governmental Authorities that relate to a Licensed Product in the Field in the Territory and will consider Torii’s reasonable comments to such responses. After the Regulatory Responsibility Transfer Date, Torii will have the final decision-making authority with respect to such responses to the extent relating solely to the Commercialization of a Licensed Product in the Field in the Territory and BioCryst will have the right to review and comment on any such response. Other than with respect to Post-Marketing Activities, the costs and expenses of any regulatory action for the Licensed Product in the Field in the Territory will be borne by the Party that has the final decision-making authority with respect to the same.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.8	Notice of Other Actions. In addition, each Party will promptly notify the other of any information that it receives regarding any threatened or pending action, inspection, or communication by or from a Third Party that would reasonably be expected to materially affect the Development or Commercialization of the Licensed Product in the Field in the Territory.

Article 4
DEVELOPMENT PROGRAM

4.1	Development.

4.1.1	General. Except for the Torii Regulatory Activities, which will be conducted by or on behalf of Torii for the Licensed Product in the Field in the Territory in accordance with Section 3.1 (Regulatory Responsibilities) and any Torii Development Activities, BioCryst, at its sole cost and expense unless otherwise agreed by the Parties, will have sole control over and decision-making authority with respect to all Development activities for the Licensed Product inside and outside of the Territory. Except for the Torii Regulatory Activities and the Torii Development Activities, Torii will not perform any Development activities for the Licensed Product. BioCryst will provide to Torii written notice summarizing the content of any amendment to the protocol of (a) prior to finalization thereof, the “Study to Evaluate the Efficacy and Safety of BCX7353 as an Oral Treatment for the Prevention of HAE Attacks in Japan (APeX-J)” and (b) as promptly as practicable following finalization thereof, “Efficacy and Safety Study of BCX7353 as an Oral Treatment for the Prevention of Attacks in HAE (APeX-2).”

4.1.2	Development Diligence. Subject to the terms of this Agreement, BioCryst will use Commercially Reasonable Efforts to (a) conduct the Development of the Licensed Product in accordance with the Current Phase III Protocols and (b) perform any Additional Development pursuant to a written plan to be approved by the JSC (in the event that Torii does not terminate the Agreement in accordance with Section 13.2.1(a)) unless BioCryst reasonably determines, following consultation with Torii, that there is a reasonable risk that the performance of any Additional Development would have an adverse effect on the Licensed Product outside the Territory or in the Territory outside of the Field. The obligations set forth in this Section 4.1.2 (Development Diligence) will be BioCryst’s sole and exclusive obligation to Develop the Licensed Product inside or outside of the Territory. Without limitation, BioCryst will have no obligation to Develop the Licensed Product in HAE-A or any Indication outside the Field.

4.1.3	Additional Development. If (a) the PMDA or the MHLW requires any Additional First Approval Development, or (b) either Party desires that BioCryst conduct any Additional Essential Element Expansion Development or Additional Label Expansion Development, then, in each case ((a) and (b)), the Parties will discuss such activities at the JSC and Torii will have the right to elect, in its sole discretion, by providing written notice to BioCryst no later than [***] after Torii receives from BioCryst the estimated internal costs (at the FTE Rate) and external expenses to be incurred by or on behalf of BioCryst in the performance of such required Additional Development, to either: (i) terminate this Agreement pursuant to Section 13.2.1(a), or (ii) to have BioCryst conduct such activities in accordance with the terms of this Agreement and to reimburse BioCryst for the applicable share of the Additional Development Costs set forth in this Section 4.1.3 (Additional Development) such that Torii would reimburse BioCryst for (A) [***] of all Additional First Approval Costs or Additional Essential Element Expansion Cost and (B) [***] of all Additional Label Expansion Costs, in each case ((A) and (B)), subject to Section 8.3.3(c) (Reductions for Additional Development). If Torii does not provide such notice to BioCryst within such [***] period, then Torii will be deemed to have elected to share the applicable Additional Development Costs as set forth in this Section 4.1.3 (Additional Development) and Section 8.3.3(c) (Reductions for Additional Development). If Torii elects (or is deemed to have elected) to share the Additional Development Costs with BioCryst pursuant to the foregoing clause (b), then BioCryst will invoice Torii for [***], and, in each case, Torii will pay the undisputed invoiced amounts within [***] after the date of the invoice. Torii may deduct from future Transfer Price Payments payable to BioCryst pursuant to Section 8.3 (Transfer Price Payments to BioCryst) amounts reimbursed to BioCryst as Additional Development Costs in accordance with Section 8.3.3(c) (Reductions for Additional Development).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.1.4	Other Development. If Torii desires to perform any (a) Development activities for the Licensed Product solely for purposes of Commercializing the Licensed Product in the Field in the Territory or (b) Investigator Initiated Clinical Development, then, in each case ((a) and (b)), Torii will present to the JSC a proposal that outlines such activities and each Party’s responsibilities for the conduct thereof and the costs associated therewith. The JSC will review, discuss, and determine whether to approve the conduct of any such Development activities, including each Party’s roles, responsibilities, and financial obligations with respect to such further Development (any such Development activities that the JSC determines will be conducted by Torii, the “Torii Development Activities”).

Article 5
MANUFACTURING

5.1	Supply by BioCryst.

5.1.1	Commercial Supply. Promptly after the Effective Date the Parties will enter into a commercial supply agreement (together with the corresponding quality agreement, the “Supply Agreement”) for the supply to Torii of filled and finished Licensed Product with all Approved Labeling for the Licensed Product in the Field in the Territory, pursuant to which Torii will purchase exclusively from BioCryst its requirements of the same as necessary for Torii to perform the Torii Activities for the Licensed Product in the Field in the Territory. The terms of the Supply Agreement will be consistent with the terms of this Agreement and the terms of the supply agreements between BioCryst and its CMOs, to the extent applicable to the supply of the Licensed Product for Commercialization purposes in the Field in the Territory. BioCryst will supply to Torii the Licensed Product for Commercialization purposes in the Field in the Territory as provided in this Agreement (including Section 5.1.1 (Commercial Supply)) and the Supply Agreement at no additional cost other than the consideration received in the form of Transfer Price Payments with respect to such Licensed Product in the Territory until the expiration of the Transfer Price Payment Term for the Licensed Product. BioCryst shall cooperate with Torii to facilitate Torii’s entry into a Quality Agreement with each manufacturer of the Licensed Products or any component thereof to the extent required by the Applicable Law.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

5.1.2	BioCryst CMO Agreements. To the extent the terms of any agreement between BioCryst and any CMO engaged to Manufacture the Compound or the Licensed Products (or any component thereof) for Commercialization purposes in the Field in the Territory are insufficient to (a) permit the supply of the Licensed Product in the Field in the Territory in accordance with Applicable Law or (b) comply with local market standards in the Territory applicable to Commercialization, then BioCryst will amend such CMO agreements or make such other arrangements, in each case, as necessary to reasonably address such insufficiencies. In addition, BioCryst will include in each manufacturing or supply agreement with any CMO engaged to Manufacture the Compound or the Licensed Products (or any component thereof) for Commercialization purposes in the Field in the Territory a provision that permits Torii to (i) at Torii’s reasonable discretion, engage such CMO directly under BioCryst’s agreement with such CMO or enter into its own agreement directly with such CMO on substantially the same terms as BioCryst in case of a BioCryst Inability to Supply or Supply Failure and (ii) be directly responsible to such CMO for all related obligations under such agreement.

5.1.3	Territory-Specific Packaging and Labeling. Upon Torii’s request at the appropriate time prior to the Regulatory Responsibility Transfer Date, the JSC will discuss in good faith and determine whether Torii will directly retain one or more CMOs in the Territory to conduct Territory-Specific Packaging and Labeling. If the JSC agrees that Torii may directly retain one or more CMOs that BioCryst has engaged to conduct Territory-Specific Packaging and Labeling, then BioCryst will make appropriate arrangements (including assignment to Torii of the relevant agreements and any necessary transfer of BioCryst Manufacturing Know-How necessary or reasonably useful to perform such packaging and labeling activities).

5.1.4	Shipment and Delivery. As between the Parties, BioCryst will be responsible for obtaining all licenses or other authorizations for the exportation and importation of all Licensed Product, and contract for shipment and insurance of all Licensed Product from BioCryst’s or its CMO’s facility, at BioCryst’s cost and expense. The Regulatory Responsible Party will also be responsible for the quality control and quality assurance, release, and distribution of such Licensed Product, at the Regulatory Responsible Party’s cost and expense.

5.2	Product Tracking in the Territory. Torii will, and will ensure that its Controlled Affiliates, Sublicensees, and Subcontractors, maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Licensed Product in the Territory to the extent required by Applicable Law in the Territory.

5.3	Shortages. If a Party believes that there is a reasonable risk of shortage of the Licensed Product for Commercialization purposes in the Field in the Territory, then such Party will provide written notice to the other Party and the Parties will discuss in good faith potential remedies or shortage mitigation strategies. As will be more fully set forth in the Supply Agreement, as long as BioCryst supplies to Torii the Licensed Product for use in the Territory, in the event of a shortage of the Licensed Product for Commercialization purposes in the Field in the Territory, BioCryst will (a) immediately investigate the cause(s) of such shortage and report the result of such investigation to Torii, (b) use Commercially Reasonable Efforts to remedy such shortage, and (c) allocate available supply of the affected Licensed Product on a pro rata basis between Torii on one hand and BioCryst and its other licensees on the other hand, in each case, based on the demand for such Licensed Product in the Territory as compared to demand for such Licensed Product outside of the Territory.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

5.4	Accreditation. BioCryst and Torii acknowledge that BioCryst and its applicable Manufacturing sites for the Licensed Product for Commercialization purposes in the Field in the Territory, including any test or storage facilities, are required to be accredited under Applicable Law in the Territory. To the extent required to obtain and maintain such accreditation, BioCryst will require its CMOs to themselves apply to the applicable Regulatory Authority in the Territory.

5.5	Audits of Manufacturing Facilities.

5.5.1	Audits of Manufacturing Facilities by Regulatory Authority.

(a)	Prior to Regulatory Responsibility Transfer Date. If a Regulatory Authority in the Territory requests an inspection or audit of the facilities of any CMO engaged by BioCryst to Manufacture the Compound or Licensed Product (including any test or storage facilities) for Commercialization purposes in the Field in the Territory, then no later than [***] following such inspection or audit BioCryst will provide to Torii a summary of issues noted by the applicable Regulatory Authority during such inspection or audit.

(b)	On or After Regulatory Responsibility Transfer Date. If a Regulatory Authority in the Territory requests to Torii an inspection or audit of the facilities of any CMO engaged by BioCryst to Manufacture the Compound or Licensed Product (including any test or storage facilities) for Commercialization purposes in the Field in the Territory, then Torii will immediately notify BioCryst of such request, and BioCryst will, and will cause the applicable CMO to, cooperate with Torii and the applicable Regulatory Authority in fulfilling such request. Following receipt of the observations from such an inspection or audit from such a Regulatory Authority (a copy of which Torii will provide to BioCryst as soon as reasonably possible), BioCryst will, and will cause the applicable CMO to, consult with Torii and prepare the response to any such observations. Each Party will be responsible for its internal costs and expenses associated with such an inspection or audit and as between the Parties, Torii will bear (or reimburse Torii for, no later than [***] after invoice therefor) the costs and expenses incurred by the applicable CMO in connection with such inspection or audit. Nothing contained within this Section 5.5.1 (Audits of Manufacturing Facilities by Regulatory Authority) will restrict either Party from making a timely report to a Regulatory Authority or take other action that it deems to be appropriate or required by Applicable Law.

5.5.2	Audits of Manufacturing Facilities by Torii. At any time during the Term (whether before or after the Regulatory Responsibility Transfer Date), but no more than once per Calendar Year, upon reasonable advance notice during regular business hours, BioCryst will permit Torii to perform GMP compliance audits at CMOs engaged by BioCryst to Manufacture the Compound or Licensed Product (including any test or storage facilities) for Commercialization purposes in the Field in the Territory (including any test or storage facilities).

5.5.3	Attendance to the Audits by BioCryst. BioCryst will perform periodic GMP compliance audits of all CMOs engaged to Manufacture the Compound and the Licensed Product for Commercialization purposes in the Territory in the Field in accordance with BioCryst’s standard operating procedures. BioCryst will inform Torii of the schedule of any such audits and will permit Torii to be present at such audits.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

5.5.4	Other Compliance Audits. Torii may perform a temporary GMP compliance audit of the applicable CMOs engaged by BioCryst to Manufacture the Compound or the Licensed Product for Commercialization purposes in the Field in the Territory in the event of a (a) critical issue, as determined by Torii in its reasonable discretion, or (b) material changes that are required on the Japanese Approved Dossier for the Licensed Product in the Field in the Territory.

5.6	Supply Failure.

5.6.1	Notice. If a Party believes that there is a reasonable risk of a BioCryst Inability to Supply or a Supply Failure, then such Party will provide written notice to the other Party and the Parties will discuss in good faith potential remedies or failure mitigation strategies.

5.6.2	Investigation. In the event of any BioCryst Inability to Supply or Supply Failure, BioCryst will immediately investigate the cause(s) of the applicable BioCryst Inability to Supply or Supply Failure and report the results of such investigation to Torii and the Parties will discuss in good faith potential remedies or failure mitigation strategies. As will be more fully set forth in the Supply Agreement, as long as BioCryst supplies to Torii the Licensed Product for use in the Field in the Territory, in the event of a BioCryst Inability to Supply or Supply Failure, BioCryst will use Commercially Reasonable Efforts to remedy such event.

5.6.3	No CMO Failure. In the event of a BioCryst Inability to Supply, solely during the pendency of such BioCryst Inability to Supply, Torii may (a) engage one or more CMOs previously engaged by BioCryst and place orders for the Licensed Product directly from such CMOs, (b) provide to BioCryst reasonable documentation of the actual amounts paid by Torii to such CMOs to Manufacture the Licensed Product for Commercialization purposes in the Field in the Territory, and (c) deduct from the Transfer Price Payments due to BioCryst under this Agreement the actual amounts paid to such CMOs to Manufacture the Licensed Product for Commercialization purposes in the Field in the Territory.

5.6.4	CMO Failure; Technology Transfer. In the event of a Supply Failure, then Torii may select and engage one or more Permitted Torii CMOs to Manufacture the Licensed Product for Commercialization purposes in the Field in the Territory. In such case, BioCryst will transfer to such Permitted Torii CMOs copies of the BioCryst Manufacturing Know-How in electronic form or such other form maintained by BioCryst, and the restrictions on Torii’s right to Manufacture the Compound or the Licensed Product set forth in Section 2.1.3 (Covenant Not to Practice) will terminate. To facilitate such transfer, upon Torii’s reasonable request, BioCryst will make available to Torii or its selected Permitted Torii CMO a reasonable number of BioCryst’s technical personnel with appropriate skill and experience at times to be agreed by the Parties. Torii will be responsible for all internal costs (at the FTE Rate) and external expenses incurred by BioCryst in connection with such transfer of Know-How if such transfer is required solely for supply of the Compound or the Licensed Product for Commercialization purposes in the Field in the Territory. Accordingly, BioCryst may invoice Torii for such costs and expenses, and Torii will pay the undisputed invoiced amounts within [***] after the date of the invoice. In the event that Torii performs any Torii Manufacturing Activities as a result of such a failure of one or more CMOs engaged by BioCryst to Manufacture the Compound or the Licensed Product for Commercialization purposes in the Field in the Territory, Torii may deduct from the Transfer Price Payments due to BioCryst under this Agreement the actual, documented amounts paid by Torii to any Permitted Torii CMO for Licensed Product Manufactured by or on behalf of Torii.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Article 6
COMMERCIALIZATION

6.1	Commercialization Responsibilities. Subject to oversight of the JSC and the other terms of this Agreement, Torii, at its sole cost and expense, will have sole control over and decision-making authority with respect to all Commercialization activities for the Licensed Product in the Field in the Territory. Torii will conduct all Commercialization of each Licensed Product in the Field in the Territory in accordance with the Commercialization Plan for such Licensed Product and subject to the terms of this Agreement and any other written agreement between the Parties with respect to the subject matter set forth herein.

6.2	Commercialization Diligence. Torii will use Commercially Reasonable Efforts to (a) Commercialize the Licensed Product in the Field in the Territory and (b) meet the Performance Targets by the applicable date for the achievement thereof set forth in the Commercialization Plan.

6.3	Commercialization Plans. No later than [***] after the submission of the first MAA for the Licensed Product in the Field in the Territory, Torii will develop, review, and discuss an initial draft of the written plan for Commercialization of the Licensed Product in the Field in the Territory (each, as updated from time to time in accordance with this Section 6.3 (Commercialization Plans) and Section 7.2 (Joint Steering Committee), a “Commercialization Plan”) and provide such initial draft to the JSC to review, discuss, and determine whether to approve. The Commercialization Plan for the Licensed Product in the Field in the Territory will include for such Licensed Product in the Field in the Territory, among other material commercial matters, (a) pre-launch, launch, and subsequent Commercialization strategies and activities (which may include, as appropriate at any given time based on the stage of Commercialization, market access strategy, messaging, branding, advertising, education, publication planning, public relations programs, marketing, and field force training), and (b) key performance indicators for the then-current Launch Year, which key performance indicators will include:

6.3.1	[***];

6.3.2	[***]; and

6.3.3	[***].

Each Commercialization Plan for a Licensed Product (including each update thereto) must include all Commercialization activities to be performed by or on behalf of Torii with respect to the Licensed Product in the Field in the Territory and must be consistent with BioCryst’s global brand strategy and global key positioning and messaging for such Licensed Product (each, a “Global Brand Strategy”), the then-current version of which BioCryst will provide to Torii no later than [***] after the Effective Date and thereafter from time to time in the event of a material change thereto.

6.4	Coordination of Commercialization Activities. The Parties recognize that each Party may benefit from the coordination of certain Commercialization activities for the Licensed Product inside and outside of the Territory (other than pricing for the Licensed Product inside and outside of the Territory, the responsibilities for which are set forth in Section 6.5 (Pricing)). Accordingly, the Parties will coordinate such activities through the JSC where appropriate, which coordination may include communications regarding product positioning.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.5	Pricing.

6.5.1	Reimbursement Approvals. The Regulatory Responsible Party, itself or through its designee, will have the right to seek Reimbursement Approval and obtain the Adjusted NHI Price of the Licensed Product sold in the Field in the Territory, and the other Party will not have the right to direct, control, or approve the Adjusted NHI Price of the Licensed Product sold in the Field in the Territory. BioCryst, itself or through its designee, will have the right to seek Reimbursement Approval and to determine the price of the Licensed Product sold outside of the Territory and in the Territory outside of the Field, including all discount and rebate strategies and other economic arrangements relating to the Licensed Product outside of the Territory and in the Territory outside of the Field, and Torii will not have the right to direct, control, or approve the price of the Licensed Product sold outside of the Territory or in the Territory outside of the Field. The other Party will provide reasonably requested assistance in connection with obtaining Reimbursement Approval for the Licensed Product in the Field in the Territory, including, if required by Applicable Law, to submit any application for Reimbursement Approval or other Regulatory Submission in such Party’s name as reasonably requested by the Regulatory Responsible Party. The Regulatory Responsible Party will keep the other Party timely informed on the status of any application for Reimbursement Approval for the Licensed Product in the Field in the Territory, including any discussion with any Regulatory Authority or other Governmental Authority with respect thereto.

6.5.2	Pricing (Not Relating to Reimbursement Approvals). Notwithstanding Section 6.5.1 (Reimbursement Approvals), Torii will have the right to determine the price of the Licensed Product for sale in the Field in the Territory, including all discount and rebate strategies and other economic arrangements relating to the Licensed Product in the Field in the Territory, and BioCryst will not have the right to direct, control, or approve the price of the Licensed Product sold in the Field in the Territory.

6.6	Diversion. Torii will not, and will reasonably ensure that its Affiliates and Sublicensees and Subcontractors do not, either directly or indirectly, promote, market, distribute, import, sell, or have sold any Licensed Product to any Third Party or to any address or Internet Protocol address or the like outside of the Territory or in the Territory outside of the Field, including via the Internet or mail order. Notwithstanding any provision to the contrary set forth in this Agreement, BioCryst will have the right to attend, or have its designees attend, conferences and meetings of congresses inside and outside of the Territory and to promote and market the Licensed Product in the Territory to Third Party attendees at such conferences and meetings, subject to this Section 6.6 (Diversion). Torii will have the right to attend, or have its designees attend, conferences and meetings of congresses outside of the Territory hosted or sponsored by BioCryst. As applicable, (a) in the case of Torii, in any country or jurisdiction outside of the Territory or in the Territory outside of the Field, and (b) in the case of BioCryst, in the Field in the Territory:

6.6.1	such Party will not engage, nor permit its Affiliates or Sublicensees to engage, in any advertising or promotional activities relating to the Licensed Product for use directed primarily to customers or other buyers or users of the Licensed Product located in any such country or jurisdiction;

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.6.2	such Party will not solicit orders from any prospective purchaser located in any such country or jurisdiction;

6.6.3	such Party will not, and will cause its Affiliates and Sublicensees to not, deliver or tender (or cause to be delivered or tendered) any Licensed Product to Third Parties for use in such country or jurisdiction; and

6.6.4	if either Party or its Affiliates or Sublicensees receive any order for any Licensed Product from a prospective purchaser located in any such country or jurisdiction, then such Party will immediately refer that order to the other Party or its designee and will not accept any such orders.

6.7	Extraordinary Circumstances. In the event of one or more Serious Adverse Events related to the Licensed Product in the Field in the Territory, material changes in the regulatory or pricing framework with respect to the Licensed Product in the Field in the Territory or any other extraordinary circumstances that would have a material negative impact on the Commercialization of the Licensed Product in the Field in the Territory, promptly following Torii’s reasonable request, the Parties will discuss in good faith any amendments that should be made to this Agreement (or whether to terminate this Agreement) as a result of such circumstances. No changes to this Agreement will be made (and no termination effective) unless agreed in writing by duly authorized representatives of each Party in accordance with Section 15.9 (Entire Agreement; Amendments).

6.8	Advertising and Promotional Materials. Reasonably promptly after the Effective Date and thereafter on a regular basis from time to time, BioCryst will provide to Torii those Promotional Materials developed by BioCryst to be adapted by Torii for use in the Field in the Territory. Torii will develop all Promotional Materials, which will be consistent with the Global Brand Strategy and compliant with Applicable Laws, the terms of all applicable Regulatory Approvals, the applicable guidelines from the Japan Pharmaceutical Manufacturers Association and Torii’s internal medical compliance policy. Reasonably in advance of the use thereof by Torii of any new key messages in any Promotional Materials not previously approved by BioCryst, Torii will provide BioCryst with such proposed key messages. BioCryst will have the right to review, comment on, and approve all such key messages prior to the first use thereof, which comments or approval or failure to approve, in each case, BioCryst must communicate to Torii no later than [***] after BioCryst’s receipt thereof. If BioCryst does not communicate its comments, approval, or non-approval on such key messages within the above [***] period, then BioCryst will be deemed to have approved the use of such new key messages. In addition, at least annually thereafter (or more frequently if reasonably requested by BioCryst), Torii will submit to the JSC representative samples of the Promotional Materials developed by or on behalf of Torii for use in the Field in the Territory. In addition to BioCryst’s right to approve all new key messages to be used in any Promotional Materials, Torii will incorporate any changes to Promotional Materials requested by BioCryst in a timely fashion that BioCryst believes in good faith are necessary to enable BioCryst to comply with any Applicable Law and Torii will consider in good faith any other timely comments that BioCryst (through the JSC) may have with respect to any such Promotional Materials. Copies of all Promotional Materials used by Torii in the Territory will be archived by Torii in accordance with Applicable Law in the Territory.

6.9	Product Trademarks.

6.9.1	Global Brand Elements. Torii acknowledges that BioCryst may decide to develop and adopt certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Licensed Product on a global basis (such branding elements, collectively, the “Global Brand Elements”). BioCryst will and hereby does grant Torii the exclusive right to use such Global Brand Elements in connection with the Commercialization of the Licensed Product in the Field in the Territory.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.9.2	Product Marks in the Field in the Territory. Subject to the terms and conditions of this Agreement, BioCryst will and hereby does grant Torii the exclusive right (even as to BioCryst and its Affiliates) to use such Product Marks in connection with the Commercialization of the Licensed Product in the Field in the Territory. Subject to this Section 6.9.2 (Product Marks in the Field in the Territory), BioCryst will have the right to determine the branding for the Licensed Product in the Field in the Territory using those trademarks, logos, and trade names that it determines appropriate for such Licensed Product and that are consistent with BioCryst’s Global Brand Elements (the “Product Marks”); provided, however, to the extent possible, the Product Marks will be the same as the colors, logos, images, symbols, and trademarks used for Commercialization of the Licensed Product worldwide, inside and outside of the Field. In advance of selecting the Product Marks, BioCryst will conduct a trademark clearance search for the Territory at BioCryst’s cost and expense. BioCryst will provide Torii (through the JSC) with a reasonable opportunity to review and provide comments on each proposed Product Mark, and BioCryst will consider in good faith and incorporate where appropriate (in BioCryst’s reasonable discretion) Torii’s comments before selecting the Product Marks (including those related to the use of fonts in the Japanese language and for consistency with Torii’s corporate color and package designs in its other products). Torii will not use any trademarks of BioCryst (including BioCryst’s corporate name) or any trademark confusingly similar thereto, except as expressly permitted under this Agreement or otherwise, without BioCryst’s prior written consent.

6.9.3	Ownership. BioCryst will be the sole and exclusive owner of all Product Marks and Global Brand Elements, including all trademark registrations and applications therefor and all goodwill associated therewith. To the extent Torii acquires any rights, title, or interests in or to any Product Mark or Global Brand Element (including any trademark registration or application therefore or goodwill associated with any Product Mark), Torii will, and hereby does, assign the same to BioCryst. BioCryst will register and maintain the Product Marks in the Territory that it determines reasonably necessary in BioCryst’s name, and will be responsible for all filing, prosecution, and defense before all trademark offices in the Territory of the Product Marks. Torii will be responsible for [***] of all registration and renewal official fees incurred with respect to the Product Marks in the Field in the Territory and BioCryst will bear all other costs associated with the registration, renewal, filing, prosecution, and defense of the Product Marks in the Field in the Territory. Accordingly, BioCryst will invoice Torii for the foregoing costs and expenses associated with the performance of such registration and maintenance of the Product Marks as set forth under this Section 6.9.3 (Ownership), and Torii will pay the undisputed invoiced amounts within [***] after the date of the invoice. In determining registration and maintenance of the Product Marks in the Territory, BioCryst will take into consideration, among others, that trademark rights do not derive from trademark use, but only from registration under the Japanese Trademark Act.

6.9.4	Torii’s Right for Trademarks. Notwithstanding Section 6.9.3 (Ownership), if Torii notifies all of BioCryst’s JSC members that it requests BioCryst to apply for a Product Mark that is used or intended to be used in the Field in the Territory, and BioCryst (a) notifies Torii of BioCryst’s decision not to apply for registration of such Product Mark in the Field in the Territory in BioCryst’s name or (b) agrees in writing that Torii may apply for registration for such Product Mark in the Field in the Territory, in each case ((a) and (b)), no later than [***] after receipt of such request by BioCryst, then Torii may, at its sole cost and expense, apply for, own, and maintain the registration in the Territory, if granted, for such Product Mark. If BioCryst fails to respond to any notice provided by Torii pursuant to this Section 6.9.4 (Torii’s Rights to Trademarks) [***] following the JSC’s receipt thereof, then BioCryst will be deemed to have approved Torii’s application for and ownership of such Product Mark.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.9.5	Tsujo Shiyoken and Senyo Shiyoken. Prior to the Regulatory Responsibility Transfer Date, BioCryst will reasonably support Torii in obtaining registration under the name of Torii in the Territory of the license granted to Torii under this Agreement to Commercialize the Licensed Product in the Field in the Territory as a “Tsujo Shiyoken” in accordance with Article 31 of the Japanese Trademark Act, which registration will not preclude BioCryst from exercising its rights or performing its obligations under this Agreement. Promptly following the Regulatory Responsibility Transfer Date, BioCryst will reasonably support Torii in obtaining registration under the name of Torii in the Territory of the exclusive license granted to Torii under this Agreement to Commercialize the Licensed Product in the Field in the Territory as a “Senyo Shiyoken” in accordance with Article 30 of the Japanese Trademark Act.

6.9.6	Use. Torii agrees that it and its Affiliates and Sublicensees will Commercialize each Licensed Product in the Field in the Territory in a manner consistent with the Global Brand Elements and will: (a) ensure that all Licensed Product that is sold bearing the Product Marks and Global Brand Elements are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (b) ensure that each use of the Global Brand Elements and Product Marks by or on behalf of Torii and its Affiliates and Sublicensees is accompanied by an acknowledgement that such Global Brand Elements and Product Marks are owned by BioCryst; (c) not use such Global Brand Elements or Product Marks in a way that might prejudice their distinctiveness or validity or the goodwill of BioCryst therein and includes the trademark registration symbol ® or ™ as appropriate; (d) not use any trademarks or trade names so resembling any of such Global Brand Elements or Product Marks as to be likely to cause confusion or deception; and (e) place and display the Global Brand Elements and the Product Marks on and in connection with the Licensed Product in a way that acknowledges BioCryst’s role in discovering the Licensed Product and that such Licensed Product is under license from BioCryst. To the extent permitted by Applicable Law and consistent with local industry standard, Torii will include the words “Developed by BioCryst” in relevant scientific, medical, and other Licensed Product-related communications, or such other similar or otherwise customary text provided by Torii and reasonably acceptable to BioCryst.

Article 7
GOVERNANCE

7.1	Alliance Managers. Each Party will appoint an individual to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (each an “Alliance Manager”). The Alliance Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC meetings, in each case, as a non-voting member. An Alliance Manager may also bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Alliance Manager at any time upon written notice to the other Party.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

7.2	Joint Steering Committee.

7.2.1	Formation and Purpose of JSC. No later than [***] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to monitor and coordinate the Development and Commercialization of the Licensed Product in the Field in the Territory. The JSC will be composed of an equal number of representatives from each Party and a minimum of three (3) representatives of each Party and who have the appropriate and direct knowledge and expertise and requisite decision-making authority. Each Party may replace any of its representatives on the JSC and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a representative will notify the other Party at least [***] prior to the next scheduled meeting of the JSC. Both Parties will use reasonable efforts to keep an appropriate level of continuity in representation. Representatives may be represented at any meeting by another person designated by the absent representative. BioCryst will designate one of its JSC representatives as one of the co-chairpersons of the JSC and Torii will designate one of its members as the other co-chairperson of the JSC. Each Party’s representatives on the JSC will inform and coordinate within their respective organization to enable each Party to fulfill its obligations as agreed upon between the Parties under this Agreement, including within the timeframes set forth hereunder.

7.2.2	JSC Roles and Responsibilities. The responsibilities of the JSC will be to:

(a)	provide a forum for the discussion of the Parties’ activities under this Agreement;

(b)	review and discuss the Development and Manufacturing of the Licensed Product both inside and outside of the Territory for Commercialization purposes in the Field in the Territory (including any material changes to the Current Phase III Protocols), and Commercialization of the Licensed Product in the Field in the Territory;

(c)	review and discuss the protocol for the Post-Marketing Activities, and review, discuss, and determine whether to approve the Post-Marketing Budget and any update thereto or overrun thereof, in each case, as described in Section 3.1.2 (Post-Marketing Activities);

(d)	review, discuss, and determine whether to approve the plan for the performance of any Additional Development to be performed in the event that Torii does not terminate the Agreement in accordance with Section 13.2.1(a), as described in Section 4.1.3 (Additional Development);

(e)	review, discuss, and determine whether to approve the conduct of (i) any Development activities for the Licensed Product proposed by Torii for purposes of Commercializing the Licensed Product in the Field in the Territory or (ii) any Investigator Initiated Clinical Development, and determine whether to allocate to Torii responsibility for any Torii Development Activities, in each case, as described in Section 4.1.4 (Other Development);

(f)	oversee the implementation of, and the coordination between the Parties of activities to be performed under, the Supply Agreement, the SDE Agreements, and any other written agreement between the Parties with respect to the Licensed Product in the Field in the Territory;

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(g)	review and discuss a detailed timeline for the transfer of the Assigned Regulatory Materials and each Party’s roles and responsibilities therefor, as described in Section 3.4 (Transfer of Regulatory Materials);

(h)	discuss and determine whether Torii will perform any Territory-Specific Packaging and Labeling, as described in Section 5.1.3 (Territory-Specific Packaging and Labeling);

(i)	review, discuss, and determine whether to approve the Commercialization Plan (including the Performance Targets set forth therein) and any updates thereto, as described in Section 6.3 (Commercialization Plans);

(j)	review and discuss any request by Torii that BioCryst apply for a Product Mark that is used or intended be used in the Field in the Territory, as described in Section 6.9.4 (Torii’s Rights for Trademarks);

(k)	review, discuss, and determine matters in the Territory that may have a material adverse impact upon the regulatory status of the Licensed Product outside the Territory as provided in Section 7.6 (No Harmful Actions);

(l)	review, discuss, and determine the Publication and Communication Strategy and any updates thereto for the Licensed Product, as described in Section 9.6 (Publications);

(m)	review, discuss, and determine the FTE Rate and any update thereto prior to the commencement of any relevant activities under this Agreement that require reimbursement at the FTE Rate;

(n)	serve as a forum to receive updates on market access, reimbursement, and pricing strategy for the Licensed Product in the Field in the Territory;

(o)	establish and dissolve any subcommittee or working group to discuss specific matters under this Agreement; and

(p)	perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement.

7.2.3	Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least [***] in advance of each meeting of the JSC; provided that under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

7.2.4	Meetings. The JSC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly until the first anniversary of the First Commercial Sale of the Licensed Product in the Field in the Territory, and semi-annually thereafter, unless otherwise agreed by the Parties. All meetings will be conducted in English unless otherwise agreed by the Parties. The JSC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method; provided that at least one meeting each Calendar Year will be conducted in person at a location selected alternatively by BioCryst and Torii or such other location as the Parties may agree. Each Party will be responsible for all of its own costs and expenses of participating in any JSC meeting. BioCryst’s Alliance Manager will prepare and circulate minutes for each JSC meeting within [***] after each such meeting and each Party’s Alliance Manager will ensure that such minutes are reviewed and approved by their respective companies within [***] thereafter.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

7.3	Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives (which may include legal counsel), to attend a meeting of the JSC (in a non-voting capacity), if such participants have expertise that is relevant to the planned agenda for such JSC meeting; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party will provide prior written notice to the other Party reasonably in advance of such meeting and will ensure that such Third Party is bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 9 (Confidentiality; Publication). Notwithstanding any provision to the contrary set forth in this Agreement, if the other Party objects in good faith to the participation of such Third Party in such meeting due to a bona fide concern regarding competitively sensitive information that is reasonably likely to be discussed at such meeting (i.e., a consultant that also provides services to a Third Party with a Competitive Product), then such Third Party will not be permitted to participate in such meeting (or the portion thereof during which such competitively sensitive information is reasonably likely to be discussed).

7.4	Decision-Making.

7.4.1	General Process. The JSC will only have the powers expressly assigned to it in this Article 7 (Governance) and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms of this Agreement; or (b) waive either Party’s compliance with the terms of this Agreement. All decisions of the JSC will be made by unanimous vote, with each Party’s representatives having one vote (i.e., one vote per Party). No action taken at any meeting of the JSC will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached if two voting representatives of each Party are present or participating in such meeting. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 7.4 (Decision-Making), including the escalation and tie-breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 7.2.2 (JSC Roles and Responsibilities) to be reviewed and discussed (as opposed to reviewed, discussed, and determined) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 7.4 (Decision-Making) or in Section 7.5 (Resolution of JSC Disputes).

7.4.2	Decisions of the JSC. The JSC will use good faith efforts, in compliance with this Section 7.4.2 (Decisions of the JSC), to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any matter that is within the scope of the JSC’s authority or any other disagreement between the Parties that may be referred to the JSC, in each case, within a period of [***] after the applicable meeting of the JSC at which the JSC is unable to reach a resolution, then a Party may refer such matter for resolution in accordance with Section 7.5.1 (Referral to Executive Officers) to the Chief Executive Officer of BioCryst (or an executive officer of BioCryst designated by the Chief Executive Officer of BioCryst who has the power and authority to resolve such matter) and the Chief Executive Officer of Torii (or an executive officer of Torii designated by the Chief Executive Officer of Torii who has the power and authority to resolve such matter) (collectively, the “Executive Officers”).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

7.5	Resolution of JSC Disputes.

7.5.1	Referral to Executive Officers. If a Party makes an election under Section 7.4.2 (Decisions of the JSC) to refer a matter on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, which election must be made no later than [***] after the applicable meeting of the JSC at which the JSC is unable to reach a consensus decision, then the Parties will each submit in writing the respective positions of the Parties to the Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

7.5.2	Final Decision-Making Authority. If the Executive Officers are unable to reach agreement on any such matter referred to them within ten (10) Business Days after such matter is so referred (or such longer period as the Executive Officers may agree upon), then:

(a)	No Change; Status Quo. [***].

(b)	Decision-Making before the Regulatory Responsibility Transfer Date. Other than the matters set forth in Section 7.5.2(a) (No Change; Status Quo):

(i)	BioCryst Decisions. [***].

(ii)	Torii Decisions. [***].

(c)	Decision-Making after the Regulatory Responsibility Transfer Date. Other than the matters set forth in Section 7.5.2(a) (No Change; Status Quo):

(i)	Torii Decisions. [***].

(ii)	BioCryst Decisions. [***].

7.5.3	Limitations on Decision-Making. Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, no decision of the JSC or a Party’s Executive Officer (in the exercise of a Party’s final decision-making authority on any such matters), in each case, may (a) result in a material increase in the other Party’s obligations, costs, or expenses under this Agreement, unless, in each case, such actions are reasonably necessary for each Party to comply with Applicable Law as the Territory Sponsor or as the owner and holder of any Regulatory Submission, Regulatory Approval, or Reimbursement Approval, as applicable, for the Licensed Product, (b) take or decline to take any action that would be reasonably likely to result in a violation of any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party (including any agreement pursuant to which BioCryst Controls any BioCryst Technology) or would be reasonably likely to result in the infringement or misappropriation of intellectual property rights of any Third Party, or (c) conflict with this Agreement, any Supply Agreement, any SDE Agreement, or any other agreement between the Parties related to the subject matter set forth herein.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

7.6	No Harmful Actions. If, following the Regulatory Responsibility Transfer Date, BioCryst believes that Torii is taking or intends to take any action with respect to the Licensed Product that could have a material adverse impact upon the regulatory status of the Licensed Product outside of the Territory or in the Territory or the global pricing of the Licensed Product, then, in each case, BioCryst may bring the matter to the attention of the JSC and the JSC will discuss in good faith a resolution to such concern. Without limiting the foregoing, unless the Parties otherwise agree (or unless otherwise set forth in this Agreement), Torii will not communicate with any Regulatory Authority or other Governmental Authority having jurisdiction outside of the Territory with respect to the Licensed Product outside of the Territory or in the Territory outside of the Field, unless so ordered by such Regulatory Authority or other Governmental Authority, in which case, Torii will immediately notify BioCryst of such order.

Article 8
PAYMENTS

8.1	Upfront Payment. As consideration for the rights and licenses granted by BioCryst to Torii under this Agreement, within [***] after the later of (a) the Effective Date and (b) receipt from BioCryst of all completed tax documents to file with tax authorities in Japan in order to reduce BioCryst’s tax liability (“Tax Documents”), Torii will pay to BioCryst, by wire transfer of immediately available funds, a one-time, non-refundable, non-creditable upfront payment of Twenty-Two Million United States Dollars ($22,000,000) (the “Upfront Payment”).

8.2	Milestone Payments.

8.2.1	Milestone Events and Payments. No later than [***] after the later of (a) achievement of the regulatory milestone event for the Licensed Product set forth below and (b) receipt from BioCryst of the Tax Documents, Torii will pay to BioCryst the corresponding regulatory milestone payment as set forth below (the regulatory milestone event set forth in Table 8.2.1, the “Milestone Event,” and the regulatory milestone payment set forth in Table 8.2.1, the “Milestone Payment”). Notwithstanding anything to the contrary in this Section 8.2.1 (Milestone Events and Payments), if (i) the Adjusted NHI Price upon receipt of Regulatory Approval and Reimbursement Approval from the MHLW for the Licensed Product in HAE-P in the Territory is less than [***] or (ii) either of Regulatory Approval or Reimbursement Approval for the Licensed Product in HAE-P in the Territory has not been obtained by December 31, 2021, then no Milestone Payment will be due to BioCryst upon the achievement of such Milestone Events.

Table 8.2.1 – REGULATORY MILESTONES
Milestone Event	Milestone Payment (in U.S. Dollars) – If the first Regulatory Approval for the Licensed Product in the Territory is received on or prior to December 31, 2020	Milestone Payment (in U.S. Dollars) – If the first Regulatory Approval for the Licensed Product in the Territory is received between January 1, 2021 and December 31, 2021
Receipt of Regulatory Approval and Reimbursement Approval from the MHLW for the first Licensed Product in HAE-P in the Territory, solely if the Adjusted NHI Price is equal to or greater than [***]	$20,000,000	$15,000,000

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.3	Transfer Price Payments to BioCryst.

8.3.1	Transfer Price Rates. Subject to the remainder of this Section 8.3 (Transfer Price Payments to BioCryst), Torii will make payments to BioCryst for each Licensed Product sold in the Territory, calculated by multiplying the applicable transfer price rate set forth below in either Column (A) or Column (B) of Table 8.3.1 (as applicable) by the aggregate amount of Net Sales of such Licensed Product sold in the Territory in the applicable Calendar Quarter. The transfer price payments due with respect to Net Sales of each Licensed Product pursuant to this Section 8.3 (Transfer Price Payments to BioCryst), collectively the “Transfer Price Payments.”

Table 8.3.1 – LICENSED PRODUCT TRANSFER PRICE PAYMENTS
Portion of Aggregate Annual Net Sales of Licensed Product in the Territory (in Japanese Yen)	Column (A) Transfer Price Rate – If SAKIGAKE Designation is not cancelled before receipt of the first Regulatory Approval for the Licensed Product in the Territory	Column (B) Transfer Price Rate – If SAKIGAKE Designation is cancelled before receipt of the first Regulatory Approval for the Licensed Product in the Territory
For the portion of annual Net Sales of Licensed Product in the Territory up to [***]	20%	15%
For the portion of annual Net Sales of Licensed Product in the Territory exceeding [***] and up to [***]	30%	25%
For the portion of annual Net Sales of Licensed Product in the Territory exceeding [***]	40%	35%

For example, if there is [***] in aggregate annual Net Sales of the Licensed Product in the Territory in a given Calendar Year and SAKIGAKE Designation is not cancelled before receipt of approval of the MAA by the MHLW with respect to such Licensed Product, then Torii would owe quarterly Transfer Price Payments aggregating ([***] x 20%) + ([***] x 30%) = [***], which would be payable on a Calendar Quarterly basis as Net Sales are accrued. For example, in such scenario if such [***] were accrued in equal amounts over the course of four Calendar Quarters in a year, then the payments would be as follows: first Calendar Quarter: [***] x 20%, second Calendar Quarter: [***] x 20%, third Calendar Quarter: ([***] x 20%) + ([***] x 30%), fourth Calendar Quarter: [***] x 30%.

8.3.2	Transfer Price Payment Term. Torii will pay to BioCryst the Transfer Price Payments on a Licensed Product-by-Licensed Product basis in the Territory beginning on the date of the First Commercial Sale of such Licensed Product until the later of: (a) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in the Territory; and (b) the expiration of the last Valid Claim within the Transfer Price Patent Rights that Covers the composition of matter, or method of use in the Approved Labeling of such Licensed Product in the Field in the Territory; and (c) the expiration of Regulatory Exclusivity for such Licensed Product in the Field in the Territory (“Transfer Price Payment Term”), provided, however, that Transfer Price Payment Term will expire with respect to a particular Licensed Product in the Territory if (i) during the period following the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in the Territory and, if later, the expiration of Regulatory Exclusivity for such Licensed Product in the Field in the Territory, there is no other Valid Claim other than a pending application within the Transfer Price Patent Rights that Covers the composition of matter or method of use in the Approved Labeling of the Licensed Product in the Field in the Territory, and (ii) there is a Loss of Market Exclusivity for such Licensed Product in the Territory. On a Licensed Product-by-Licensed Product basis, upon the expiration of the Transfer Price Payment Term, the license granted to Torii under Section 2.1 (License Grants to Torii) will become non-exclusive, fully paid-up, perpetual and irrevocable with respect to such Licensed Product, so long as at such time Torii has paid to BioCryst all amounts due under this Agreement in accordance with the terms hereof and is not at such time in breach of this Agreement. A Licensed Product will be considered a separate Licensed Product with a distinct Transfer Price Payment Term if a new MAA (and not a supplemental MAA) is required to be submitted in order to receive Regulatory Approval for such Licensed Product in the Field in the Territory, and notwithstanding any provision to the contrary set forth in this Agreement, the Licensed Product for HAE-P will be a separate Licensed Product from the Licensed Product for HAE-A.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.3.3	Transfer Price Reductions.

(a)	Generic Product Reduction. Subject to Section 8.3.3(e) (Cumulative Reductions Floor), on a Licensed Product-by-Licensed Product basis, if during any Calendar Quarter, there is Loss of Market Exclusivity for such Licensed Product in the Territory, then the transfer price rate applicable to Net Sales of such Licensed Product in the Territory in such Calendar Quarter will be reduced by [***] of the applicable transfer price rate that would otherwise be owed on such Net Sales of such Licensed Product in the Territory under Section 8.3 (Transfer Price Rates). Torii will promptly notify BioCryst of the occurrence of Loss of Market Exclusivity, which notice will specify the applicable Generic Products and Indication.

(b)	Third Party Patent Rights and Know-How. Subject to Section 8.3.3(e) (Cumulative Reductions Floor), on a Licensed Product-by-Licensed Product basis, during any Calendar Quarter in which Transfer Price Payments are payable by Torii to BioCryst pursuant to Section 8.3 (Transfer Price Payments to BioCryst) with respect to a Licensed Product, Torii may credit against such Transfer Price Payments payable to BioCryst pursuant to Section 8.3 (Transfer Price Payments to BioCryst) with respect to such Licensed Product in the Territory in such Calendar Quarter up to [***] of any royalty payments for which Torii is responsible (i) under any Third Party IP Agreement entered into pursuant to Section 12.4.4 (Responsibility for Costs), or (ii) under any agreement with a Third Party entered into by Torii pursuant to Section 12.4.2 (Torii Identified Rights), but in each case solely to the extent such royalty payments are made in consideration for the acquisition or license of Patent Rights Controlled by a Third Party that (in the opinion of counsel) would be infringed by the Commercialization of the Licensed Product in the Field in the Territory.

(c)	Reductions for Additional Development. Subject to Section 8.3.3(e) (Cumulative Reductions Floor), on a Licensed Product-by-Licensed Product basis, during any Calendar Quarter in which Transfer Price Payments are payable by Torii to BioCryst pursuant to Section 8.3 (Transfer Price Payments to BioCryst) with respect to a Licensed Product, Torii may credit (i) [***] of amounts reimbursed to BioCryst as Additional First Approval Costs and Additional Essential Element Expansion Costs and (ii) [***] of amounts reimbursed to BioCryst as Additional Label Expansion Costs, in each case ((i) and (ii)), in accordance with Section 4.1.3 (Additional Development) for the Licensed Product against the Transfer Price Payments payable to BioCryst with respect to such Licensed Product in the Territory in such Calendar Quarter.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)	Reductions for Territory-Specific Packaging and Labeling. If Torii conducts any Territory-Specific Packaging and Labeling in accordance with Section 5.1.3 (Territory-Specific Packaging and Labeling), then, on a Calendar Quarterly basis, to the extent equal to or less than the amount incurred on a quarterly basis by or on behalf of BioCryst to perform Territory-Specific Packaging and Labeling (adjusted with applicable CPI), Torii may deduct the external expenses paid to the applicable CMO for the performance of such Territory-Specific Packaging and Labeling.

(e)	Cumulative Reductions Floor. Other than as a result of reductions permitted under Section 5.6 (Supply Failure) and Section 8.3.3(d) (Reductions for Territory-Specific Packaging and Labeling), in no event will the aggregate amount of Transfer Price Payments due to BioCryst for a Licensed Product in the Territory in any given Calendar Quarter during the Transfer Price Payment Term for such Licensed Product in the Territory be reduced to less than fifty percent (50%) of the amount that otherwise would have been due and payable to BioCryst in such Calendar Quarter for such Licensed Product in the Territory but for the reductions set forth in Section 8.3.3(a) (Generic Product Reduction), Section 8.3.3(b) (Third Party Patent Rights and Know-How), and Section 8.3.3(c) (Reductions for Additional Development); provided that if any Calendar Quarter Torii cannot apply any of the reductions permitted under Section 8.3.3(a) (Generic Product Reduction), or Section 8.3.3(b) (Third Party Patent Rights and Know-How), Section 8.3.3(c) (Reductions for Additional Development) as a result of the foregoing cumulative reductions floor, then Torii may carry over such amount to any subsequent Calendar Quarter and reduce the Transfer Price Payment due for such Calendar Quarter, subject always to the restrictions of this Section 8.3.3(e) (Cumulative Reductions Floor).

8.3.4	Transfer Price Payment Reports and Payments. Commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Territory, within [***] after the end of each Calendar Quarter, Torii will provide BioCryst with a detailed report that contains the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product basis (each, a “Transfer Price Payment Report”): (a) the amount of gross sales and Net Sales of each Licensed Product sold by Torii and its Affiliates and Sublicensees in the Territory and all deductions used to determine such Net Sales of each such Licensed Product for such Calendar Quarter, (b) a calculation of the Transfer Price Payment due on such Net Sales of each Licensed Product in the Territory, including any royalty reduction made in accordance with Section 8.3.3(a) (Generic Product Reduction), Section 8.3.3(b) (Third Party Patent Rights and Know-How), Section 8.3.3(c) (Reductions for Additional Development), or Section 8.3.3(d) (Reductions for Territory-Specific Packaging and Labeling), (c) the exchange rate used for converting Transfer Price Payments from Japanese Yen to Dollars, (d) any withholding taxes required to be made from such Transfer Price Payments, and (e) the quantity and description of each Licensed Product sold by Torii or its Affiliate or Sublicensee in the Territory during such Calendar Quarter comprising such Net Sales. Concurrent with the delivery of the applicable Transfer Price Payment Report, but in any event within [***] after the end of each Calendar Quarter, Torii will pay such the amount of the Transfer Price Payments set forth in the applicable Transfer Price Payment Report to BioCryst in Dollars. If requested by BioCryst, the Parties will seek to resolve any questions or issues related to a Transfer Price Payment Report within [***] following the receipt by BioCryst of each Transfer Price Payment Report.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.4	Payments to Third Parties. Subject to Section 12.4 (Third Party In-Licenses) and Section 8.3.3(b) (Third Party Patent Rights and Know-How), each Party will be solely responsible for any payments due to Third Parties under any agreement entered into by such Party prior to or after the Effective Date.

8.5	Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified hereunder, within [***] after the end of each Calendar Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts within [***] after the receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] after resolution of the dispute.

8.6	No Refunds. Except as expressly provided herein, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.

8.7	Accounting Standards. If a Party changes its general accounting principles from the then-current standard (e.g., from GAAP to IFRS) at any time during the Term, then at least [***]prior to adopting such change in principles, such Party will provide written notice to the other Party of such change.

8.8	Currency; Exchange Rate. All payments to be made by Torii to BioCryst or BioCryst to Torii under this Agreement will be made in Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by BioCryst or Torii, as applicable. Conversion of Net Sales recorded in local currencies will be converted to Dollars at the exchange rate set forth in The Wall Street Journal or any successor thereto for the last day of the Calendar Quarter in which the applicable payment obligation became due and payable.

8.9	Blocked Payments. If by reason of Applicable Law in any country or region, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, then such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country or region to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***], in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.

8.10	Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] percentage points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue; or (b) the maximum rate permitted by Applicable Law; in each case, calculated on the number of days such payment is delinquent, compounded monthly.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.11	Financial Records and Audits. Each Party will maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of Additional Development Costs, Transfer Price Payments, costs and expenses incurred by or on behalf of Torii in the performance of any Torii Manufacturing Activities, and other amounts payable under this Agreement. Upon reasonable prior notice, such records will be open during regular business hours for a period of [***] from the creation of individual records for examination by an independent certified public accountant selected by the examining Party and reasonably acceptable to the other Party for the sole purpose of verifying for the examining Party the accuracy of the financial reports furnished by the other Party (the “Examined Party”) pursuant to this Agreement or of any payments made, or required to be made, by such Examined Party pursuant to this Agreement; provided that such independent accounting firm is subject to written obligations of confidentiality and non-use applicable to each Party’s Confidential Information that are at least as stringent as those set forth in Article 9 (Confidentiality; Publication). Such audit will not be (a) performed more frequently than once per Calendar Year during the Term or once during the three year period after the expiration or termination of this Agreement, (b) conducted for any Calendar Year more than three years after the end of such year, or (c) repeated for any Calendar Year or with respect to the same set of records (unless a material discrepancy with respect to such records is discovered during a prior audit). Such auditor will not disclose the Examined Party’s Confidential Information to the examining Party or to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the Examined Party or the amount of payments by the Examined Party under this Agreement. In case of any underpayment, the Examined Party will pay any amounts shown to be owed to the examining Party but unpaid within [***] after the accountant’s report, plus interest (as set forth in Section 8.10 (Late Payments)) from the original due date. In case of any overpayment, the amount of such overpayment may first be credited from subsequent payments due to the Examined Party hereunder, or if there is no such payment, then the Examined Party will refund such any remaining amount of such overpayment to the examining Party on the same terms as an underpayment. The examining Party will bear the full cost of such audit unless such audit reveals an underpayment by the Examined Party of more than [***] of the amount actually due for the time period being audited, in which case the Examined Party will reimburse the examining Party for the reasonable audit fees for such examination.

8.12	Taxes.

8.12.1	Taxes on Income. Except as set forth in this Section 8.12 (Taxes), each Party will be solely responsible for the payment of any and all Taxes levied on account of all payments it receives under this Agreement.

8.12.2	Tax Cooperation. The Parties agree to cooperate with one another in accordance with Applicable Law and use reasonable efforts to minimize Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by each Party to the other Party under this Agreement. Except as set forth under Section 8.12.5 (VAT Credits), to the extent either Party (the “Paying Party”) is required to deduct and withhold Taxes on any payment to the other Party (the “Recipient”), the Paying Party may deduct any withholding tax required to pay or withhold on behalf of BioCryst from the payments pursuant to this Agreement as long as Paying Party will (a) pay the amount of such Taxes to the proper Governmental Authority in a timely manner, and (b) promptly transmit to the Recipient an official tax certificate or other evidence of such payment sufficient to enable the Recipient to claim such payment of Taxes on the Recipient’s applicable tax returns. To the extent practicable, the Paying Party will provide the Recipient with advance notice prior to withholding any Taxes from payments payable to the Recipient and will provide the Recipient with a commercially reasonable period of time to claim an exemption or reduction in otherwise applicable Taxes. The Recipient will provide the Paying Party any tax forms that may be reasonably necessary in order for the Paying Party to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty, to the extent the Paying Party is legally able to do so. The Recipient will use reasonable efforts to provide any such tax forms to the Paying Party in advance of the due date. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Paying Party if the Paying Party is the Party bearing such withholding Tax under this Section 8.12 (Taxes). In addition, the Parties will cooperate in accordance with Applicable Law to minimize indirect Taxes (such as VAT, sales tax, consumption tax, and other similar Taxes) in connection with this Agreement. In the event of any inconsistency between this Section 8.12 (Taxes) and Section 8.12.5 (VAT Credits), Section 8.12.5 (VAT Credits) will take precedence. For the avoidance of doubt, any payments delayed by the Paying Party in order to allow the Recipient to claim an exemption or reduction in otherwise applicable Taxes will not be subject to Section 8.10 (Late Payments).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.12.3	Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, if the Paying Party assigns, transfers, or otherwise disposes of some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of Tax required by Applicable Law with respect to payments under this Agreement is increased, then any amount payable to the Recipient under this Agreement will be increased to take into account such withheld Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), the Recipient receives an amount equal to the sum it would have received had no such withholding been made.

8.12.4	Returns. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and any conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby, if any, will be borne and paid by the Paying Party. The Paying Party will prepare and timely file all tax returns required to be filed in respect of any such Taxes. The Parties will reasonably cooperate in accordance with Applicable Law to minimize transfer Taxes in connection with this Agreement.

8.12.5	VAT Credits. All payments due to BioCryst from Torii pursuant to this Agreement will be paid without any deduction for any VAT that Torii may be required to pay to any tax authorities in the Territory. BioCryst will use reasonable efforts to assist Torii to minimize and obtain all available exemptions from such VAT or other taxes, but if applicable, Torii will pay any such VAT to the proper taxing authorities upon receipt of a valid VAT invoice (where such invoice is required under local VAT laws). If Torii is required to pay or BioCryst is required to report, any such VAT, then Torii will increase the amount of any and all payments under this Agreement upon which such VAT is due as may be necessary so that after making any payments in respect of any such VAT, BioCryst receives an amount equal to the sum that it would have received had no such VAT been required to be paid on such amount. Torii will promptly provide to BioCryst applicable receipts evidencing payment of such VAT and other documentation reasonably requested by Torii.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Article 9
CONFIDENTIALITY; PUBLICATION

9.1	Duty of Confidence. Subject to the other provisions of this Article 9 (Confidentiality; Publication):

9.1.1	except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and for [***] thereafter;

9.1.2	the Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;

9.1.3	the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;

9.1.4	a Receiving Party may disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Controlled Affiliates and JT (with respect to Torii) or Affiliates (with respect to BioCryst), licensees, Sublicensees, and Subcontractors; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors of the Receiving Party and its Controlled Affiliates and JT (with respect to Torii) or Affiliates (with respect to BioCryst), licensees, Sublicensees, and Subcontractors in each case ((a) and (b)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information no less stringent than the confidentiality and non-use obligations set forth in this Agreement. Each Party will remain responsible for any failure by its Controlled Affiliates and JT (with respect to Torii) or Affiliates (with respect to BioCryst), licensees, Sublicensees, and Subcontractors, and its and its Controlled Affiliates and JT (with respect to Torii) or its Affiliates’(with respect to BioCryst), licensees’, and Sublicensees’ respective employees, directors, officers, agents, consultants, attorneys, accountants, banks, investors, advisors, and contractors, in each case, to treat such Confidential Information as required under this Section 9.1 (Duty of Confidence) (as if such Controlled Affiliates and JT (with respect to Torii), Affiliates (with respect to BioCryst), licensees, Sublicensees, Subcontractors, employees, directors, officers agents, consultants, advisors, attorneys, accountants, banks, investors, and contractors were Parties directly bound to the requirements of this Section 9.1 (Duty of Confidence)); and

9.1.5	each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

9.2	Confidential Information. The BioCryst Know-How will be the Confidential Information of BioCryst. The Joint Know-How and the terms of this Agreement will be the Confidential Information of both Parties. The Torii Know-How will be the Confidential Information of Torii. Except as provided in Section 9.4 (Authorized Disclosures) and Section 9.7 (Publicity; Use of Names), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement.

9.3	Exemptions. Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.3.1	is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

9.3.2	is generally available to the public before its receipt from the Disclosing Party;

9.3.3	became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

9.3.4	is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

9.3.5	is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.4	Authorized Disclosures.

9.4.1	Permitted Circumstances. Notwithstanding the obligations set forth in Section 9.1 (Duty of Confidence) and Section 9.6 (Publications), a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

(a)	(i) the Patent Prosecution of BioCryst Patent Rights, Joint Patent Rights, or Torii Patent Rights, in each case, as contemplated by this Agreement; or (ii) Regulatory Submission and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Licensed Product in accordance with the rights and obligations of the applicable Party under this Agreement;

(b)	disclosure of this Agreement, its terms, and the status and results of Exploitation of the Licensed Product to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty factoring transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 9 (Confidentiality; Publication) or otherwise customary for such type and scope of disclosure; provided that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(c)	such disclosure is required to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities), including the United States Securities and Exchange Commission or equivalent foreign agency or regulatory body, or applicable stock exchange rules, including the Tokyo Stock Exchange rules, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 9.4.1(c) (Permitted Circumstances), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 9 (Confidentiality; Publication) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [***] (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 9.4.1(c) (Permitted Circumstances); or

(d)	disclosure pursuant to Section 9.6 (Publications) and Section 9.7 (Publicity; Use of Name).

9.4.2	Confidential Treatment. Notwithstanding any provision to the contrary set forth in this Agreement, in each case of a disclosure to be made pursuant to Section 9.4.1(b) or Section 9.4.1(c) (Permitted Circumstances) by either Party, except where impractical, where some or all of the terms of this Agreement are to be disclosed, such Party will provide to the other Party a redacted version of the applicable terms of this Agreement to be made in connection with any such disclosure reasonably in advance of such disclosure and consider in good faith the other Party’s comments. Subject to the foregoing, but notwithstanding any other provision to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.4.1 (Permitted Circumstances), then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

9.5	Tax Treatment. Nothing in Section 9.1 (Duty of Confidence) or 9.4 (Authorized Disclosures) will limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income Tax treatment and the U.S. or foreign income Tax structure of the transactions relating to such Party that are based on or derived from this Agreement, or materials of any kind (including opinions or other Tax analyses) relating to such Tax treatment or Tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.6	Publications.

9.6.1	Torii may publicly present or publish any Clinical Trial or Commercialization data, non-clinical or preclinical data, or any associated results, data, or conclusions generated by or on behalf of Torii pursuant to this Agreement (each such proposed presentation or publication, a “Publication”) solely if such Publication is in accordance with a written global publication and communication strategy with respect to the Licensed Product as reviewed, discussed, and determined by the JSC and updated by the JSC from time to time during the Term (the “Publication and Communication Strategy”), and subject to the additional limitations set forth in this Section 9.6 (Publications). If Torii desires to publicly present or publish a Publication in accordance with the foregoing sentence that is in accordance with the Publication and Communication Strategy, then Torii will provide BioCryst (including the Alliance Manager and all BioCryst members of the JSC) with a copy of such proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”). Torii agrees that it will not submit or present any Publication until (a) BioCryst has provided written comments during such Review Period on the material in such Publication, or (b) the applicable Review Period has elapsed without written comments from BioCryst, in which case Torii may proceed and the Publication will be considered approved in its entirety. If Torii receives written comments from BioCryst on any Publication during the applicable Review Period, then it will consider BioCryst’s comments in good faith and incorporate such comments where appropriate. Notwithstanding any provision to contrary set forth in this Agreement, Torii will (i) delete any Confidential Information of BioCryst that BioCryst identifies for deletion in BioCryst’s written comments, (ii) delete any Clinical Trial data, results, conclusions, or other related information for a Licensed Product, the publication of which BioCryst determines, in its sole discretion, would conflict with BioCryst’s global publication strategy with respect to the Licensed Product, and (iii) delay such Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable BioCryst to draft and file one or more patent applications with respect to any subject matter to be made public in such Publication. Torii agrees to acknowledge the contributions of BioCryst and the employees of BioCryst, in each case, in all Publications as scientifically appropriate. Torii will require its Controlled Affiliates and Sublicensees to comply with the obligations of this Section 9.6 (Publications) as if they were Torii, and Torii will be liable for any non-compliance of such Persons.

9.6.2	BioCryst Publications. If BioCryst desires to publicly present or publish any Clinical Trial or Commercialization data, non-clinical or preclinical data, or any associated results, data, or conclusions generated by or on behalf of BioCryst pursuant to this Agreement, then BioCryst will provide Torii with an initial draft of such proposed publication as soon as reasonably practicable. If Torii notifies BioCryst that any such publication may have negative impact on the Development or Commercialization of the Licensed Product in the Field in the Territory, then BioCryst will consider Torii’s comments in good faith.

9.7	Publicity; Use of Names.

9.7.1	Press Release. The Parties have agreed on separate press releases announcing this Agreement, each as set forth on Schedule 9.7.1 (Press Release), to be issued by the applicable Party on such date and time as may be agreed by the Parties. Other than the press releases set forth on Schedule 9.7.1 (Press Release) and the public disclosures permitted by this Section 9.7 (Publicity; Use of Names) and Section 9.4 (Authorized Disclosures), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information, other than that which is already in the public domain, and remains true, correct, and current, will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld). However, the Parties agree that after (a) a disclosure pursuant to Section 9.7 (Publicity; Use of Names) or Section 9.4 (Authorized Disclosures) or (b) the issuance of a press release (including the initial press releases) or other public announcement pursuant to this Section 9.7.1 (Press Release) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein. Similarly, after a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate website (or any website managed by such Party in connection with a Clinical Trial for a Licensed Product, as appropriate) without the prior written consent of the other Party, so long as the information in such Publication remains true, correct, and the most current information with respect to the subject matters set forth therein.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.7.2	Disclosures by BioCryst. Notwithstanding any provision to the contrary set forth in this Agreement, BioCryst has the right to publicly disclose (in written, oral, or other form): (a) the achievement of Milestone Events under this Agreement (including the amount, payment, and timing of any such Milestone Event); (b) any information relating to any Clinical Trial for a Licensed Product, including the commencement, completion, material data, or key results, whether or not conducted under this Agreement; and (c) the achievement of Regulatory Approval for a Licensed Product. To the extent that any such public disclosure to be made by BioCryst in writing is likely, in BioCryst’s discretion, to have an impact on the Commercialization of the Licensed Product in the Field in the Territory, BioCryst will use reasonable efforts to provide to Torii copies of such disclosure in advance of publication thereof and consider in good faith any comments from Torii regarding such disclosure.

9.7.3	Use of Names. Each Party will have the right to use the other Party’s name and logo as otherwise set forth in this Agreement and in presentations, its website, collateral materials, and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 9.7 (Publicity; Use of Names); provided that each Party will use the other Party’s corporate name in such manner (a) that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party will not be impaired, (b) consistent with best practices used by such other Party for its other collaborators, and (c) in accordance with the other Party’s written instruction. Except as permitted under this Section 9.7 (Publicity; Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates (in case of BioCryst) or Controlled Affiliates (in case of Torii) or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law. Each Party will use the other Party’s corporate name in the form and format provided or otherwise approved by such other Party in all publicity relating to this Agreement, including the initial press release and all subsequent press releases. Torii will include explanatory text such as “Developed by BioCryst” in all publicity, promotion, news releases, or disclosures relating to the Licensed Product, or such other similar or otherwise customary text provided by Torii and reasonably acceptable to BioCryst.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.8	Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Section 9.8 (Attorney-Client Privilege) will apply with respect to a Dispute between the Parties (including their respective Affiliates).

Article 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date as follows:

10.1.1	It is a corporation or limited company duly organized, validly existing, and, as applicable, in good standing under the laws of the jurisdiction of its organization, and it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

10.1.2	It has not been Debarred/Excluded and no proceeding that could result it in being Debarred/Excluded is pending, and neither it nor any of its Affiliates has used, in any capacity in the performance of obligations relating to the Licensed Product, any employee, subcontractor, consultant, agent, representative, or other Person who has been Debarred/Excluded.

10.1.3	All consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

10.1.4	This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

10.2	Representations and Warranties of BioCryst. BioCryst represents and warrants to Torii as of the Effective Date as follows:

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.2.1	BioCryst is the sole and exclusive owner of the BioCryst Technology existing as of the Effective Date.

10.2.2	BioCryst has sufficient legal or beneficial title of, and rights under, the BioCryst Technology to grant to Torii the licenses set forth in this Agreement, and it has not granted to any Third Party any license or other right under the BioCryst Technology that is inconsistent with the licenses granted to Torii hereunder.

10.2.3	Schedule 1.31 (BioCryst Patent Rights) sets forth a complete and accurate list of the BioCryst Patent Rights owned by BioCryst. BioCryst owns all rights, title, and interests in and to all BioCryst Patent Rights set forth on Schedule 1.31 (BioCryst Patent Rights). To the Knowledge of BioCryst, the issued patents included in the BioCryst Patent Rights are valid and enforceable patents and no Third Party has challenged or threatened to challenge the scope, validity or enforceability of any BioCryst Patent Rights, and no patent application included in the BioCryst Patent Rights has lapsed (in the case of a provisional patent application), or been cancelled, withdrawn, or abandoned without the possibility of revival. BioCryst or its Affiliates have timely paid all filing and renewal fees payable with respect to such BioCryst Patent Rights.

10.2.4	BioCryst or its Affiliates have obtained from all inventors of BioCryst Technology owned by BioCryst or its Affiliates valid and enforceable agreement assigning to BioCryst each such inventor’s entire right, title, and interest in and to all such BioCryst Technology.

10.2.5	There is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the Knowledge of BioCryst, threatened against BioCryst or any of its Affiliates or (b) judgment or settlement against or owed by BioCryst or any of its Affiliates, in each case ((a) and (b)), in connection with the BioCryst Technology.

10.2.6	To the Knowledge of BioCryst, the use, Development, Manufacture, having Manufactured, or Commercialization by BioCryst or Torii or their respective Affiliates of the Licensed Product in the Field as formulated and Manufactured as of the Effective Date, or as intended to be formulated and Manufactured as of the Effective Date (a) does not and will not infringe any issued Patent Right of any Third Party and (b) will not infringe the claims of any published patent application of any Third Party if and when such claims were to issue in their current form.

10.2.7	BioCryst does not have any Knowledge of any infringement or misappropriation of any BioCryst Technology by any Third Party.

10.2.8	Except as set forth on Schedule 10.2.8, the BioCryst Technology is free and clear of liens, charges, or encumbrances other than licenses granted to or by Third Parties that are not inconsistent with the rights and licenses granted to Torii hereunder.

10.2.9	There is no pending or, to BioCryst’s Knowledge, threatened (in writing) litigation, nor has BioCryst received any written notice from any Third Party, asserting or alleging that the Exploitation of a Licensed Product prior to the Effective Date in the Field in or for the Territory infringed or misappropriated the intellectual property rights of such Third Party.

10.2.10	The BioCryst Technology includes all Patent Rights in the Territory that are owned by BioCryst or its Affiliates that Cover a Licensed Product for use in the Field in the Territory.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.2.11	To the Knowledge of BioCryst, there are no, and there have been no, material safety issues relating to the Licensed Product in the Field.

10.2.12	To the Knowledge of BioCryst, there is no fact or circumstance that would reasonably be expected to prevent the Licensed Product from receiving Regulatory Approval in the Field in the Territory.

10.2.13	There are no legal claims, judgments, or settlements against or owed by BioCryst or any of its Affiliates, or pending or, to BioCryst’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or Anti-Corruption Law violations.

10.2.14	To its Knowledge, neither BioCryst nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of BioCryst or any of its Affiliates:

(a)	has taken any action in violation of any applicable Anti-Corruption Laws; or

(b)	has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:

(i)	influencing any act or decision of any Public Official in his or her official capacity;

(ii)	inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(iii)	securing any improper advantage; or

(iv)	inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

10.3	Representations and Warranties of Torii. Torii represents and warrants to BioCryst as of the Effective Date as follows:

10.3.1	Neither Torii nor its Affiliates are Developing, or otherwise Control, any pharmaceutical or biologic product for HAE-P or HAE-A.

10.3.2	Except [***], there are no legal claims, judgments, or settlements against or owed by Torii or any of its Controlled Affiliates, or pending or, to Torii’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or Anti-Corruption Law violations.

10.3.3	Torii has sufficient financial wherewithal to (a) perform all of its obligations set forth under this Agreement, and (b) meet all of its obligations that come due in the ordinary course of business.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.3.4	Torii has, or can readily obtain, sufficient technical, regulatory, and commercial expertise to perform all of its obligations pursuant to this Agreement, including all Torii Activities, in each case, with respect to the Licensed Product in the Field in the Territory as contemplated under this Agreement.

10.3.5	To its Knowledge, neither Torii nor any of its Controlled Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of Torii or any of its Controlled Affiliates:

(a)	has taken any action in violation of any applicable Anti-Corruption Laws; or

(b)	has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:

(i)	influencing any act or decision of any Public Official in his or her official capacity;

(ii)	inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(iii)	securing any improper advantage; or

(iv)	inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

10.3.6	Except as set forth on Schedule 10.3.6, none of the officers, directors, or employees of Torii or of any of its Controlled Affiliates or agents acting on behalf of Torii or any of its Controlled Affiliates, in each case, that are employed or reside outside the United States, is a Public Official.

10.4	Covenant Not to Sue. Torii will not, and will cause its Affiliates not to, directly or indirectly with or through any Third Party, sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against BioCryst or its Affiliates or their respective licensees or Sublicensees in any case involving the Exploitation of the Licensed Product that claims or otherwise asserts that BioCryst or its Affiliates or their respective licensees or Sublicensees is or are liable for infringing any Patent Rights Controlled by Torii or any of its Affiliates. BioCryst and each of its Affiliates and their respective Sublicensees that are not party to this Agreement are intended third party beneficiaries of this Section 10.4 (Covenant Not to Sue). If Torii or any of its Affiliates sells, assigns, exclusively licenses, transfers, or otherwise grants any right to a Third Party under any Patent Rights Controlled by Torii or any of its Affiliates that would be infringed by the Exploitation of the Licensed Product, then Torii or such Affiliate, as applicable, will require such purchaser, assignee, licensee, or transferee to agree in writing to be bound by the same covenant to the same extent as made by Torii and its Affiliates in this Section 10.4 (Covenant Not to Sue).

10.5	Covenants of BioCryst. BioCryst will comply with its obligations under the agreements set forth on Schedule 10.2.8 so as to not have an adverse effect on the licenses granted to Torii under the BioCryst Technology in this Agreement. BioCryst will inform Torii as promptly as practicable if BioCryst fails to comply with any such obligation.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.6	Covenants of Each Party. Each Party covenants to the other Party that:

10.6.1	In the course of performing its obligations or exercising its rights under this Agreement, it will comply with all Applicable Law, and will not employ or engage, and if so employed and engaged, will thereafter terminate any Person who has been Debarred/Excluded (including any Subcontractor), or is the subject of any proceedings that could result in such Person being Debarred/Excluded.

10.6.2	Notwithstanding any provision to the contrary in this Agreement, each Party agrees as follows:

(a)	It will not, in the performance of activities under this Agreement, perform any actions that are prohibited by any Anti-Corruption Laws that may be applicable to one or both Parties.

(b)	It will not, in the performance of activities under this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws.

(c)	It will, no later than [***] following the other Party’s written request, which request may not be made more than once a Calendar Year, verify in writing that to its Knowledge, there have been no violations of Anti-Corruption Laws by it or its Controlled Affiliates (with respect to Torii) or Affiliates (with respect to BioCryst) or Sublicensees, or persons employed by or Subcontractors used by it or its Controlled Affiliates (with respect to Torii) or Affiliates (with respect to BioCryst) or Sublicensees in the performance of this Agreement, or will provide details of any exception to the foregoing.

(d)	It will maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Section 10.6 (Covenants of the Each Party) in order to document or verify compliance with the provisions of this Section 10.6 (Covenants of Each Party), and upon request of the other Party upon reasonable advance notice, will provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 10.6(Covenants of Each Party).

10.7	NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS Article 10 (REPRESENTATIONS, WARRANTIES, AND COVENANTS), (A) NO REPRESENTATION, CONDITION, OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF BIOCRYST OR TORII; (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT; AND (C) ANY INFORMATION PROVIDED BY EITHER PARTY OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.8	Compliance with Laws. Torii understands and acknowledges that BioCryst is subject to regulation by Governmental Authorities in the U.S., including the U.S. Department of Commerce and the U.S. Treasury Department's Office of Foreign Assets Control, both of which regulate the import, export, and diversion of certain products and technology from and to certain countries. Any and all obligations of BioCryst to provide the Licensed Product, as well as any other technical information or assistance, and all rights on the part of Torii to perform its obligations hereunder, will be subject in all respects to such Applicable Law in the U.S. as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including regulations promulgated under Executive Order No. 12924 of August 19, 1994 issued pursuant to the President’s authority under the International Emergency Economic Powers Act, Title 50 U.S. C., Chapter 35, Section 1701 et seq. and those contained in Title 31, Part 500 of the U.S. Code of Federal Regulations. Torii will cooperate with BioCryst including providing required documentation, in order to comply with any and all Applicable Law in the U.S. Torii will comply with all Applicable Law in the U.S. governing exports in effect from time to time that are applicable to BioCryst as if such laws and regulations were applicable to Torii. If any rights or obligations hereunder are or become illegal or the subject of sanctions or restrictions, then BioCryst will have the right, in its sole discretion, to terminate, without penalty and immediately upon written notice, the provisions of this Agreement which in BioCryst’s sole discretion relate to such restrictions.

Article 11
INDEMNIFICATION

11.1	By Torii. Torii will indemnify and hold harmless BioCryst and its Affiliates, and their respective directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “BioCryst Indemnitees”) from and against all Losses incurred in connection with any Third Party Claims to the extent arising from or relating to (a) the Exploitation of the Licensed Product by or on behalf of Torii or any of its Affiliates, Sublicensees, or Subcontractors, including product liability claims arising from such Exploitation (except those derived from rom failure of the Licensed Product Manufactured by or on behalf of BioCryst to conform with the applicable specifications therefor or to be Manufactured in accordance with GMP), (b) Torii’s actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions or interactions with Regulatory Authorities, in each case, as the Regulatory Responsible Party, (c) the negligence or willful misconduct of Torii or any of its Affiliates, Sublicensees, or Subcontractors, (d) Torii’s breach of any of its representations, warranties, covenants, or obligations set forth in or entered into pursuant to this Agreement, (e) the failure of Torii or any of its Affiliates, Sublicensees, or Subcontractors to abide by any Applicable Law, or (f) any claim or demand from any employee or contractor of Torii or its Affiliate who is an inventor of any Joint Technology with respect to the ownership thereof, in each case of clauses (a) through (f) above, except to the extent such Third Party Claims arise out of a BioCryst Indemnitee’s negligence or willful misconduct, breach of this Agreement, or failure to abide by any Applicable Law.

11.2	By BioCryst. BioCryst will indemnify and hold harmless Torii, its Affiliates, and their directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “Torii Indemnitees”) from and against all Losses incurred in connection with any Third Party Claims to the extent arising from or relating to (a) the Exploitation of the Licensed Product by or on behalf of BioCryst or any of its Affiliates, licensees (not including Torii or its Affiliates, Sublicensees, or its Subcontractors), Sublicensees, or Subcontractors, including product liability claims arising from such Exploitation (including those derived from failure of the Licensed Product Manufactured by or on behalf of BioCryst to conform with the applicable specifications therefor or to be Manufactured in accordance with GMP), and including such Exploitation after the effective date of termination of this Agreement, (b) BioCryst’s actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions or interactions with Regulatory Authorities, in each case, as the Regulatory Responsible Party, (c) the negligence or willful misconduct of BioCryst or any of its Affiliates, licensees (not including Torii or its Affiliates, Sublicensees, or its Subcontractors), Sublicensees, or Subcontractors, (d) BioCryst’s breach of any of its representations, warranties, covenants, or obligations set forth in or entered into pursuant to this Agreement, (e) the failure of BioCryst or any of its Affiliates, licensees (not including Torii or its Affiliates, Sublicensees, or Subcontractors), Sublicensees, or Subcontractors to abide by any Applicable Law, or (f) any claim or demand from any employee or contractor of BioCryst or its Affiliate who is an inventor of any Joint Technology with respect to the ownership thereof, in each case of clauses (a) through (f) above, except to the extent such Third Party Claims arise out of any of a Torii Indemnitee’s negligence or willful misconduct, breach of this Agreement, or failure to abide by any Applicable Law.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

11.3	Indemnification Procedure. If either Party is seeking indemnification under Section 11.1 (Indemnification; By Torii) or Section 11.2 (Indemnification; By BioCryst) (the “Indemnified Party”), then it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations within [***] after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party that has been assumed by the Indemnifying Party. Neither Party will have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld. The Indemnifying Party will not admit liability of the Indemnified Party without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld. If the Parties cannot agree as to the application of Section 11.1 (Indemnification; By Torii) or Section 11.2 (Indemnification; By BioCryst) as to any Third Party Claim, pending resolution of the Dispute pursuant to Article 14 (Dispute Resolution), then the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 (Indemnification; By Torii) or Section 11.2 (Indemnification; By BioCryst), as applicable, upon resolution of the underlying Third Party Claim.

11.4	Insurance. Torii will procure and maintain during the Term of this Agreement and until the later of: (a) seven years after termination or expiration of this Agreement, or (b) the date that all statues of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of a Licensed Product have expired, commercial general liability insurance from a minimum of “A-” AM Bests rated insurance company or insurer reasonably acceptable to BioCryst, including product liability or clinical trials, if applicable, with coverage limits of not less than [***] per occurrence and [***] in the aggregate. BioCryst will procure and maintain during the conduct of any Clinical Trial for the Licensed Product commercial general liability insurance from a minimum of “A-” AM Bests rated insurance company or insurer, including contractual liability and clinical trials, if applicable, with coverage limits of not less than [***] per occurrence and [***] in the aggregate. Such insurance policies will be primary and non-contributing with respect to any other similar insurance policies available to such Party or its Affiliates. Any deductibles for such insurance will be assumed by the Party procuring such insurance. Upon written request, each Party will provide the other Party with evidence of such insurance. If any such insurance is cancelled or materially changed, then the insuring Party will provide written notice of such cancellation or change promptly follow such insuring Party’s receipt thereof. Each Party will provide the other Party with written notice at least [***] prior to the cancellation or non-renewal of, or material changes in, such insurance. Such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Article 12
INTELLECTUAL PROPERTY

12.1	Inventions.

12.1.1	Ownership. As between the Parties, (a) BioCryst will solely own all BioCryst Technology and all Know-How developed or invented in the performance of activities under this Agreement solely by BioCryst’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to BioCryst or any Affiliate of BioCryst and all Patent Rights that Cover any such Know-How, but excluding Joint Technology, (b) Torii will solely own all Torii Technology, including all Know-How developed or invented in the performance of activities under this Agreement solely by Torii or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to Torii or any Affiliate of Torii and all Patent Rights that Cover any such Know-How, but excluding Joint Technology, and (c) the Parties will jointly own all Joint Technology. Subject only to the rights expressly granted to the other Party under this Agreement, each Party, as between such Party and the other Party, will own all rights, title, and interests in and to any Know-How that is invented, conceived, discovered, created, or otherwise developed by or on behalf of such Party (or its Affiliates or its Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patent Rights and other intellectual property rights with respect thereto. All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

12.1.2	Disclosure. Torii will promptly disclose to BioCryst all Inventions that it develops or invents in the performance of activities under this Agreement, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to Torii by its or its Affiliates’ employees, agents, or independent contractors relating thereto. Torii will also promptly respond to reasonable requests from BioCryst for additional information relating thereto.

12.1.3	Practice Under and Other Use of Joint Technology. Subject to the rights granted under and the restrictions set forth in this Agreement (including the licenses granted under Article 2 (Licenses) and the restrictions set forth in Section 2.6 (Exclusivity Covenant)), each Party will be entitled to the free use and enjoyment of all Joint Technology and neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit any Joint Technology by reason of joint ownership thereof. Each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Technology, the other Party will grant consent promptly upon request. Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for any Joint Technology and will obtain the cooperation of the individual inventors of any such Joint Technology.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.2	CREATE Act. Notwithstanding any provision to the contrary set forth in this Agreement, Torii may not invoke the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) (the “CREATE Act”) when exercising its rights under this Agreement without the prior written approval of BioCryst. If Torii intends to invoke the CREATE Act, then it will notify BioCryst and if agreed by the Parties, then BioCryst will cooperate and coordinate its activities with Torii with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

12.3	Senyo Jisshiken. BioCryst will reasonably support Torii in obtaining registration under the name of Torii in the Territory of the exclusive license granted to Torii to Commercialize the Licensed Product in the Field in the Territory under this Agreement as a “Senyo Jisshiken” in accordance with Article 77 of the Japanese Patent Law promptly after the Regulatory Responsibility Transfer Date with respect to BioCryst Patent Rights already issued or within [***] after issuance or registration of the relevant BioCryst Patent Rights in the Territory.

12.4	Third Party In-Licenses.

12.4.1	BioCryst Identified Rights. BioCryst will remain solely responsible for the payment of all royalties, license fees, milestone payments, and other payment obligations under all agreements relevant to the Licensed Product entered into by BioCryst prior to the Effective Date. If, after the Effective Date during the Term, BioCryst intends to obtain Control of any Know-How or Patent Rights from a Third Party (whether by acquisition or license) that may be necessary to Exploit a Licensed Product in the Field in or for the Territory (other than through the Change of Control of BioCryst or as a result of the acquisition by BioCryst of a Third Party by merger, acquisition, or similar transaction or series of related transactions) (such Know-How and Patent Rights, “BioCryst Identified Rights”), then BioCryst will notify Torii in writing of such BioCryst Identified Rights and Section 12.4.3 (Third Party IP Agreements) will apply.

12.4.2	Torii Identified Rights. If Torii determines that a license under any Know-How or Patent Rights controlled by a Third Party is necessary to Commercialize the Licensed Product in the Field in the Territory (“Torii Identified Rights”), then Torii will so notify BioCryst. BioCryst will have the first right to acquire rights to any such Torii Identified Rights from such Third Party (whether by acquisition or license) and if BioCryst intends to acquire such rights, then BioCryst will notify Torii of such intention within [***] after receipt of Torii’s written request to do so and the terms of Section 12.4.3 (Third Party IP Agreements) will apply. If BioCryst notifies Torii of its intention not to so acquire such rights within such [***] period, or otherwise fails within [***] after the date of Torii’s written request to acquire rights under such Torii Identified Rights, then, in each case, Torii will have the right to acquire rights under such Torii Identified Rights from such Third Party solely for the Field in the Territory. Torii will bear (and will pay) [***] of the payments made to such Third Party in consideration for the acquisition of rights under such Torii Identified Rights (whether by acquisition or license).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.4.3	Third Party IP Agreements. Prior to BioCryst’s execution of an agreement with a Third Party to acquire or license any BioCryst Identified Rights or Torii Identified Rights (together, “BioCryst In-Licensed Rights” and any such agreement, a “Third Party IP Agreement”), BioCryst will (a) provide Torii an opportunity to review and comment on the terms of the proposed Third Party IP Agreement that are applicable to Torii’s performance of any Torii Activities in the Field in the Territory, including any payments that BioCryst would be obligated to pay in connection with the grant, maintenance, or exercise of a license or sublicense thereunder (as applicable) to Torii, (b) consider in good faith incorporating Torii’s comments into such Third Party IP Agreement prior to finalizing such agreement, and (c) ensure that such Third Party IP Agreement includes the right to grant a sublicense to Torii in the Field in the Territory under the applicable BioCryst In-Licensed Rights such that BioCryst Controls such rights as BioCryst Know-How or BioCryst Patent Rights (as applicable). Upon execution of such Third Party IP Agreement, BioCryst will notify Torii in writing and will provide a description of the final terms thereof that are material or are applicable to Torii’s performance of any Torii Activities in the Field in the Territory, including payment terms pertaining to the grant, maintenance, or exercise of a license or sublicense thereunder (as applicable) to Torii. Without the prior written consent of Torii, BioCryst will not terminate or amend any Third Party IP Agreement or fail to exercise its rights or comply with its obligations under such Third Party IP Agreement if such termination, amendment, or failure would adversely impact Commercialization of the Licensed Product in the Field in the Territory.

12.4.4	Responsibility for Costs. Following BioCryst’s execution of the applicable Third Party IP Agreement, (a) such BioCryst In-Licensed Rights will be included in the BioCryst Know-How or the BioCryst Patent Rights (as applicable) and licensed or sublicensed (as applicable) to Torii under the licenses granted in Section 2.1 (License Grants to Torii), subject to the terms of this Agreement (including subject to Section 8.3.3(b) (Third Party Patent Rights and Know-How)) and the applicable Third Party IP Agreement, and (b) Torii will reimburse BioCryst (i) [***] of any such payments under such Third Party IP Agreement that solely pertain to, or arise solely as a result of, the Commercialization of the Licensed Product in the Field in the Territory (for example, royalty payments that are solely attributable to sales of Licensed Product in the Field in the Territory or milestone payments payable upon achievement of events solely in the Field in the Territory), and (ii) [***] of any upfront payments, milestone payments, or similar payments payable in consideration for any BioCryst In-Licensed Rights that pertain to, or arise as a result of, the Exploitation of the Licensed Product both inside and outside of the Territory or inside and outside the Field in the Territory, and that are non-Territory specific (for example, an upfront payment to access technology or worldwide sales milestones); provided that Torii may offset certain amounts in accordance with Section 8.3.3(b) (Third Party Patent Rights and Know-How).

12.5	Know-How Transfer.

12.5.1	As of the Effective Date. Within a reasonable period of time after the Effective Date as agreed by the Parties, BioCryst will provide and transfer to Torii copies of BioCryst Know-How that exists on the Effective Date, including all study reports related to the Development of the Licensed Product in the Field for the Territory, to the extent not previously provided to Torii and that is necessary or reasonably useful for Torii to perform the Torii Activities for the Licensed Product in the Field in the Territory in accordance with this Agreement.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.5.2	Other Know-How. Following the initial transfer of BioCryst Know-How as provided in Section 12.5.1 (As of the Effective Date), BioCryst will provide Torii with any additional BioCryst Know-How that is necessary or reasonably useful to perform the Torii Activities for the Licensed Product in the Field in the Territory in accordance with this Agreement that is developed by BioCryst or its Affiliates or licensees since the previous annual disclosure, including copies of all study reports related to the Development of the Licensed Product in the Field for the Territory. Upon Torii’s reasonable request during the Term, BioCryst will (a) make available to Torii all such BioCryst Know-How in BioCryst’s possession and not previously provided to Torii hereunder and that is necessary or reasonably useful to perform the Torii Activities for the Licensed Product in the Field in the Territory in accordance with this Agreement, and (b) transfer any such BioCryst Know-How to Torii no later than [***] after Torii’s request therefor. Torii may only use the BioCryst Know-How to perform its obligations or exercise its rights under this Agreement and in accordance with the terms hereof. BioCryst may make such BioCryst Know-How available in any reasonable form as BioCryst determines, including, if BioCryst so elects, in the form such BioCryst Know-How is maintained by BioCryst. BioCryst will provide consultation and assistance with qualified personnel in connection with the technology transfer contemplated by this Section 12.5 (Know-How Transfer) as reasonably requested by Torii, subject to personnel availability. Torii will be responsible for any reasonable internal costs (at the FTE Rate) or external expenses incurred by or on behalf of BioCryst to produce additional data or analysis of the Licensed Product solely for the Field in the Territory and BioCryst will be responsible for all other internal costs incurred in connection with providing such assistance to Torii (to the extent reasonably requested). Accordingly, BioCryst will invoice Torii for the foregoing costs and expenses associated with the performance of such assistance as set forth under this Section 12.5.2 (Other Know-How), and Torii will pay the undisputed invoiced amounts within [***] after the date of the invoice.

12.5.3	Data Exchange and Use. In addition to its adverse event and safety data reporting obligations set forth in Section 3.6 (Adverse Events Reporting), Torii will promptly provide to BioCryst, through the JSC, copies of any data and results and all supporting documentation (e.g., protocols, investigator’s brochures, case report forms, analysis plans, and all in English language) Controlled by Torii that are generated by or on behalf of Torii or any of its Controlled Affiliates, Sublicensees, or Subcontractors, if applicable, in connection with the performance of any Torii Development Activities for each Licensed Product. BioCryst and its designees will have the right to use and reference such data and results provided by Torii for the purpose of obtaining, supporting, or maintaining Regulatory Approval or any Reimbursement Approval, as applicable, of any Licensed Product outside of the Territory or in the Territory outside of the Field, without additional consideration.

12.6	Patent Prosecution.

12.6.1	BioCryst Patent Rights.

(a)	Right to Prosecute. Subject to Section 12.6.3 (Joint Technology), as between the Parties, BioCryst will have the right to control the Patent Prosecution of all BioCryst Patent Rights throughout the world. Torii will be responsible for [***] of all annual maintenance fees with respect to the BioCryst Patent Rights in the Territory and BioCryst will bear [***] associated with the Patent Prosecution of the BioCryst Patent Rights in the Territory. Torii will reimburse BioCryst for such costs within [***] after receiving an invoice for such costs.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b)	Review and Consult. BioCryst will consult with Torii and keep Torii reasonably informed of the Patent Prosecution of the BioCryst Patent Rights in the Territory and will provide Torii with material correspondence received from any patent authority in the Territory in connection therewith. In addition, BioCryst will provide Torii with drafts of proposed material filings in the Field in the Territory and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of the BioCryst Patent Rights in the Field in the Territory for Torii’s review and comment prior to the submission of such proposed filings and correspondence. BioCryst will consider Torii’s comments on Patent Prosecution in good faith and will incorporate such comments where appropriate and BioCryst will take into consideration Torii’s commercial strategy in the Field in the Territory relating to the Licensed Product, but will have final decision-making authority under this Section 12.6.1(b) (Review and Consult).

(c)	Abandonment. If BioCryst decides that it is no longer interested in the Patent Prosecution of a particular BioCryst Patent Right in the Territory during the Term, then it will promptly provide written notice to Torii of such decision. Torii may, upon written notice to BioCryst, assume the Patent Prosecution of such Patent Right in BioCryst’s name at Torii’s sole cost and expense. In such event, (i) Torii will be responsible for [***] of the costs and expenses of the Patent Prosecution of such Patent Right, and (ii) BioCryst will have the rights to review and consult set forth in Section 12.6.1(b) (Review and Consult) mutatis mutandis.

(d)	Schedule Updates. As soon as reasonably practicable following Torii’s request, BioCryst will update Schedule 1.31 (BioCryst Patent Rights) or confirm to Torii that there is no such update.

12.6.2	Torii Patent Rights.

(a)	Right to Prosecute. As between the Parties, Torii will have the right to control the Patent Prosecution of all Torii Patent Rights throughout the world. Torii will be responsible for [***] of the costs and expenses incurred with respect to the Patent Prosecution of such Patent Rights throughout the world. [***] incurred by or on behalf of Torii with respect to the Patent Prosecution of such Patent Rights.

(b)	Review and Consult. Torii will consult with BioCryst and keep BioCryst reasonably informed of the Patent Prosecution of the Torii Patent Rights and will provide BioCryst with all material correspondence received from any patent authority in connection therewith. In addition, Torii will provide BioCryst with drafts of all proposed material filings and correspondence to any patent authority in connection with the Patent Prosecution of the Torii Patent Rights for BioCryst’s review and comment prior to the submission of such proposed filings and correspondence. Further, Torii will notify BioCryst of any decision to cease Patent Prosecution of any Torii Patent Rights. Torii will consider BioCryst’s comments on Patent Prosecution in good faith and will incorporate such comments where appropriate and will take into consideration BioCryst’s commercial strategy outside the Territory and in the Territory outside of the Field, in each case, relating to the Licensed Product, but will have final decision-making authority under this Section 12.6.2(b) (Review and Consult).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(c)	Abandonment. If Torii decides that it is no longer interested in continuing the Patent Prosecution of a particular Torii Patent Right during the Term, then it will promptly provide written notice to BioCryst of such decision. BioCryst may, upon written notice to Torii, assume such Patent Prosecution of such Torii Patent Right in Torii’s name at BioCryst’s sole cost and expense. In such event, (i) BioCryst will be responsible for [***] of the costs and expenses of the Patent Prosecution of such Patent Right, and (ii) Torii will have the rights to review and consult set forth in Section 12.6.2(b) (Review and Consult) mutatis mutandis.

12.6.3	Joint Technology.

(a)	Right to Prosecute. [***] will control the Patent Prosecution of any Joint Patent Rights both inside and outside of the Territory. [***] due with respect to the Joint Patent Rights in the Territory and [***] will bear all other costs associated with the Patent Prosecution of the Joint Patent Rights in the Territory. [***] will reimburse [***] for such costs within [***] after receiving an invoice with reasonable supporting documentation for such costs. [***] will bear [***] of all costs associated with the Patent Prosecution of the Joint Patent Rights outside of the Territory.

(b)	Review and Consult. [***] will consult with [***] and keep [***] reasonably informed of the Patent Prosecution of the Joint Patent Rights and will provide [***] with all material correspondence received from any patent authority both inside and outside the Territory in connection therewith. In addition, [***] will provide [***] with drafts of all proposed material filings and correspondence to any patent authority in its respective territory in connection with the Patent Prosecution of the Joint Patent Rights for [***]’s review and comment prior to the submission of such proposed filings and correspondence. Further, [***] will notify [***] of any decision to cease Patent Prosecution of any of the Joint Patent Rights. [***] will consider [***]’s comments on Patent Prosecution in good faith and will incorporate such comments where appropriate and will take into consideration [***]’s commercial strategy in the Territory relating to the Licensed Product in the Field, but will have final decision-making authority under this Section 12.6.3(b) (Review and Consult).

(c)	Abandonment. If [***] decides that it is no longer interested in the Patent Prosecution of a particular Joint Patent Right in the Territory, then it will promptly provide written notice to [***] of such decision. Torii may, upon written notice to [***], assume the Patent Prosecution of such Patent Right. In such event, (i) [***] will be responsible for [***] of the costs and expenses incurred with respect to the Patent Prosecution of such Patent Rights both inside and outside the Territory, and (ii) [***] will retain the rights to review and consult set forth in Section 12.6.3(b) (Review and Consult) mutatis mutandis.

12.6.4	Cooperation. Each Party will provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 12.6 (Patent Prosecution), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.7	Patent Enforcement.

12.7.1	Notice. Each Party will notify the other within [***] after becoming aware of any alleged or threatened infringement by a Third Party product that is competitive with any Licensed Product of any of the (a) BioCryst Patent Rights, (b) Torii Patent Rights, or (c) Joint Patent Rights, and, in each case, any related declaratory judgment, adversarial Patent Prosecution proceedings, or equivalent action alleging the invalidity, unenforceability, or non-infringement of such Patent Rights (collectively “Product Infringement”). The Party with the first right to bring and control any legal action to enforce the BioCryst Patent Rights, Torii Patent Rights, or other Joint Patent Rights, as applicable, under this Section 12.7 (Patent Enforcement) will be referred to herein as the “Controlling Party.”

12.7.2	First Right and Step-In for Product Infringement.

(a)	BioCryst First Right. BioCryst will have the first right to bring and control, at its sole cost and expense, any legal action to enforce [***] against any Product Infringement in the Field in Territory as it reasonably determines appropriate, and BioCryst will consider in good faith the interests of Torii in such enforcement of such [***].

(b)	Torii First Right. Torii will have the first right to bring and control, at its sole cost and expense, any legal action to enforce the [***] against any Product Infringement in the Field in the Territory as it reasonably determines appropriate, and Torii will consider in good faith the interests of BioCryst in such enforcement of the [***].

(c)	Step-In Rights. If the Controlling Party or its designee fails to abate the applicable Product Infringement in the Territory or to file an action to abate such Product Infringement in the Territory within three (3) months after a written request from the other Party to do so, or if the Controlling Party discontinues the prosecution of any such action after filing without abating such infringement, then, in either case, the other Party will have the right to enforce the applicable Patent Rights against such Product Infringement in the Territory as it reasonably determines appropriate, which right will be limited to Product Infringements in the Field if Torii is the non-Controlling Party; provided that (i) the Controlling Party does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party), and (ii) the other Party will not enter into any settlement admitting the invalidity of, or otherwise impairing, of any such Patent Rights without the prior written consent of the Controlling Party.

12.7.3	BioCryst Sole Right. BioCryst will have the sole right to bring and control, at its sole cost and expense, any legal action to enforce BioCryst Patent Rights or Joint Patent Rights against any Product Infringement outside of the Territory or outside of the Field in Territory.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.7.4	Cooperation. At the request of the Party bringing an action related to a Product Infringement, the other Party will provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required by Applicable Law to pursue such action.

12.7.5	Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Product Infringement in the Territory will be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses will be split, as follows: (a) [***].

12.8	Infringement of Third Party Rights.

12.8.1	Notice. If any Licensed Product used or sold by Torii or its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right or other rights in the Territory that are owned or controlled by such Third Party, then Torii will promptly notify BioCryst within [***] after receipt of such claim or assertion and will include in such notice a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties will promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. To the extent applicable under Applicable Law in the relevant jurisdiction, the Parties will assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.

12.8.2	Defense. Torii will be solely responsible for the defense of any such infringement claims brought against Torii, at Torii’s cost and expense; provided that Torii will not agree to any settlement, consent to judgment, or other voluntary final disposition in connection with such defense action without BioCryst’s prior written consent if such settlement, consent to judgment, or other voluntary final disposition would (a) result in the admission of any liability or fault on behalf of BioCryst, (b) result in or impose any payment obligations upon BioCryst, or (c) subject BioCryst to an injunction or otherwise limit BioCryst’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to any Licensed Product. Torii will keep BioCryst informed on the status of such defense action, and BioCryst will have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense. For the avoidance of doubt, to the extent applicable, any damage payments paid by Torii as a result of the final judgment or settlement of any such Third Party claim will be subject to the terms of Section 12.4.2 (Torii Identified Rights) and Section 8.3.3(b) (Third Party Patent Rights and Know-How).

12.9	Patent Listings. With respect to patent listings in any patent listing system established by any applicable Regulatory Authority in the Territory during the Term that is similar to the FDA Orange Book, for issued patents for any Licensed Product in the Field, the Parties will agree which patents to list in such patent listing (a) prior to the submission of the first and any subsequent MAA for such Licensed Product in the Field in the Territory to such applicable Regulatory Authority, and (b) within [***] after the receipt of the first and any subsequent Regulatory Approval in the Field in the Territory for such Licensed Product from such Regulatory Authority.

12.10	Patent Term Extensions. With respect to any system for extending the term of Patent Rights in the Territory established by any applicable Regulatory Authority during the Term that is similar to the patent term extension system in the U.S., BioCryst will be solely responsible for making all decisions regarding patent term extensions in the Territory, including supplementary protection certificates and any other extensions that are now or become available in the future, that are applicable to BioCryst Patent Rights or Joint Patent Rights licensed hereunder and that become available directly as a result of the Regulatory Approval of a Licensed Product in the Territory; provided that BioCryst will consult with Torii with respect to such decisions and implement the reasonable comments and concerns of BioCryst.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.11	Patent Marking. Torii will mark all Licensed Product in accordance with the applicable patent marking laws, and will require all of its Affiliates and Sublicensees to do the same. To the extent permitted by Applicable Law, Torii will indicate on the product packaging, advertisement and promotional materials that such Licensed Product is in-licensed from BioCryst.

Article 13
TERM AND TERMINATION

13.1	Term. Unless earlier terminated in accordance with Section 13.2 (Termination), this Agreement will be effective as of the Effective Date, and will continue in effect until the expiration of the Transfer Price Payment Term applicable to the Licensed Product (the “Term”).

13.2	Termination.

13.2.1	Termination Without Cause. Torii may terminate this Agreement in its entirety for convenience and without cause only in the following circumstances:

(a)	by providing written notice to BioCryst no later than [***] after Torii receives from BioCryst the estimated internal costs (at the FTE Rate) and external expenses to be incurred by or on behalf of BioCryst in the performance of any Additional Development, which termination will be effective [***] after receipt of such notice;

(b)	Upon [***] prior written notice to BioCryst if the Licensed Product does not receive the first Regulatory Approval in the Field in the Territory on or prior to December 31, 2022; or

(c)	Upon [***] prior written notice provided to BioCryst at any time after the sixth (6th) anniversary of the First Commercial Sale of the first Licensed Product in the Field in the Territory.

13.2.2	Termination for Cause. If a Party materially breaches any of its material obligations under this Agreement (a “Default”), then the non-Defaulting Party may deliver notice of such Default to the other Party stating the cause and proposed remedy (“Default Notification”). The Parties stipulate and agree that (a) a material Default of Torii’s obligations set forth under Section 2.6 (Exclusivity Covenant) or (b) any default under Torii’s payment obligations set forth under Article 8 (Payments), in each case ((a) and (b)), will be considered a Default under this Agreement for purposes of this Section 13.2.2 (Termination for Cause). For any Default arising from a failure to make a payment set forth in this Agreement, the allegedly Defaulting Party will have [***] from the receipt of the applicable Default Notice to cure such Default. For all Defaults other than a failure to make a payment as set forth in this Agreement, the allegedly Defaulting Party will have [***] from the date of the Default Notification to cure such Default, provided that if such Default is not reasonably capable of cure within such [***] period, but is capable of cure within [***] from the date of such Default Notification, then the Defaulting Party may submit, within [***] of such Default Notification, a reasonable cure plan to remedy such Default as soon as possible and in any event prior to the end of such [***] period that is reasonably acceptable to the non-Defaulting Party, and, upon such submission, the [***] cure period will be automatically extended for so long as the Defaulting Party continues to use reasonable efforts to cure such Default in accordance with the cure plan, but for no more than [***]. If the Party receiving notice of Default fails to cure that Default within the applicable period set forth above, then the Party originally delivering the Default Notification may terminate this Agreement effective upon written notice of termination to the other Party.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.2.3	Failure to Achieve Performance Targets.

(a)	Termination Right. During the [***] Launch Years (the “Performance Target Period”), if Torii fails to meet the Performance Targets for any such Launch Year (other than as a result of BioCryst’s failure to supply a sufficient quantity of Licensed Product to meet the market demand therefor in the Field in the Territory) (the “First Failed Year”), then Torii may submit a remediation plan that is reasonably acceptable to BioCryst to achieve the Performance Targets for the upcoming Launch Year. If Torii either does not submit such a remediation plan or does submit such a remediation plan but again fails to so meet the Performance Targets for the next Launch Year after the First Failed Year (other than as a result of BioCryst’s failure to supply a sufficient quantity of Licensed Product to meet the market demand therefor in the Field in the Territory) (the “Second Failed Year”), then BioCryst may provide a written notice to Torii that indicates that BioCryst will terminate the Agreement unless [***].

(b)	Sole and Exclusive Remedy. This Section 13.2.3 (Failure to Achieve Performance Targets) sets forth BioCryst’s sole and exclusive remedy in the event Torii fails to achieve a Performance Target during the Performance Target Period. For clarity, any failure by Torii to achieve a Performance Target following the Performance Target Period will not give BioCryst the right to terminate the Agreement.

13.2.4	Termination for Patent Challenge. Except to the extent unenforceable under Applicable Law, BioCryst may terminate this Agreement by providing written notice of termination to Torii if Torii or its Affiliates or Sublicensees (individually or in association with any Person) contests or assists a Third Party in contesting the scope, validity, or enforceability of any BioCryst Patent Right or Joint Patent Right anywhere in the world in any court, tribunal, arbitration proceeding, or other proceeding, including the U.S. Patent and Trademark Office and the U.S. International Trade Commission (a “Patent Challenge”). In the event of such a Patent Challenge, BioCryst will provide prompt written notice of such Patent Challenge to Torii, and BioCryst may terminate this Agreement by providing written notice of such termination to Torii. If BioCryst believes based on the advice of counsel that termination of this Agreement pursuant to this Section 13.2.4 (Termination for Patent Challenge) is not an available remedy under Applicable Law, then in lieu of such termination BioCryst may instead increase the amount of all Milestone Payments and Transfer Price Payments payable under this Agreement by [***] by providing written notice of such election to Torii. As used herein, a Patent Challenge includes: (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent Right; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Right; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Right or any portion thereof; (d) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent Right in any country or region; or (e) any foreign equivalent of clauses (a), (b), (c), or (d), including under Applicable Law in Japan.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.2.5	Cessation of Commercialization. Without limiting BioCryst’s termination remedies under Section 13.2.2 (Termination for Cause), if following the Performance Target Period but during the Transfer Price Payment Term Torii and its Affiliates do not conduct any material marketing activities with respect to the Licensed Product in the Field in the Territory for a continuous period of longer than [***], and such suspension of activity is not: (a) contemplated in a written agreement of the Parties, (b) a result of Torii’s reasonable response to guidance from or action by a Regulatory Authority in the Territory (such as a clinical hold, or a recall or withdrawal), (c) due to BioCryst’s failure to supply such Licensed Product in accordance with the terms of the Supply Agreement, or (d) prevented throughout such period by a force majeure for which Torii provided notice pursuant to Section 15.8 (Force Majeure) and that persisted throughout such period despite Torii’s compliance with the terms of Section 15.8 (Force Majeure), then BioCryst may, at its election, terminate this Agreement in its entirety upon [***] prior written notice to Torii.

13.2.6	Termination for Bankruptcy. To the extent permitted under applicable laws, if at any time during the Term, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party will have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon [***] written notice to the Bankrupt Party. It is agreed and understood that if the other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the other Party will continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, then the Bankrupt Party will not have the right to terminate any license granted herein. The term “Event of Bankruptcy” means: (a) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets or (b) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, and such petition will not be dismissed within [***] after the filing thereof. Without limitation, the Bankrupt Party’s rights under this Agreement will include those rights afforded by 11 U.S.C. §365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) and any successor thereto. If the bankruptcy trustee of a Bankrupt Party as a debtor or debtor-in-possession rejects this Agreement under 11 U.S.C. §365(o) of the Bankruptcy Code, then the other Party may elect to retain its rights licensed from the Bankrupt Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. §365(n) of the Bankruptcy Code, and any other Applicable Law.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.2.7	Full Force and Effect During Notice Period. This Agreement will remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if Torii or any of its Affiliates or Sublicensees achieve any Milestone Events during the termination notice period, then the corresponding Milestone Payment is accrued and Torii will remain responsible for the payment of such Milestone Payment even if the due date of such Milestone Payment occur after the effective date of the termination.

13.3	Effect of Expiration. Following expiration (but not termination) of the Term, the license granted to Torii in Section 2.1 (License Grants to Torii) will become non-exclusive, fully-paid, irrevocable and perpetual, and the covenant in Section 2.1.3 (Covenant Not to Practice) will terminate and cease to apply. Reasonably prior to the anticipated expiration of the Term, upon Torii’s reasonable request, BioCryst will make necessary arrangements, including, to reasonably cooperate with Torii to engage one or more CMO(s) engaged by BioCryst to Manufacture the Compound or the Licensed Product for Commercialization purposes in the Field in the Territory, or to transfer to Torii or one or more CMOs in the Territory selected and engaged by Torii to Manufacture the Compound or the Licensed Product in the Field for the Territory copies of the BioCryst Manufacturing Know-How in electronic form or such other form maintained by BioCryst so as to enable Torii to Manufacture or have the Licensed Product Manufactured for itself following expiration of the Term. Torii will be responsible for all reasonable internal costs (at the FTE Rate) and external expenses incurred by BioCryst in connection with such transfer of Know-How. Accordingly, BioCryst may invoice Torii for such costs and expenses, and Torii will pay the undisputed invoiced amounts within [***] after the date of the invoice.

13.4	Effect of Termination. Upon the termination (but not expiration) of this Agreement:

13.4.1	Licenses. As of the effective date of termination of this Agreement, except as expressly set forth in this Agreement, all licenses and all other rights granted by BioCryst to Torii under the BioCryst Technology for the Licensed Product will terminate and all sublicenses granted and Subcontractors engaged by Torii pursuant to Section 2.2 (Sublicensing and Subcontractors) with respect to the Licensed Product will also terminate. Each Party will retain its joint ownership interests in the Joint Technology. In addition, upon the termination of this Agreement for any reason other than for termination by Torii pursuant to Section 13.2.2 (Termination for Cause) BioCryst will have, and Torii hereby grants to BioCryst, effective upon such termination, a worldwide, exclusive, fully-paid, royalty-free, perpetual, irrevocable, and sublicenseable (through multiple tiers) license under the Torii Technology Controlled by Torii as of the effective date of such termination, in each case, solely to Exploit the Licensed Product.

13.4.2	Assignment of Product Trademarks. Torii will assign to BioCryst its entire rights, title, and interest in any Product Marks for the Licensed Product.

13.4.3	Assignment of Agreements. Torii will assign to BioCryst any Third Party IP Agreement pursuant to which Torii then Controls any Torii Identified Rights, if permitted under such Third Party IP Agreement (and will use reasonable efforts to seek any consent required from the applicable Third Party in connection with such an assignment). If such Third Party IP Agreement cannot be assigned to BioCryst, then upon BioCryst’s reasonable request, Torii will maintain such Third Party IP Agreement and BioCryst will pay to Torii [***] of all payments due to the applicable Third Party under any such Third Party IP Agreement in consideration of the sublicense to BioCryst and BioCryst’s Exploitation of such Torii Identified Rights. If Torii is unable to sublicense any Torii Identified Rights to BioCryst pursuant to this Section 13.4.1 (Effect of Termination; Licenses) without the consent of the Third Party, then Torii undertakes, on request from BioCryst, to use reasonable efforts to procure such licenses with respect to the Licensed Product on behalf of BioCryst to the extent that it is able to do so, and BioCryst will pay such fees and agree to be bound by the terms agreed between Torii and the Third Party licensor.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.4.4	Regulatory Submissions and Regulatory Approvals. Torii will and hereby does, and will cause its Affiliates and Sublicensees to, (a) no later than [***] after the effective date of termination of this Agreement, assign and transfer to BioCryst or its designee all of Torii’s rights, title, and interests in and to all Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals for the Licensed Product then owned or Controlled by Torii or any of its Affiliates or Sublicensees, and (b) to the extent assignment pursuant to clause (a) is delayed or is not permitted by the applicable Regulatory Authority, permit BioCryst to cross-reference and rely upon any Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals filed by Torii with respect to such Licensed Product. Torii will execute and deliver, or will cause to be executed and delivered, to BioCryst or its designee such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary to assign, convey, transfer, and deliver to BioCryst or its designee all of Torii’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to all such assigned Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals to BioCryst, including submitting to each applicable Regulatory Authority or other Governmental Authority in the Territory a letter or other necessary documentation (with copy to BioCryst) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, the transfer of ownership to BioCryst of all such assigned Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals. In addition, upon BioCryst’s written request, Torii will, at its cost and expense, provide to BioCryst copies of all material related documentation, including material non-clinical, preclinical, and clinical data related to the Licensed Product that are held by or reasonably available to Torii or its Affiliates or Sublicensees. The Parties will discuss and establish appropriate arrangements with respect to safety data exchange, including with respect to any amendments to the SDE Agreement, provided that BioCryst will assume all safety and safety database activities with respect to the Licensed Product no later than 60 days after the effective date of termination of this Agreement.

13.4.5	Appointment as Exclusive Distributor. If Torii is Commercializing any Licensed Product in the Territory as of the effective date of termination, then, at BioCryst’s election (in its sole discretion) in the Territory, until such time as all Regulatory Approvals and Reimbursement Approvals with respect to such Licensed Product in the Territory have been assigned and transferred to BioCryst or its designee, either (a) Torii will appoint BioCryst or its designee as its exclusive distributor of such Licensed Product in the Territory and grant BioCryst or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Torii or any of its Affiliates and a Third Party; provided that BioCryst will purchase any and all salable inventory of the Licensed Product held by Torii or its Affiliates as of the effective date of termination with respect to such Licensed Product at a price equal to BioCryst’s Manufacturing costs for such Licensed Product, or (b) Torii will have the continued right to sell the Licensed Product in the Territory from its inventory; provided, however, that in the case of clause (b) Torii’s obligations under this Agreement with respect to the Licensed Product that Torii sells, including the obligation to remit Transfer Price Payments to BioCryst hereunder, will continue in full force and effect during such period.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.4.6	Assignment and Disclosure. To the extent requested by BioCryst following the date that a Party provides notice of termination of this Agreement, Torii will promptly upon request (and in any event within [***] after the effective date of termination):

(a)	assign and transfer to BioCryst or its designee all of Torii’s rights, title, and interests in and to all clinical trial agreements (if any) and distribution agreements (to the extent assignable and not cancelled), confidentiality and other agreements, data and other Know-How (including commercial information) in Torii’s Control, in each case, relating to the Licensed Product and that are necessary or reasonably useful for the Exploitation of the Licensed Product;

(b)	assign or amend, as appropriate, any agreements or arrangements with Third Party vendors (including distributors) with respect to the Licensed Product or, to the extent any such Third Party agreement or arrangement is not assignable to BioCryst, reasonably cooperating with BioCryst to arrange to continue to provide such services for a reasonable time after termination of this Agreement with respect to such Licensed Product to facilitate the orderly transition of all Commercialization and other activities then being performed by or on behalf of Torii or its Affiliates or Sublicensees for the Licensed Product to BioCryst or its designee;

(c)	disclose to BioCryst or its designee all documents, records, and materials related to the Licensed Product that are Controlled by Torii or its Affiliates or Sublicensees or that Torii is able to obtain using reasonable efforts, and that embody the foregoing; and

(d)	assign and transfer to BioCryst or its designee all of Torii’s rights, title, and interests in and to any Promotional Materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to the Licensed Product and copyrights and any registrations for the foregoing.

Unless this Agreement is terminated by Torii pursuant to Section 13.2.2 (Termination for Cause) or Section 13.2.6 (Termination for Bankruptcy), Torii will bear the costs and expenses associated with the assignments set forth in this Section 13.4.6 (Assignment and Disclosure). If this Agreement is terminated by Torii pursuant to Section 13.2.2 (Termination for Cause), then BioCryst will reimburse Torii for the costs and expenses associated with the assignments set forth in this Section 13.4.6 (Assignment and Disclosure). To the extent that any agreement or other asset described in this Section 13.4.6 (Assignment and Disclosure) is not assignable by Torii, then such agreement or other asset will not be assigned, and, upon the request of BioCryst, Torii will take such steps as may be necessary to allow BioCryst to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Torii has the right and ability to do so, and in the event this Agreement is terminated by Torii pursuant to Section 13.2.2 (Termination for Cause), BioCryst will reimburse Torii for its costs and expenses incurred in doing so. For clarity, BioCryst will have the right to request that Torii take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in this Section 13.4.6 (Assignment and Disclosure).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.4.7	Regulatory Transfer Support. In furtherance of the assignment of Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals and other data pursuant to Section 13.4.4 (Regulatory Submissions and Regulatory Approvals) and Section 13.4.6 (Assignment and Disclosure), Torii will appoint BioCryst as Torii’s or its Affiliate’s agent for all Licensed Product-related matters involving Regulatory Authorities until all Regulatory Submissions, Regulatory Approvals, Reimbursement Approvals, and other governmental or regulatory filings that are not then in BioCryst’s or its Affiliate’s name have been assigned to BioCryst or its designee. In the event of failure to obtain such assignment, Torii hereby consents and grants to BioCryst the right to access and reference (without any further action required on the part of Torii, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item with respect to the Licensed Product.

13.4.8	Know-How Transfer Support. In furtherance of the assignment of Know-How pursuant to Section 13.4.6 (Assignment and Disclosure), Torii will, for a period of twelve (12) months from the effective date of termination of this Agreement, provide such consultation or other assistance as BioCryst may reasonably request to assist BioCryst in becoming familiar with such Know-How in order for BioCryst to undertake further Exploitation of the Licensed Product, at BioCryst’s cost and expense; provided that if the Agreement is terminated by Torii for any reason other than pursuant to Section 13.2.2 (Termination for Cause) for Default by BioCryst, then Torii will provide the first [***] of Torii services dedicated to such assistance free of charge.

13.4.9	Inventory. At BioCryst’s election and request, Torii will transfer to BioCryst or its designee some or all inventory of the Licensed Product (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or Control of Torii, its Affiliates or Sublicensees; provided that BioCryst will pay Torii a price equal to BioCryst’s Manufacturing costs for such Licensed Product.

13.4.10	Wind Down and Transition. Torii will be responsible, at its own cost and expense (subject to Section 13.4.13 (Termination by Torii for Cause)), for the wind-down of Torii’s and its Affiliates’ and its Sublicensees’ activities with respect to the Licensed Product. Torii will, and will cause its Affiliates and Sublicensees to, reasonably cooperate with BioCryst to facilitate orderly transition of all Commercialization and other activities then being performed by or on behalf of Torii or its Affiliates or Sublicensees for the Licensed Product to BioCryst or its designee, including reasonably cooperating with BioCryst to transfer all Commercialization and other activities to BioCryst or its designee and continuing to perform such activities on BioCryst’s behalf for a reasonable time after termination of this Agreement with respect to such Licensed Product until such transfer is completed.

13.4.11	Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Licensed Product that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding any provision to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

13.4.12	Further Assistance. Torii will provide any other assistance or take any other actions, in each case, reasonably requested by BioCryst as necessary to transfer to BioCryst all Exploitation of the Licensed Product, and will execute all documents as may be reasonably requested by BioCryst in order to give effect to this Section 13.4 (Effect of Termination).

13.4.13	Termination by Torii for Cause. Notwithstanding any provision to the contrary in this Article 13 (Term and Termination), if Torii terminates this Agreement pursuant to Section 13.2.2 (Termination for Cause), then BioCryst will be responsible for the reasonable, documented out-of-pocket costs incurred by Torii directly in connection with the performance of the activities set forth in this Section 13.4 (Effects of Termination). Torii will invoice BioCryst quarterly for the foregoing costs incurred by or on behalf of Torii in such Calendar Quarter, and BioCryst will pay the undisputed invoiced amounts within [***] after the date of any such invoice.

13.5	Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions of this Agreement will survive the expiration or termination of this Agreement: Article 1 (Definitions), Section 2.3 (License Grants to BioCryst), Section 8.3.4 (Transfer Price Payment Reports and Payments) (with respect to payments becoming due during the Term), Section 8.5 (Other Amounts Payable) (with respect to amounts becoming due during the Term), Section 8.8 (Currency; Exchange Rate) (with respect to amounts becoming due during the Term), 8.9 (Blocked Payments) (with respect to amounts becoming due during the Term), 8.10 (Late Payments) (with respect to amounts becoming due during the Term), Section 8.11 (Financial Records and Audits), (with respect to payments becoming due during the Term), Section 9.1 (Duty of Confidence), Section 9.2 (Confidential Information), Section 9.3 (Exemptions), Section 9.4 (Authorized Disclosures), Section 9.6 (Publications), Section 9.8 (Attorney-Client Privilege), Section 10.4 (Covenant Not to Sue), Article 11 (Indemnification), Section 12.1.1 (Ownership), Section 12.1.3 (Practice Under and Other Use of Joint Technology). Section 12.6.3 (Joint Technology), Section 12.6.4 (Cooperation), Section 13.1 (Term), Section 13.3 (Effect of Expiration), Section 13.4 (Effect of Termination), Section 13.5 (Survival), Section 13.6 (Termination Not Sole Remedy), Article 14 (Dispute Resolution), and Article 15 (Miscellaneous).

13.6	Termination Not Sole Remedy. Except as expressly provided in Section 13.2.3 (Failure to Achieve Performance Targets), termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything to the contrary set forth in this Agreement, all other remedies will remain available except as expressly set forth herein.

Article 14
DISPUTE RESOLUTION

14.1	General. The Parties recognize that a dispute may arise relating to this Agreement, including matters that may involve the Affiliates of any Party (a “Dispute”). Except as otherwise expressly set forth in this Agreement, any Dispute other than matters subject to resolution under Article 7 (Governance), will be resolved in accordance with this Article 14 (Dispute Resolution).

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

14.2	Negotiation; Escalation. The Parties will negotiate in good faith and use reasonable efforts to settle any Dispute under this Agreement. Any Dispute as to the breach, enforcement, interpretation, or validity of this Agreement will be referred to the Executive Officers for attempted resolution. If the Executive Officers are unable to resolve such Dispute within [***] after such Dispute is referred to them, then, upon the written request of either Party to the other Party, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Patent Rights or trademark rights (which will be submitted for resolution to a court of competent jurisdiction in the country or region in which such Patent Rights or trademark rights were granted or arose), the Dispute will be subject to arbitration process in accordance with Section 14.3 (Arbitration).

14.3	Arbitration. Any unresolved Dispute that was subject to Section 14.2 (Negotiation; Escalation) will be finally settled by arbitration without the right to appeal, in New York City, before a panel of three arbitrators under the procedural rules of the International Chamber of Commerce (“ICC Rules”). Each Party will nominate an arbitrator, and the Party-nominated arbitrators will agree upon the third (3rd) arbitrator who will be the chair of the arbitrate tribunal. If the two (2) Party-nominated arbitrators are unable to agree upon the chair, then the chair will be selected as provided in the ICC Rules. The arbitration award will be binding upon the Parties and enforceable by any court of competent jurisdiction. The arbitration award will include an award as to costs including attorney fees. These provisions will not prevent a Party from making application to any court of competent jurisdiction seeking equitable relief.

14.4	Injunctive Relief. Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to the dispute resolution procedures set forth in Section 14.2 (Negotiation; Escalation).

14.5	Confidentiality. Any and all activities conducted under this Article 14 (Dispute Resolution), including any and all non-public proceedings and decisions under Section 14.3 (Arbitration), will be the Confidential Information of each of the Parties, and will be subject to the terms of Article 9 (Confidentiality; Publication).

14.6	Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled once the dispute resolution procedures set forth in this Article 14 (Dispute Resolution) have been initiated and for so long as they are pending.

Article 15
MISCELLANEOUS

15.1	Operation Adjustments for [***]. The Parties recognize that it may be necessary to make technical amendments to this Agreement and to enter into agreements or other arrangements with Third Parties to reflect the operational conditions that will be necessitated by the fact that until the Regulatory Responsibility Transfer Date a Third Party will hold the Regulatory Approval for the Licensed Product in the Territory on behalf of BioCryst and such Third Party will purchase from BioCryst and import Licensed Product for resale to Torii (as opposed to Torii holding the Regulatory Approval and BioCryst selling Licensed Product directly to Torii, which will be the case from and after the Regulatory Responsibility Transfer Date). The Parties will enter into all such amendments and agreements or other arrangements with Third Parties as necessary to preserve the intent and practical and economic effect of this Agreement to the greatest extent possible.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

15.2	Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding any provision to the contrary set forth in this Agreement, BioCryst may assign its rights to receive payments under this Agreement to one or more Persons without consent of Torii (including as part of a royalty factoring transaction), and either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (a) in whole or in part to an Affiliate of such Party, or (b) in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition, or similar transaction or series of related transactions; provided that in the case of the foregoing clause (a) or (b), the assigning Party provides written notice of such assignment to the non-assigning Party within [***] after the effective date of such assignment. Any attempted assignment of this Agreement not in accordance with this Section 15.2 (Assignment) will be null, void, and of no legal effect. The terms of this Agreement will be binding upon, and will inure to the benefit of, the Parties and their respected successors and permitted assigns.

15.3	LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR DAMAGES FOR LOSS OF PROFIT IN CONNECTION WITH THIS AGREEMENT, IN EACH CASE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.3 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 (INDEMNIFICATION; BY TORII) OR SECTION 11.2 (INDEMNIFICATION; BY BIOCRYST), OR DAMAGES AVAILABLE TO A PARTY FOR THE OTHER PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO Article 8 (PAYMENTS), MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY SUCH PARTY, TORII’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.6 (EXCLUSIVITY COVENANT) OR THE LICENSES GRANTED TO TORII UNDER THIS AGREEMENT, OR EITHER PARTY’S BREACH OF Article 9 (CONFIDENTIALITY; PUBLICATION).

15.4	Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other, including those set forth in Section 2.1 (License Grants to Torii) and Section 2.3 (License Grants to BioCryst), are and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any foreign counterpart thereto, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or any foreign counterpart thereto. The Parties agree that the Parties will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto. All payments to be made by Torii under this Agreement or any ancillary agreement (such as any supply agreement), including the Upfront Payment, Milestone Payments and Transfer Price Payments, will be considered “royalties” for purposes of Section 365(n) of the U.S. Bankruptcy Code.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

15.5	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, then unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provisions with valid, legal, and enforceable provisions that, insofar as practical, implement the purposes of this Agreement.

15.6	Notices. All notices that are required or permitted hereunder will be in writing, and will specifically refer to this Agreement, will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.6 (Notices) (with a courtesy copy sent by email, which will not constitute notice), and will be deemed to have been given for all purposes (a) when received, if hand-delivered or a dispatched through a reputable courier service, or (b) seven (7) days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to BioCryst:

BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd, Suite 200

Durham, NC 27703, USA

Attention: Chief Executive Officer

with a copy to:

BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd, Suite 200

Durham, NC 27703, USA

Attention: General Counsel

Email: [***]

with a copy to (which will not constitute notice):

Ropes & Gray LLP

800 Boylston Street; Prudential Tower

Boston, MA 02199

Attention: [***]

Email: [***]

If to Torii:

Torii Pharmaceutical Co., Ltd.

Torii Nihonbashi Bldg.,

4-1, Nihonbashi-Honcho 3-chome,

Chuo-ku, Tokyo 103-8439, Japan

Attention: Vice President, Business Development Dept.

with a copy to (which will not constitute notice):

Jones Day

Kamiya-cho prime place,

1-17, Toranomon 4-chome,

Minato-ku, Tokyo 105-0001, Japan

Attention: [***]

Email: [***]

15.7	Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations without giving effect to the conflicts of law provisions thereunder.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

15.8	Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will continue only so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. When the force majeure no longer exists, the affected Party must promptly resume performance. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the non-performing Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, flood or like catastrophe, failure of plant or machinery and act (or failure to act) of a government of any country or of any Governmental Authority (other than as a result of the non-performing Party’s failure to comply with Applicable Law). Notwithstanding any provision to the contrary set forth in this Agreement, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than [***], then the Parties will discuss in good faith the potential modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.9	Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each Party. The foregoing will not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Nondisclosure Agreement.

15.10	Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.

15.11	Independent Contractors. It is expressly agreed that BioCryst and Torii will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither BioCryst nor Torii will have the authority to make any statements, representations, or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.

15.12	Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, either Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Controlled Affiliate (with respect to Torii) or any Affiliate (with respect to BioCryst). Each Party hereby guarantees the performance by any Affiliates of such Party’s obligations under this Agreement and will cause its any such performing Affiliates to comply with the provisions of this Agreement in connection with such performance.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

15.13	Waiver. Any waiver of any provision of this Agreement will be effective only if in writing and signed by BioCryst and Torii. No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default. The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

15.14	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

15.15	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

15.16	Business Day Requirements. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission will be deemed to be required to be taken on the next occurring Business Day.

15.17	Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.18	Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.19	Language; Translations. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between any translation of this Agreement and any non-English translation of this Agreement, this Agreement will prevail.

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

15.20	Counterparts. This Agreement may be executed in any number of counterparts by facsimile or PDF signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of the Page Intentionally Left Blank; Signature Page Follows]

Certain information has been omitted from this exhibit in places marked “[***]” because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Commercialization and License Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

BioCryst Pharmaceuticals, Inc.

By: /s/ Jon P. Stonehouse

Name: Jon P. Stonehouse

Title: Chief Executive Officer

Torii Pharmaceutical Co. Ltd.

By: /s/ Goichi Matsuda

Name: Goichi Matsuda

Title: President

[Signature Page to Commercialization and License Agreement]